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As filed with the Securities and Exchange Commission on March 25, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Select Income REIT
(Exact name of registrant as specified in governing instruments)

Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
(617) 796-8303
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John C. Popeo
Select Income REIT
Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
(617) 796-8303
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Alexander A. Notopoulos Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 (617) 338-2800	Bartholomew Sheehan Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the registration statement becomes effective.

                 If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

                 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

                 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer" "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities being registered	Amount to be Registered	Proposed maximum offering price per common share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Shares of Beneficial Interest, $.01 par value per share	22,000,000	$26.46	$582,120,000	$79,402

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant's common shares as quoted on the New York Stock Exchange on March 21, 2013.

                 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
March 25, 2013

                  Shares

Select Income REIT

Common Shares of Beneficial Interest

              CommonWealth REIT, or CWH, the selling shareholder, is offering            of our common shares of beneficial interest, $.01 par value per share, or the Shares. We will not receive any proceeds from the sale of Shares by the selling shareholder. Our Shares are listed on the New York Stock Exchange, or the NYSE, under the symbol "SIR." On March 21, 2013, the last reported sale price of our Shares on the NYSE was $26.48 per share.

              Investing in our Shares involves risks. See "Risk Factors" on page 12 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling shareholder(1)	$	$

(1)
The selling shareholder estimates that it will incur approximately $1.0 million in expenses in connection with this offering, including the fees and expenses incident to securing any required review by the Financial Industry Regulatory Authority, Inc. (See "Underwriting.").

              Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.

              The Shares will be ready for delivery on or about                        , 2013.

BofA Merrill Lynch

The date of this prospectus is                        , 2013.

              You should rely only on the information contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by us. We have not, the selling shareholder has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, the selling shareholder is not and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus and any free writing prospectus prepared by us is accurate only as of the respective dates of such documents or on the date or dates which are specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

              In this prospectus, unless the context otherwise requires:

  •
  "we," "us," or "our" means Select Income REIT and its consolidated subsidiaries, and includes the accounts of the 251 properties, or the Initial Properties, that were owned by CommonWealth REIT until they were contributed to us by CommonWealth REIT on February 16, 2012;

  •
  "CWH" means CommonWealth REIT and, as the context may require, its consolidated subsidiaries other than us;

  •
  references to the "selling shareholder" refer to CWH, but not any of its subsidiaries;

  •
  our "declaration of trust" and our "bylaws" refer to our Amended and Restated Declaration of Trust and our Amended and Restated Bylaws, respectively;

i

  •
  a "single tenant property" or a property being leased to a "single tenant" means that at least 90% of the rentable square feet of the property is leased to a single tenant;

  •
  a "net leased property" or a property being "net leased" means that the property's lease requires the tenant to pay rent and also pay or reimburse us for all, or substantially all, property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs, other than, in certain circumstances, roof and structural element-related expenditures;

  •
  "annualized rental revenue" as of December 31, 2012 means (i) annualized contractual rent from our tenants as of such date pursuant to existing leases; and (ii) annualized contractual rent for our tenants pursuant to leases in effect on the date of acquisition in the case of acquisitions made in 2013, in each case including straight line rent adjustments and estimated recurring expense reimbursements, but excluding lease value amortization; and

  •
  the Initial Properties include four easements, under which we have granted third parties the right to use a portion of certain of our properties in exchange for regular payments.

              References to websites included in this prospectus are intended to be inactive textual references only and the information on such websites is not incorporated by reference into this prospectus.

STATEMENT CONCERNING LIMITED LIABILITY

              THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING SELECT INCOME REIT, DATED MARCH 9, 2012, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SELECT INCOME REIT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SELECT INCOME REIT. ALL PERSONS DEALING WITH SELECT INCOME REIT IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF SELECT INCOME REIT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

ii

PROSPECTUS SUMMARY

              This summary does not contain all of the information that you should consider before deciding to purchase our Shares. You should read this entire prospectus carefully, especially the risks discussed under "Risk Factors" and the other information contained, or incorporated by reference, in this prospectus before deciding to purchase our Shares.

Our Company

              We are a real estate company formed under the laws of the State of Maryland that primarily owns and invests in single tenant, net leased properties. We intend to elect and qualify for taxation as a real estate investment company, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2012, and to maintain such qualification thereafter. We completed our initial public offering, or IPO, on March 12, 2012. At that time, we owned the Initial Properties which are located in 14 states and have a combined total of approximately 21.4 million rentable square feet. Since our IPO, through the date of this prospectus, we have acquired 21 properties from unrelated third parties with a combined 4.0 million rentable square feet for an aggregate purchase price of $596.3 million, including $26.0 million in assumed debt and excluding closing costs.

              As of December 31, 2012 and pro forma for our recent acquisitions, we owned 272 properties, consisting of (1) 229 properties located on the island of Oahu, HI, or our Hawaii Properties, which included approximately 17.8 million rentable square feet that are primarily leased to industrial and commercial tenants and (2) 43 properties located in 18 states throughout the mainland United States, or our Mainland Properties, which included approximately 7.6 million rentable square feet of office, industrial and other space. These 272 properties had a combined total of approximately 25.4 million rentable square feet and were approximately 95.4% leased (based upon rentable square feet). These 272 properties were leased to 256 different tenants, with a weighted average remaining lease term (based on annualized rental revenue) of approximately 11.8 years.

              For the year ended December 31, 2012 and pro forma for our recent acquisitions, approximately 42.4% of our total revenues were from our Hawaii Properties, most of which are long term leased to tenants, many of whom own buildings and operate their businesses on our land. We believe these investments by our tenants often provide our tenants and their lenders a strong incentive to pay our rents and renew our leases upon expiration. The remainder of our pro forma total revenues, approximately 57.6%, were from our Mainland Properties, which are leased to single tenants pursuant to net leases. We believe that we will be able to continue to grow our portfolio by selectively acquiring additional single tenant, net leased properties located throughout the United States.

Selling Shareholder

              CWH, the selling shareholder, is offering for sale            of our Shares, which it owns. The Shares being offered by CWH represent      % of our currently issued and outstanding Shares. CWH acquired the Shares being sold by CWH directly from us in connection with our formation as a wholly owned subsidiary of CWH in February 2012.

              The Shares owned by CWH are being registered for resale pursuant to the terms of a registration agreement between us and CWH. Under the registration agreement, we have agreed to, among other things, file a registration statement with respect to such Shares being offered hereby, and CWH has agreed to pay all expenses incurred by us relating to the registration and sale of such Shares. Our obligation to register the Shares owned by CWH for resale in this offering is subject to certain conditions and may be terminated in certain circumstances, in each case, as described in the registration agreement. We have agreed to indemnify CWH, its officers, trustees and controlling persons, and CWH has agreed to indemnify us, our officers, Trustees and controlling persons, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities

Act. Alternatively, we and CWH have agreed to contribute to payments that the other may be required to make in respect of those liabilities. For more information about our relationship with CWH, see "Certain Relationships and Related Person Transactions" elsewhere in this prospectus.

Recent Developments

    Investment Activities

              Property Acquisitions.    Since our IPO, through the date of this prospectus, we have acquired 21 properties from unrelated third parties with a combined 4.0 million rentable square feet for an aggregate purchase price of $596.3 million, including assumed debt of $26.0 million and excluding closing costs.

              The following table provides additional information about our post IPO acquisitions:

Property	Primary Tenant	Acquisition Price (in thousands)		Year Built(1)		Rentable Square Feet	Occupancy	Weighted Average Remaining Lease Term (years)(2)
Post IPO Acquisitions through December 31, 2012
1800 Novell Place, Provo, UT	Novell, Inc.	$85,500		2000		405,699	100.0%	12.5
333 Inverness Drive South, Englewood, CO	Sprint/United Management Company	18,900		1998		140,162	100.0%	6.2
235 Great Pond Road, Windsor, CT	Valassis Direct Mail, Inc.	14,951		2004		171,072	100.0%	11.2
1 Targeting Center, Windsor, CT	Valassis Direct Mail, Inc.	12,224		2000		97,256	100.0%	11.2
400 SW 8th Avenue, Topeka, KS	Colgate-Palmolive Company/Hill's Pet Nutrition, Inc.	19,400		2006		143,934	100.0%	11.3
300 Billerica Road, Chelmsford, MA	Kronos Incorporated	12,200	(3)	2006		110,882	100.0%	6.1
2544 Campbell Place, Carlsbad, CA	Arrowhead General Insurance	12,350	(4)	2007		47,500	100.0%	6.9
2548 Campbell Place, Carlsbad, CA	Arrowhead General Insurance	12,350	(4)	2007		47,500	100.0%	6.9
4905 Moores Mill Road, Huntsville, AL	Cinram Group, Inc.	72,782		1997	(5)	1,370,974	100.0%	20.0
350 West Java, Sunnyvale, CA	Ruckus Wireless, Inc.	28,050		1984		96,415	100.0%	10.0
889 Ahua Street, Honolulu, HI	Bacon Universal Company, Inc.	6,300		N/A		49,452	90.0%	0.5
45101-45301 Warp Drive, Sterling, VA	Orbital Sciences Corporation	85,600		2000	(5)	337,228	100.0%	10.6
7001 Columbia Gateway Drive, Columbia, MD	Merkle Group, Inc.	40,500		2008		119,912	100.0%	10.4
3550 Green Court, Ann Arbor, MI	Black and Veatch Corporation	16,906		1998		82,003	100.0%	14.9

Subtotal		438,013				3,219,989		12.7	(6)

Acquisitions after December 31, 2012
16001 Dallas Parkway, Addison, TX	Bank of America, N.A.	105,000		1996		553,799	100.0%	13.0
4907 North 300 West, Provo, UT	Vivint, Inc.	34,720		2009		125,225	100.0%	11.8
3600 Wiseman Boulevard, San Antonio, TX	Hartford Fire Insurance	18,600		2004		99,986	100.0%	8.3

Subtotal		158,320				779,010		12.2	(6)

Total		$596,333				3,998,999		12.5	(6)

(1)
Year built is year developed or year substantial renovations were completed. Substantial renovations are those costing in excess of 25% of our investment in the property.

(2)
Remaining lease term calculated as of the date acquired.

(3)
Acquisition price included $7.5 million of mortgage debt assumed in connection with the acquisition.

(4)
Combined acquisition price included $18.5 million of mortgage debt assumed in connection with the acquisition.

(5)
A major component or structural part of this property was substantially renovated in the year indicated, or the year indicated represents the weighted average age of this property based on rentable square feet for original construction and building additions.

(6)
Average remaining lease term is weighted based on annualized rental revenue as of December 31, 2012.

              In addition, in the ordinary course of our business, we are actively pursuing a pipeline of additional potential acquisitions consistent with our investment strategy. We have identified and are in various stages of either reviewing, bidding for, negotiating contracts or conducting diligence for several potential acquisition opportunities. We cannot assure you that we will acquire any of the properties that we are currently in the process of reviewing, bidding, negotiating or conducting diligence to acquire.

              Investment in Affiliates Insurance Company.    On May 21, 2012, we invested $5.3 million in Affiliates Insurance Company, or AIC, an Indiana insurance company. The shareholders of AIC are currently us, Reit Management & Research LLC, or RMR, our manager, CWH and five other companies to which RMR provides management services. We and each of AIC's other current shareholders each own 12.5% of AIC's common stock. We and the other shareholders of AIC have purchased property insurance providing $500.0 million of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. The current program was entered into in June 2012 and has a one year period. For more information about the relationships and other related person transactions among us, AIC, RMR, CWH and AIC's other shareholders and others affiliated with or related to us or them, and about the risks which may arise as a result of those relationships and transactions, see "Certain Relationships and Related Person Transactions" and "Risk Factors—Risks Related to Our Relationships with CWH and RMR and to Our Organization and Structure."

    Financing Activities

              In March 2012, we entered into a $500.0 million unsecured revolving credit facility, or our revolving credit facility, that is available for general business purposes, including acquisitions. We applied the proceeds of our initial borrowings under our revolving credit facility to repay in full a $400.0 million demand promissory note we issued to CWH, or the CWH Note, and to reimburse CWH for costs that CWH incurred in connection with our organization and preparation for our IPO. In addition, our revolving credit facility includes a feature under which maximum borrowings may be increased to $1.0 billion in certain circumstances. In February 2013, we partially exercised our option to increase the available borrowing amount under our revolving credit facility from $500.0 million to $750.0 million. Borrowings under our revolving credit facility bear interest at LIBOR plus a premium. We also pay a facility fee on the total amount of lending commitments under our revolving credit facility. Both the interest rate premium and the facility fee are subject to adjustment based upon changes to our leverage or credit ratings. As of February 28, 2013, the interest rate premium on our revolving credit facility was 130 basis points and our facility fee was 30 basis points and the interest rate for the amount outstanding under our revolving credit facility was 1.51%. As of March 21, 2013, we had $238.0 million outstanding under our revolving credit facility.

              In July 2012, we entered into a five year $350.0 million unsecured term loan, or our term loan. Our term loan matures on July 11, 2017 and is prepayable without penalty at any time. In addition, our term loan includes a feature under which maximum borrowings may be increased to up to $700.0 million in certain circumstances. Our term loan bears interest at a rate of LIBOR plus a premium, which was 155 basis points as of February 28, 2013. The interest rate premium is subject to adjustment based upon changes to our leverage or credit ratings. We used the net proceeds of our term loan to repay amounts outstanding under our revolving credit facility and to fund general business activities, including acquisitions. As of February 28, 2013, the interest rate for the amount outstanding under our term loan was 1.76%.

              In September 2012, we assumed a mortgage totaling $18.5 million, which was recorded at a fair value of approximately $20.0 million, in connection with our acquisition of properties in Carlsbad, CA. This mortgage bears interest at a rate of 5.950%, requires monthly principal and interest payments and matures in 2017.

              Also in September 2012, we assumed a mortgage totaling $7.5 million, which was recorded at a fair value of approximately $7.9 million, in connection with our acquisition of a property in Chelmsford, MA. This mortgage bears interest at a rate of 5.689%, requires monthly interest only payments and matures in 2016 with the ability to prepay at our option beginning in 2014.

              In December 2012, we sold 8,050,000 Shares, including 1,050,000 Shares sold when the underwriters exercised in full their option to purchase additional Shares, in a public offering at a price of $24.00 per share, raising net proceeds of approximately $182.8 million, after deducting the underwriting discounts and commissions and other offering expenses. We used the net proceeds to partially repay amounts outstanding under our revolving credit facility and for general business activities, including acquisitions.

Distributions

              We intend to pay regular quarterly distributions to holders of our Shares. Our current quarterly distribution rate is $0.42 per Share ($1.68 per Share on an annualized basis). However, the amount and timing of any distributions will be at the discretion of our Board of Trustees and will depend on various factors that our Board of Trustees deems relevant, including our results of operations, our financial condition, debt and equity capital available to us, our expectation of our future capital requirements, our funds from operations, or FFO, normalized funds from operations, or Normalized FFO, restrictive covenants in our financial or other contractual arrangements (including those in our revolving credit facility and term loan agreements), tax law requirements to qualify for taxation as a REIT and restrictions under Maryland law. We paid a quarterly distribution of $0.42 per Share on February 19, 2013 to our shareholders of record as of the close of business on January 22, 2013. We expect our next quarterly distribution, if declared by our Board of Trustees, will be in April 2013 and paid in May 2013. Purchasers of Shares in this offering who continue to hold the Shares on the record date will receive any distribution that our Board of Trustees declares in April 2013. For additional information about our distribution policy, see "Distribution Policy."

Investment Highlights

  •
  Secure income.  As of December 31, 2012 and pro forma for our recent acquisitions, the weighted average remaining lease term of our leases (based on annualized rental revenue) was approximately 11.8 years. We believe that our long term net leases with single tenants reduce our risk of tenant turnover and contribute to the security of our income.

  •
  Tenant diversity.  As of December 31, 2012 and pro forma for our recent acquisitions, our 272 properties were leased to 256 different tenants, and only four of our tenants were responsible for more than 3.0% of our annualized rental revenue: Bank of America, N.A., a large international financial services provider, represented 8.8% of our annualized rental revenue; Orbital Sciences Corporation, an international provider of small and medium class rockets, satellites and other space systems, represented 5.8% of our annualized rental revenue; Cinram Group, Inc., a provider of pre-recorded multimedia and related logistical services, represented 5.2% of our annualized rental revenue; and Novell, Inc., a provider of infrastructure technology, represented 4.5% of our annualized rental revenue. We believe a large portfolio of properties that is leased to many tenants contributes to the security of our revenues.

  •
  Net lease structure.  Most of our leases are net leases, where the tenant either pays directly or reimburses us for all, or substantially all, property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs, other than, in certain circumstances, roof and structural element-related expenditures. As a result, we expect that any changes in property level operating expenses or capital expenditures at our net leased properties will not significantly impact the amount of cash flow received from our leased properties. We believe our net leases reduce the potential impact of increased costs and inflation on us and contribute to the security of our revenues.

  •
  Conservative capitalization.  Our total capitalization on December 31, 2012 was approximately $1.4 billion, including $900.2 million of common equity (65.6%) and $472.8 million of debt (34.4%).

  •
  Experienced management.  We are managed by RMR. RMR has been managing publicly owned REITs since 1986. As of December 31, 2012, RMR had approximately 820 full time employees in its Boston area headquarters and in its 24 regional offices located throughout the United States. The RMR management team has extensive experience in all aspects of real estate operations and leasing. We believe that the quality and depth of management services available to us from RMR could not be duplicated without a significant increase in our overhead costs.

  •
  Internal growth prospects.  A majority of our Hawaii Properties are lands leased for rents that are periodically reset based on fair market values, generally every five to 10 years. Since CWH acquired our Initial Properties located in Hawaii in 2003 and 2005, many of our Hawaii land leases have had at least one rent reset, resulting in a rent increase, on average, of approximately 32.8% over the rent being reset. A significant number of our Hawaii land leases are scheduled to have their rents reset in the next three years. The leases for a majority of our other office and industrial properties include contractual fixed rent increases applicable during their remaining lease terms.

  •
  External growth prospects.  As of March 21, 2013, we had $512.0 million available under our revolving credit facility, which we may use for general business purposes, including acquisitions. We believe that there are significant opportunities to acquire single tenant, net leased properties, especially in suburban areas, and that there is limited competition from well capitalized investors for such properties at this time. We expect to use the extensive nationwide resources of RMR to locate, diligence and selectively acquire such properties.

Our History and Relationship with CWH and RMR

              We were formerly a wholly owned subsidiary of CWH, a NYSE-listed REIT that primarily owns office properties. CWH created us to concentrate its ownership of certain net leased lands located in Hawaii that CWH purchased in 2003 and 2005 from the Damon Estate and the Campbell Estate, respectively, and other net leased properties. On February 16, 2012, CWH contributed the Initial Properties to us and in return we issued to CWH: (1) 22,000,000 Shares (including 1,000 Shares initially issued to CWH on December 21, 2011 in connection with our formation) and (2) the CWH Note. On March 6, 2012, we priced our IPO of 8,000,000 Shares. The sale of those Shares and an additional 1,200,000 Shares pursuant to the full exercise of the underwriters' option to purchase additional Shares closed on March 12, 2012, and we became a public company. Simultaneous with the closing of our IPO, we entered into a $500.0 million revolving credit facility, which we increased to $750.0 million in February 2013, that is available for general business purposes, including acquisitions. We used the net proceeds from our IPO and borrowings under our revolving credit facility to repay in full the CWH Note and to reimburse CWH for costs that CWH incurred in connection with our organization and preparation for our IPO.

              As of March 21, 2013, CWH owned 22,000,000 of our Shares. Upon completion of this offering, CWH will own            of our Shares.

              We do not have any employees. All of the services which might be provided by employees are provided to us by RMR under management agreements. RMR also provides management services to

CWH and to three other NYSE-listed REITs: Senior Housing Properties Trust (NYSE: SNH), or SNH, which primarily owns healthcare, senior living and medical office buildings; Government Properties Income Trust (NYSE: GOV), or GOV, which primarily owns buildings that are majority leased to government tenants; and Hospitality Properties Trust (NYSE: HPT), or HPT, which primarily owns hotels and travel centers. RMR also provides management or other services to other publicly and privately owned businesses. RMR is owned by Barry M. Portnoy and Adam D. Portnoy, who are our Managing Trustees.

              We have entered into two agreements with RMR, a business management agreement and a property management agreement. These agreements require us to pay three types of fees to RMR: (1) an annual business management base fee equal to 0.5% of the historical cost of our properties (0.7% of the cost of the first $250.0 million of properties acquired after our IPO (other than properties acquired from entities managed by RMR)); (2) a property management fee equal to 3% of our gross revenue, plus 5% of any construction costs supervised by RMR; and (3) an annual incentive fee for years beginning after December 31, 2012 based upon annual increases in Normalized FFO Per Share (as defined in our business management agreement). Our business and property management agreements and the fees provided therein are similar to the agreements entered into and fees paid by other REITs managed by RMR. We paid RMR $4.7 million and $3.0 million under the business management agreement and property management agreement, respectively, for the period beginning on March 12, 2012, the date on which we entered into the agreements through December 31, 2012. On a pro forma basis, as if our formation transactions and subsequent acquisitions were completed on January 1, 2012, the annualized business management base fee payable by us to RMR would be approximately $8.3 million and the property management fee payable by us to RMR would be approximately $5.0 million. The amount of each of the business management base fee and property management fee we pay to RMR in respect of the Initial Properties approximately equals the reduction in the same fees which CWH pays to RMR. Accordingly, RMR is not expected to receive any increase in management fees as a result of the transfer of properties we have acquired or may acquire from CWH. For additional information concerning our agreements with RMR and the fees we pay RMR, see "Manager."

              In our management agreements with RMR, we acknowledge that RMR manages other businesses, including the four NYSE-listed REITs listed above, and is not required to present us with investment opportunities that RMR determines are within the investment focus of another business managed by RMR. RMR has discretion to determine which investment opportunities to present to us or to other businesses it manages. We have also agreed with RMR to first offer any property that we determine to sell and that is within the principal investment focus of another REIT managed by RMR to such REIT prior to entering into any sale or other disposition arrangement with respect to such property. Each of the four NYSE-listed REITs listed above has agreed to a similar right of first offer under its business management agreement with RMR.

              We believe our relationship with RMR benefits us because we believe the quality and depth of management expertise and experience available to us from RMR could not be duplicated without a significant increase in our overhead costs.

Summary Risk Factors

              You should carefully consider the matters discussed in the "Risk Factors" section of this prospectus prior to deciding whether to invest in our Shares. An investment in our Shares will be impacted by certain risks, including:

  •
  The U.S. economy has recently experienced a recession and the recovery to date has been slow, unsteady and incomplete. As a result, some of our tenants may become unable to pay our rents and the values of our properties may decline.

  •
  When we reset rents, renew leases or lease to new tenants, our rents may decline and our expenses may increase.

  •
  If interest rates increase, our interest expense will increase and our earnings will decrease.

  •
  When interest rates increase, the market prices of distribution paying shares like ours often decrease.

  •
  We currently have a concentration of properties on the island of Oahu, HI, which contributed approximately 42.4% of our total revenues for the year ended December 31, 2012 and pro forma for our recent acquisitions.

  •
  Litigation against CWH and its trustees could adversely affect us and our Shares.

  •
  Our management structure and agreements and relationships with CWH and RMR may restrict our investment activities and may create conflicts of interest or the perception of such conflicts.

  •
  There is no assurance that we will continue to make distributions on our Shares.

  •
  The trading market for our Shares may be volatile.

  •
  Our failure to qualify or remain qualified for taxation as a REIT for U.S. federal income tax purposes could have significant adverse consequences.

Emerging Growth Company

              We are an "emerging growth company," as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have chosen to "opt out" of the extended transition period related to new or revised accounting standards, and as a result we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We have availed ourselves of certain scaled compensation disclosure pursuant to the JOBS Act, and we may elect to take advantage of additional exemptions available to us under the JOBS Act.

              We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year during which our total annual gross revenues equal or exceed $1 billion (subject to adjustment for inflation), (2) the last day of the fiscal year following the fifth anniversary of our IPO, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (4) the date on which we are deemed a large accelerated filer under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our Address

              Our principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634 and our telephone number is (617) 796-8303.

Summary Historical and Pro Forma Financial Information

              You should read the following summary selected historical and pro forma financial information in conjunction with "Selected Historical and Pro Forma Financial Information" included elsewhere in this propectus, the Unaudited Pro Forma Consolidated Financial Statements of Select Income REIT included in our Current Report on Form 8-K dated March 25, 2013, or our March Current Report, and the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2012, or our Annual Report.

              The summary selected historical operating and cash flow information for the years ended December 31, 2012, 2011 and 2010 and the summary selected historical balance sheet information as of December 31, 2012 and 2011 have been derived from the audited Consolidated Financial Statements of Select Income REIT included in our Annual Report. The summary selected pro forma operating information for the year ended December 31, 2012 and the summary selected pro forma balance sheet information as of December 31, 2012 have been derived from the Unaudited Pro Forma Consolidated Financial Statements of Select Income REIT included in our March Current Report. The summary selected historical and pro forma financial information in this section are not intended to replace these audited and unaudited financial statements.

              The pro forma operating and balance sheet information below have been adjusted to reflect our acquisitions completed since December 31, 2012. The operating information has also been adjusted to reflect our formation transactions, our IPO and the application of the net proceeds therefrom, our term loan, our post IPO acquisitions completed on or before December 31, 2012, and completion of our equity offering in December 2012 and the application of the net proceeds therefrom. Operating information has been adjusted as if the transactions giving rise to the adjustments had been consummated on January 1, 2012.

              The summary selected historical and pro forma financial information below and the selected historical and pro forma financial information included elsewhere in this prospectus do not necessarily reflect what our results of operations, liquidity, financial position and cash flows would have been if we had operated as a stand alone company during all periods presented, and, accordingly, this historical and pro forma information should not be relied upon as an indicator of our future performance.

              All amounts are in thousands, except number of properties data.

	Year ended December 31,
	2010	2011	2012	2012 Pro Forma
				(unaudited)
Operating information
Revenues:
Rental income	$80,933	$91,775	$105,559	$148,441
Tenant reimbursements and other income	15,042	16,847	17,231	29,865

Total revenues	95,975	108,622	122,790	178,306
Expenses:
Real estate taxes	13,817	14,709	15,370	19,179
Other operating expenses	7,689	8,237	8,426	18,033
Depreciation and amortization	8,160	11,205	14,860	28,796
Acquisition related costs	386	—	2,470	—
General and administrative	5,351	5,528	8,203	10,818

Total expenses	35,403	39,679	49,329	76,826

Operating income	60,572	68,943	73,461	101,480
Interest expense	—	—	(7,565)	(14,520)
Equity in earnings of an investee	—	—	269	269

Net income before tax expense	60,572	68,943	66,165	87,229
Income tax expense	—	—	(290)	(290)

Net income	$60,572	$68,943	$65,875	$86,939

	As of December 31,
	2011	2012	2012 Pro forma
			(unaudited)
Balance sheet information
Total real estate properties (before depreciation)	$907,336	$1,295,778	$1,445,488
Total assets (after depreciation)	$954,532	$1,430,652	$1,578,931
Total debt	$—	$472,778	$620,778

	Year ended December 31,
	2010	2011	2012
Cash flow information
Provided by operating activities	$67,462	$73,814	$80,495
Used in investing activities	$(75,217)	$(11,574)	$(427,615)
Provided by (used in) financing activities	$7,755	$(62,240)	$367,493

	Year ended December 31,
	2010	2011	2012	2012 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Other information
Shares outstanding at end of period	—	—	39,282,592	39,282,592
Number of properties at end of period	250	251	267	272
Percent leased at end of period	96.3%	95.3%	95.3%	95.4%
NOI(1)	$74,469	$85,676	$98,994	$141,094
FFO(2)	$68,732	$80,148	$80,735	$115,735
Normalized FFO(3)	$69,118	$80,148	$83,205	$115,735

(1)
Represents net operating income, or NOI, which we define as income from our rental of real estate less our property operating expenses. See "Selected Historical and Pro Forma Financial Information" for a more detailed explanation of NOI and a reconciliation of our total revenues to NOI.

(2)
Represents FFO, as defined by The National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income, computed in accordance with U.S. generally accepted accounting principles, or GAAP, plus real estate depreciation and amortization. See "Selected Historical and Pro Forma Financial Information" for a more detailed explanation of FFO and a reconciliation of our net income to FFO.

(3)
Our calculation of Normalized FFO differs from NAREIT's definition of FFO because we exclude acquisition related costs. See "Selected Historical and Pro Forma Financial Information" for a more detailed explanation of Normalized FFO and a reconciliation of our net income to Normalized FFO.

RISK FACTORS

              Investing in our Shares involves risks. The risks described below are all of the material risks that we have identified at this time. You should carefully consider all of the risks described below and the other information contained, or incorporated by reference, in this prospectus before deciding to buy our Shares. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, liquidity, results of operations and ability to meet our obligations and make or sustain distributions on our Shares, which could cause the market price of our Shares to decrease and result in a partial or complete loss of your investment in our Shares. Additional risks that we do not know of, or that we currently think are immaterial, may also become important factors that adversely affect us.

Risks Related to Our Business

The U.S. economy has recently experienced a recession and the recovery to date has been slow, unsteady and incomplete. As a result, some of our tenants may become unable to pay our rents and the values of our properties may decline.

              The U.S. economy has recently experienced a recession and the recovery to date has been slow, unsteady and incomplete. If these general economic conditions persist or worsen, our business, prospects, financial condition, liquidity, results of operations and ability to meet our obligations and make or sustain distributions on our Shares may be materially and adversely affected, including as follows:

  •
  our tenants may become unable or unwilling to pay our rents;

  •
  the demand for leased land in Hawaii or for leased office and industrial space across the country may decline, and the rents we can charge when our tenants' rents are reset, leases are renewed or new leases are entered into may be lower than the rents we now charge;

  •
  we may be unable to lease our properties which become vacant as our leases expire or if our tenants default;

  •
  the market values of our properties may decline; and

  •
  access to capital markets may become difficult, expensive or impossible, and our ability to obtain debt or equity capital to fund our operations, meet our obligations, purchase additional properties or otherwise conduct our business may be materially and adversely affected or eliminated.

When we reset rents, renew leases or lease to new tenants, our rents may decline and our expenses may increase.

              When we reset rents, renew leases or lease to new tenants we may receive less rent than we currently receive. A majority of our Hawaii land leases require the rent to periodically be reset based on fair market values, which could result in rental increases or decreases. Our ability to increase rents when rent resets occur will depend upon then prevailing market conditions that are beyond our control. Further, our leases in Hawaii typically provide for appraisal proceedings to determine fair market value if we cannot reach agreement with our tenants on the rent reset amount. Accordingly, there can be no assurance that the historical increases which we or CWH achieved in prior rent resets will be repeated in the future. While rent resets involving our Hawaii land leases have, in the aggregate, resulted in rent increases during the period of our and CWH's ownership, in some instances rent resets have resulted in rent decreases. Additionally, a downturn in economic conditions in Hawaii may cause reduced market rents for our properties when rents are reset, which could lead to a reduction in our revenues.

              When we lease to new tenants or renew leases we may have to spend substantial amounts for leasing commissions, tenant improvements or other tenant inducements. Many of our leases are for properties that are specially suited to the particular business of our tenants. Because these properties have been designed or physically modified for a particular tenant, if the current lease is terminated or not renewed, we may be required to renovate the property at substantial costs, decrease the rent we charge or provide other concessions in order to lease the property to another tenant.

Increasing interest rates may adversely affect us and the value of an investment in our Shares.

              Interest rates are currently at historically low levels and may increase. Increasing interest rates may adversely affect us and the value of your investment in our Shares, including in the following ways:

  •
  Amounts outstanding under our revolving credit facility and term loan bear interest at variable interest rates. When interest rates increase, so will our interest costs, which could adversely affect our cash flow, our ability to pay principal and interest on our debt, our cost of refinancing our debt when it becomes due and our ability to make or sustain distributions on our Shares. Additionally, if we choose to hedge our interest rate risk, there can be no assurance that the hedge will be effective or that our hedging counterparty will meet its obligations to us.

  •
  An increase in interest rates could decrease the amount buyers may be willing to pay for our properties, thereby reducing the market value of our properties and limiting our ability to sell properties or to obtain mortgage financing secured by our properties. Further, increased interest rates may effectively increase the cost of properties we acquire to the extent we utilize leverage for those acquisitions and may result in a reduction in our acquisitions to the extent we reduce the amount we offer to pay for properties, due to the effect of increased interest rates, to a price that sellers may not accept.

  •
  We expect to make regular distributions on our Shares. When interest rates on debt investments available to investors rise, the market prices of distribution paying securities like ours often decline. Accordingly, if interest rates rise, the market price of our Shares may decline.

We currently have a concentration of properties on the island of Oahu, HI, which contributed approximately 42.4% of our total revenues for the year ended December 31, 2012 and pro forma for our recent acquisitions.

              Approximately 42.4% of our total revenues for the year ended December 31, 2012 and pro forma for our recent acquisitions were received from our properties located on the island of Oahu, HI. Consequently, we are significantly affected by Hawaii's economy. Hawaii's economy is heavily influenced by tourism. A decline in tourism to Hawaii may affect our Hawaii tenants' ability to pay rent to us and could adversely affect us.

              Oahu's remote location on a volcanic island makes our properties there vulnerable to certain risks from natural disasters, such as tsunamis, hurricanes, flooding, volcanic eruptions and earthquakes, which could cause damage to our properties, affect our Hawaii tenants' ability to pay rent to us and cause the value of our properties to decline.

When we renew leases or lease to new tenants of our properties our rents may decline and our expenses may increase and changes in tenants' requirements for leased space may adversely affect us.

              When we renew leases or lease to new tenants of our properties we may receive less rent than we currently receive. Market conditions may require us to lower our rents to retain tenants at our properties. When we lease to new tenants or renew leases for our properties we may have to spend substantial amounts for leasing commissions, tenant improvements or other tenant inducements. Many of our leases for our properties are specially suited to the particular business of our tenants. Because these properties have been designed or physically modified for a particular tenant, if the current lease is terminated or not renewed, we may be required to renovate the property at substantial costs, decrease the rent we charge or provide other concessions in order to lease the property to another tenant. In general, tenants have been increasingly seeking to increase their space utilization under their leases, including reducing the amount of square footage per employee at leased properties, which may reduce the demand for leased space. If a significant number of such events occur, our income and cash flow may materially decline and our ability to make regular distributions on our Shares may be jeopardized.

Our ability to increase rents in Hawaii may be curtailed in the future by government action.

              In July 2009, the Hawaii state legislature enacted legislation which would have limited rent increases at certain of our leased industrial and commercial properties in Hawaii. In May 2010, the U.S. District Court in Hawaii ruled that this legislation violated the U.S. Constitution and was unenforceable. In October 2010, CWH entered a settlement agreement with the State of Hawaii pursuant to which the State's appeal of this decision was dismissed with prejudice in return for CWH's agreement not to pursue its attorneys' fees from the State. The Hawaii state legislature may in the future adopt laws to limit rent increases at our properties in Hawaii, and, even if we are successful in challenging such laws, the cost of doing so is likely to be more material to us than it was to CWH because of our smaller size.

Substantially all of our properties are leased to single tenants and the large majority are leased to tenants that are not rated.

              Substantially all of our total revenues as of December 31, 2012 were from properties leased to single tenants. We expect that we will continue to derive substantially all of our revenues from single tenant properties and, therefore, the success of single tenant properties will be materially dependent on the performance of those tenants under their respective leases. Tenant defaults or failure to renew leases upon termination will adversely impact our revenues. In addition to not realizing rental income, many property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs, other than, in certain circumstances, roof and structural element-related expenditures, are paid or reimbursed by our tenants pursuant to our leases, and a tenant default could leave us responsible for paying these expenses. Because our properties are leased to single tenants, the adverse impact of tenant defaults or non-renewals is likely to be greater than would be the case if our properties were leased to multiple tenants.

              The occurrence of a tenant bankruptcy or insolvency could diminish the income we receive from that tenant's lease. If a tenant becomes bankrupt or insolvent, federal law may prohibit us from evicting such a tenant based solely upon such bankruptcy or insolvency. In addition, a bankrupt or insolvent tenant may be authorized to reject and terminate its lease with us. Any claims against a bankrupt tenant for unpaid future rent would be subject to statutory limitations that would likely result in our receipt of rental income that is substantially less than the contractually specified rent we are owed under the lease. In addition, any claim we have for unpaid past rent may not be paid in full.

              The large majority of our properties are leased to tenants who are not rated by any nationally recognized statistical rating organization. It is more difficult to assess the ability of a tenant that is not rated to meet its obligations to us than that of a rated tenant.

Our failure or inability to meet certain terms of our revolving credit facility or term loan agreements would adversely affect our business and may prevent us from making distributions on our Shares.

              Our revolving credit facility agreement includes various conditions to our borrowing, and our revolving credit facility and term loan agreements include various financial and other covenants, including covenants requiring us to maintain certain minimum debt service coverage and leverage ratios, and events of default. We may not be able to satisfy all of these conditions or may default on some of these covenants for various reasons, including matters which are beyond our control. If we are unable to borrow under our revolving credit facility, we may be unable to meet our business obligations or to grow by buying additional properties, or we may be required to sell some of our properties. If we default under our revolving credit facility or term loan agreements, our lenders may demand immediate payment and our lenders under our revolving credit facility may elect not to make further borrowings available to us. Additionally, during the continuance of any event of default under either agreement, we will be limited or in some cases prohibited from making distributions on our Shares. Any default under our revolving credit facility or term loan agreements would likely have serious and adverse consequences to us and would likely cause the market price of our Shares to materially decline.

              In the future, we may obtain additional debt financing, and the covenants and conditions which apply to any such additional indebtedness may be more restrictive than the covenants and conditions contained in our revolving credit facility and term loan agreements. Defaults under our future debt would likely have the same consequences as described above.

We may be unable to access the capital necessary to repay our debts, invest in our properties or fund acquisitions.

              We intend to elect and qualify for taxation as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2012, and to maintain such qualification thereafter. To qualify for taxation as a REIT, we will be required to distribute at least 90% of our annual REIT taxable income (excluding capital gains) and satisfy a number of organizational and operational requirements to which REITs are subject. Accordingly, we generally will not be able to retain sufficient cash from operations to repay debts, invest in our properties or fund acquisitions. Our business and growth strategies depend, in part, upon our ability to raise additional capital at reasonable costs to repay our debts, invest in our properties and fund acquisitions. Because of the volatility in the availability of capital to businesses on a global basis and the increased volatility in most debt and equity markets generally, our ability to raise reasonably priced capital is not guaranteed; we may be unable to raise reasonably priced capital because of reasons related to our business or for reasons beyond our control, such as market conditions. Additionally, since we are a recently formed company with a limited operating history, it may be more difficult for us to raise reasonably priced capital than other companies, many of which have established financing programs and, in some cases, investment grade credit ratings. Though we intend to manage our leverage in a way that may eventually permit us to achieve an investment grade rating, there can be no assurance that we will be able to achieve an investment grade rating or when we might do so. If we are unable to achieve an investment grade rating, we believe our ability to issue reasonably priced unsecured debt may be limited. If we are unable to raise reasonably priced capital, our business and growth strategies may fail and we may be unable to qualify for taxation as and to remain a REIT.

We may be unable to acquire additional properties and grow our business.

              An element of our business plan involves the acquisition of additional properties. We cannot assure you that we will be able to consummate attractive acquisition opportunities or that acquisitions we make will be successful.

              Notwithstanding pre-acquisition due diligence, we do not believe that it is possible to fully understand a property before it is owned and operated for an extended period of time; therefore, we could acquire a property with undisclosed defects, and we might encounter unanticipated difficulties and expenditures relating to any acquired property. Newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. We might never realize the anticipated benefits of an acquisition. After our acquisition of a property, the market in which the property is located may experience unexpected changes that adversely affect the property's value. The occupancy of properties that we acquire may decline during our ownership, which would be of particular consequence as our properties are typically single tenant leased, and rents that are in effect at the time a property is acquired may decline thereafter. Also, acquisitions may not yield the returns we expect and acquisitions financed with debt or new equity issuances may result in shareholder dilution. In addition, our revolving credit facility agreement and our term loan agreement limit our future investments in certain areas relative to our total asset value, and this may limit our ability to acquire properties that we would like to acquire. For these reasons, among others, our business plan to acquire additional properties may not succeed or may cause us losses.

We face significant competition.

              We face significant competition for acquisition opportunities from other investors, including publicly traded and private REITs, numerous financial institutions, individuals and public and private companies. Because of competition, we may be unable to, or may pay a significantly increased purchase price to, acquire a desired property. Some of our competitors may have greater financial and management resources than we have.

              In addition, substantially all of our properties face competition for tenants. Some competing properties may be newer, better located or more attractive to tenants. Competing properties may have lower rates of occupancy than our properties, which may result in competing owners offering available space at lower rents than we offer at our properties. This competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge.

Ownership of real estate is subject to environmental and climate change risks.

              Ownership of real estate is subject to risks associated with environmental hazards. We may be liable for environmental hazards at, or migrating from, our properties, including those created by prior owners or occupants, existing tenants, abutters or other persons. Various federal and state laws impose liabilities upon property owners, such as us, for any environmental damages arising at, or migrating from, properties they own or occupy, and there can be no assurance that we will not be held liable for environmental investigation and clean up at, or near, our properties, including at sites we own and lease to our tenants. As an owner or previous owner of properties which contain environmental hazards, we also may be liable to pay damages to governmental agencies or third parties for costs and damages they incur arising from environmental hazards at, or migrating from, our properties. Moreover, the costs and damages which may arise from environmental hazards are often difficult to project and may be substantial.

              Although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant's activities on the property, we could be subject to strict liability by virtue of our ownership interest. We cannot be sure that our tenants will satisfy their indemnification obligations, if any, under our leases. Furthermore, the discovery of contamination or violations of environmental laws on any of our properties could lead to significant remediation costs or fines, penalties, or other liabilities or obligations attributable to the tenant of that property. Such liabilities or obligations may affect a tenant's ability to make payments to us, including rental payments and, where applicable, indemnification payments. When we acquired the Initial Properties from CWH, we agreed to indemnify CWH against all environmental liabilities with respect to the Initial Properties.

              Certain of our properties are used or have been used for industrial purposes. Though we have reviewed these and our other properties for potential environmental liabilities and have established a reserve for potential costs that may be incurred as a result of environmental contamination, no assurance can be given that we have identified all potential environmental liabilities or that our reserve will be sufficient to cover any costs we may incur relating to environmental matters. Some of these properties contain, or may have contained, or are adjacent to or near other properties that contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. Our exposure to these tanks creates the potential for the release of petroleum products or other hazardous or toxic substances onto our properties. In addition, certain of our properties are on or are adjacent to or near other properties upon which others, including former owners or tenants, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

              We do not have any insurance designated to limit any losses that we may incur as a result of known or unknown environmental conditions which are not caused by an insured event, such as, for example, fire or flood. As of December 31, 2012, we had reserved approximately $8.6 million for potential environmental liabilities. The environmental reserve CWH applied to the Initial Properties historically did not vary significantly from year to year and the actual historical costs to remediate certain environmental issues have not deviated significantly from the corresponding reserve amount. Nevertheless, environmental exposures are difficult to assess and estimate for numerous reasons, including uncertainty about the extent of contamination, alternative treatment methods that may be applied, location of the property which subjects it to differing local laws and regulations and their interpretations, as well as the time it takes to remediate contamination. In developing reserves for potential environmental liability on a property by property basis, we consider among other things, enacted laws and regulations, assessments of contamination and surrounding geology, quality of information available, currently available technologies for treatment, alternative methods of remediation and prior experience. Environmental reserves are based on estimates which are subject to significant change and are adjusted as the remediation treatment progresses, as circumstances change and as environmental contingencies become more clearly defined and reasonably estimable. We do not believe that there are environmental conditions at any of our properties that will materially and adversely affect us. However, there can be no assurance that environmental conditions present at our properties or costs we may be required to incur in the future to address environmental contamination will not materially and adversely affect us.

              We believe any asbestos in our buildings is contained in accordance with current regulations, and we have no current plans to remove it. If we removed the asbestos or demolished these properties, certain environmental regulations govern the manner in which the asbestos must be handled and removed, and we could incur substantial costs complying with such regulations.

              The current political debate about climate change has resulted in various treaties, laws and regulations which are intended to limit carbon emissions. We believe these laws being enacted or proposed may cause energy costs at our properties to increase. Laws enacted to mitigate climate change may make some of our buildings obsolete or cause us to make material investments in our properties which could materially and adversely affect our financial condition and results of operations. For more information regarding climate change matters and their possible adverse impact on us, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Impact of Climate Change" in our Annual Report.

Real estate ownership creates risks and liabilities.

              In addition to the risks related to environmental hazards and climate change, our business is subject to other risks associated with real estate ownership, including:

  •
  the illiquid nature of real estate markets which limits our ability to sell our assets rapidly to respond to changing market conditions;

  •
  the subjectivity of real estate valuations and changes in such valuations over time;

  •
  costs that may be incurred relating to property maintenance and repair, and the need to make expenditures due to changes in governmental regulations, including the Americans with Disabilities Act;

  •
  legislative and regulatory developments that may occur at the federal, state and local levels that have direct or indirect impact on the ownership, leasing and operation of our properties;

  •
  property and casualty losses; and

  •
  litigation incidental to our business.

We have substantial debt obligations and may incur additional debt.

              As of December 31, 2012, we had $472.8 million in debt outstanding, which was 34.4% of our total book capitalization. Our revolving credit facility and term loan agreements permit us and our subsidiaries to incur additional debt, including secured debt. If we default in paying any of our debts or honoring our debt covenants, it may create one or more cross defaults, our debts may be accelerated and we could be forced to liquidate our assets for less than the values we would receive in a more orderly process, any of which could materially and adversely affect us.

Insurance on our properties may not adequately cover all losses and uninsured losses could materially and adversely affect us.

              Generally, our tenants are responsible for the costs of insurance coverage for the properties we lease to them, including for casualty, including fire and extended coverage, and liability. Either we purchase the insurance ourselves and our tenants are required to reimburse us, or the tenants buy the insurance directly and are required to list us as an insured party. Depending upon the location of the property, including our properties located in Hawaii, losses of a catastrophic nature, such as those caused by tsunamis, hurricanes, flooding, volcanic eruptions and earthquakes, may be covered by insurance policies with limitations such as large deductibles or co-payments that a tenant may not be able to meet. Under certain circumstances insurance proceeds may not be adequate to restore our economic position with respect to an affected property and we could be materially and adversely affected. Furthermore, we do not have any insurance designated to limit any losses that we may incur as a result of known or unknown environmental conditions which are not caused by an insured event, such as, for example, fire or flood.

We rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

              We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information and to manage or support a variety of our business processes, including financial transactions and maintenance of records, which may include personal identifying information of tenants and lease data. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing confidential tenant information, such as individually identifiable information relating to financial accounts. Although we have taken steps to protect the security of the data maintained in our information systems, it is possible that our security measures will not be able to prevent the systems' improper functioning, or the improper disclosure of personally identifiable information such as in the event of cyber attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of our information systems could interrupt our operations, damage our reputation, subject us to liability claims or regulatory penalties and could materially and adversely affect us.

Changes in lease accounting standards may materially and adversely affect us.

              The Financial Accounting Standards Board has proposed accounting rules that would require companies to capitalize all leases on their balance sheets by recognizing a lessee's rights and obligations. If such a proposal is adopted, many companies that account for certain leases on an "off balance sheet" basis would be required to account for such leases "on balance sheet." This change would remove many of the differences in the way companies account for owned property and leased property, and could have a material effect on various aspects of our tenants' businesses, including their credit quality and the factors they consider in deciding whether to own or lease properties. If the proposal is adopted, it could cause companies that lease properties to prefer shorter lease terms, in an effort to reduce the leasing liability required to be recorded on their balance sheets. The proposal could also make lease renewal options less attractive, as, under certain circumstances, the rule would require a tenant to assume that a renewal right will be exercised and accrue a liability relating to the longer lease term.

We are an emerging growth company, as defined in the JOBS Act, and our ability to rely on the reduced reporting requirements applicable to emerging growth companies may make our Shares less attractive to investors, may reduce the trading volume of our Shares, may depress the price of our Shares and may result in increased volatility in the price of our Shares.

              We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. To the extent that we have taken or in the future take advantage of any of these exemptions, we do not know if some investors will find our Shares less attractive. The result may be a less active trading market for our Shares and the price of our Shares may be more volatile or depressed.

Risks Related to Our Relationships with CWH and RMR and to Our Organization and Structure

CWH currently owns 56.0% of our outstanding Shares and, depending on the number of Shares it sells in this offering, may continue to own a significant amount of our Shares. As a result, investors in our securities currently have, and may continue to have, less influence over our business than shareholders of most other publicly owned companies.

              For so long as CWH continues to retain a significant ownership stake in us, CWH may be able to elect all of the members of our Board of Trustees, including our Independent Trustees, and may effectively control the outcome of shareholder actions. As a result, CWH may have the ability to control all matters affecting us, including:

  •
  our management, business plans and policies, including the appointment and removal of our officers;

  •
  determinations with respect to mergers and other business combinations;

  •
  our acquisition or disposition of assets;

  •
  our financing activities;

  •
  sales and issuances of our securities;

  •
  any amendments to our transaction agreement with CWH;

  •
  any amendments to our management agreements with RMR;

  •
  the making of distributions on our Shares; and

  •
  determining the number of our Shares available for issuance under our equity compensation plan adopted in 2012, or our Equity Compensation Plan.

              For so long as CWH retains significant ownership in us, other parties may be discouraged from pursuing transactions involving a change of control, including transactions in which a holder of our Shares might otherwise receive a premium for such holder's Shares over the then current market price.

CWH is a party to litigation in connection with its recently completed equity offering and tender offer, and similar litigation could be filed with respect to this offering.

              Several lawsuits were brought, and are still pending, against CWH and its trustees with respect to its recently completed equity offering and tender offer for certain of its debt securities. The plaintiffs in the lawsuits sought, among other things, to enjoin CWH's equity offering and tender offer for certain of its debt securities, for which the net proceeds of the equity offering were to be used. CWH has indicated that the net proceeds of this offering are expected to be used to repay indebtedness and for general corporate purposes. Although the injunction was denied, the plaintiffs in the lawsuits also made various allegations against CWH and its trustees, including claims of breach of fiduciary duty and corporate waste.

              Due to similarities in management and governance between us and CWH, there can be no assurance that the plaintiffs in that litigation, or other plaintiffs, will not seek to enjoin this offering or will not bring similar claims against CWH or us or our respective trustees with respect to this offering, or, if such an injunction is sought or such claims are brought, that they will not be successful. Any such proceedings or the perception that they may occur could result in adverse consequences, any of which could be material, including a decrease in the trading price of our Shares to or below prior trading levels and additional volatility in the trading price of our Shares. Such proceedings or perceptions also could adversely affect this offering and its completion, which also could have negative consequences to us and the trading price of our Shares. Further, proceedings could be costly and could divert our management's time and attention from the operation of our business.

We are dependent upon RMR to manage our business and implement our growth strategy.

              We have no employees. Personnel and services that we require are provided to us under contracts with RMR. Our ability to achieve our business objectives depends on RMR and its ability to manage our properties, identify and complete new acquisitions for us and to execute our financing strategy. Accordingly, our business is dependent upon RMR's business contacts, its ability to successfully hire, train, supervise and manage its personnel and its ability to maintain its operating systems. If we lose the services provided by RMR or its key personnel, our business and growth prospects may decline. We may be unable to duplicate the quality and depth of management available to us by becoming a self managed company or by hiring another manager. Also, in the event RMR is unwilling or unable to continue to provide management services to us, our cost of obtaining substitute services may be greater than the fees we pay RMR under our management agreements, and as a result our expenses may increase.

Our management structure and agreements and relationships with CWH and RMR may restrict our investment activities and may create conflicts of interest or the perception of such conflicts.

              RMR is authorized to follow broad operating and investment guidelines and, therefore, has discretion in determining the types of properties that will be appropriate investments for us, as well as our individual operating and investment decisions. Our Board of Trustees periodically reviews our operating and investment guidelines and our operating activities and investments but it does not review or approve each decision made by RMR on our behalf. In addition, in conducting periodic reviews, our

Board of Trustees relies primarily on information provided to it by RMR. RMR is beneficially owned by our Managing Trustees, Barry M. Portnoy and Adam D. Portnoy.

              In our management agreements with RMR, we acknowledge that RMR manages other businesses, including four other NYSE-listed REITs, and is not required to present us with investment opportunities that RMR determines are within the investment focus of another business managed by RMR. RMR has discretion to determine which investment opportunities to present to us or to other businesses it manages. Accordingly, we may lose investment opportunities to, and may compete for tenants with, CWH and other businesses managed by RMR. We have also agreed with RMR to first offer any property that we determine to sell and that is within the principal investment focus of another REIT managed by RMR to such REIT prior to entering into any sale or other disposition arrangement with respect to such property.

              RMR also acts as the manager for CWH and three other NYSE-listed REITs: GOV, HPT and SNH. RMR also provides services to other publicly and privately owned companies, including Five Star Quality Care, Inc., or Five Star, which operates senior living communities; TravelCenters of America LLC, or TravelCenters, which operates and franchises travel centers; and Sonesta International Hotels Corporation, or Sonesta, which operates, manages and franchises hotels, resorts and cruise ships. These multiple responsibilities to public companies and other businesses could create competition for the time and efforts of RMR and Barry M. Portnoy and Adam D. Portnoy. Also, RMR's multiple responsibilities to us and CWH may create potential conflicts of interest, or the appearance of such conflicts of interest. In addition, we participate with RMR, CWH, GOV, HPT, SNH, Five Star and TravelCenters in a combined insurance program through AIC. Along with RMR, CWH, GOV, HPT, SNH, Five Star and TravelCenters we have invested in AIC, and all of our Trustees are directors of AIC.

              Barry M. Portnoy is Chairman and an employee of RMR and Adam D. Portnoy is President, Chief Executive Officer and a director of RMR. All of the members of our Board of Trustees, including our independent Trustees, are members of one or more boards of trustees or directors of other companies to which RMR provides management services. One of our Independent Trustees, William A. Lamkin, is an Independent Trustee of CWH. Our executive officers are also officers of RMR, CWH or other companies to which RMR provides management services. In addition, Adam D. Portnoy is President of CWH. The foregoing individuals may hold equity in or positions with other companies to which RMR provides management services. Such equity ownership and positions by our Trustees and officers could create, or appear to create, conflicts of interest with respect to matters involving us, RMR and its related parties.

Our management agreements with RMR were negotiated between related parties and may not be as favorable to us as they would have been if negotiated between unrelated parties.

              We pay RMR fees based in part upon the historical cost of our investments to CWH which at any time may be more or less than the fair market value of those investments, the gross revenue we collect from tenants and the cost of construction we incur at our properties which is supervised by RMR, plus an incentive fee for years beginning after December 31, 2012 based upon certain increases in our Normalized FFO Per Share (as defined in our business management agreement with RMR). Our fee arrangements with RMR could encourage RMR to advocate acquisitions of properties, to undertake construction activities or to overpay for acquisitions or construction. These arrangements may also encourage RMR to discourage our sales of properties. Our management agreements were negotiated between related parties and the terms, including the fees payable to RMR, may not be as favorable to us as they would have been were they negotiated on an arms' length basis between unrelated parties.

Our management agreements with RMR may discourage our change of control.

              Termination of our management agreements with RMR would be a default under both our term loan and our revolving credit facility unless approved by a majority of our lenders. RMR is able to terminate its management agreements with us if we experience a change of control. We may be unable to duplicate, without considerable cost increases, the quality and depth of management available to us by contracting with RMR if we become a self managed company or if we contract with unrelated third parties. For these reasons, our management agreements with RMR may discourage a change of control of us, including a change of control which might result in payment of a premium for our Shares.

The potential for conflicts of interest as a result of our management structure may provoke dissident shareholder activities that result in significant costs.

              In the past, in particular following periods of volatility in the overall market or declines in the market price of a company's securities, shareholder litigation, dissident shareholder trustee nominations and dissident shareholder proposals have often been instituted against companies alleging conflicts of interest in business dealings with affiliated and related persons and entities. Our relationships with CWH, RMR, AIC, the other businesses and entities to which RMR provides management services, Barry M. Portnoy and Adam D. Portnoy and with other related parties of RMR may precipitate such activities, such as the litigation involving CWH mentioned above. These activities, if instituted against us, could result in substantial costs and a diversion of our management's attention.

We may experience losses from our business dealings with AIC.

              We have invested approximately $5.3 million in AIC, we have purchased substantially all our property insurance in a program designed and reinsured in part by AIC, and we are currently investigating the possibilities to expand our relationship with AIC to other types of insurance. We, RMR, CWH and five other companies to which RMR provides management services each own 12.5% of AIC, and we and those other AIC shareholders participate in a combined insurance program designed and reinsured in part by AIC. Our principal reason for investing in AIC and for purchasing insurance in these programs is to seek to improve our financial results by obtaining improved insurance coverages at lower costs than may be otherwise available to us or by participating in any profits which we may realize as an owner of AIC. These beneficial financial results may not occur and we may need to invest additional capital in order to continue to pursue these results. AIC's business involves the risks typical of an insurance business, including the risk that it may not operate profitably. Accordingly, our anticipated financial benefits from our business dealings with AIC may be delayed or not achieved, and we may experience losses from these dealings.

Ownership limitations and anti-takeover provisions in our declaration of trust and bylaws, as well as certain provisions of Maryland law, may prevent your receiving a takeover premium or from implementing changes.

              Our declaration of trust prohibits any shareholder other than CWH, RMR and their affiliates from owning (directly and by attribution) more than 9.8% of the number or value of shares of any class or series of our outstanding shares of beneficial interest, including our Shares. This provision of our declaration of trust is intended to assist with our REIT compliance under the Internal Revenue Code of 1986, as amended, or the IRC, and otherwise to promote our orderly governance. However, this provision also inhibits acquisitions of a significant stake in us and may prevent a change in our control. Additionally, many provisions that are contained in our governing documents (described below under the caption "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws") may

further deter persons from attempting to acquire control of us and implement changes that may be beneficial to our shareholders, including, for example, provisions relating to:

  •
  our Board of Trustees is classified into three classes, with the term of one class expiring at each annual meeting of shareholders, which could delay a change of control;

  •
  shareholder voting rights and standards for the election of trustees and other provisions which require larger majorities for approval of actions which are not approved by our Trustees than for actions which are approved by our Trustees;

  •
  required qualifications for an individual to serve as a trustee and a requirement that certain of our Trustees be "Managing Trustees" and other Trustees be "Independent Trustees", as defined in our governing documents;

  •
  limitations on the ability of our shareholders to propose nominees for election as trustees and propose other business to be considered at a meeting of our shareholders;

  •
  limitations on the ability of our shareholders to remove our Trustees;

  •
  the authority of our Board of Trustees, and not our shareholders, to adopt, amend or repeal our bylaws; and and to fill vacancies on our Board of Trustees;

  •
  the fact that only our Board of Trustees may call shareholder meetings and that shareholders are not entitled to act without a meeting;

  •
  because of our ownership of AIC, we are an insurance holding company under applicable state law; accordingly, anyone who intends to solicit proxies for a person to serve as one of our Trustees may be required to receive pre-clearance from the applicable insurance regulators; and

  •
  the authority of our Board of Trustees to adopt certain amendments to our declaration of trust without shareholder approval, including the authority to increase or decrease the number of authorized Shares, to create new classes or series of shares (including a class or series of shares that could delay or prevent a transaction or a change in our control that might involve a premium for our Shares or otherwise be in the best interests of our shareholders), to increase or decrease the number of shares of any class, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of our Shares or any new class of shares created by our Board of Trustees.

              In addition, certain provisions of Maryland law may have an anti-takeover effect. For all of these reasons, our shareholders may be unable to realize a change of control premium for any of our Shares they own or otherwise effect a change of our policies or a change in our control.

Our rights and the rights of our shareholders to take action against our Trustees and officers are limited.

              Our declaration of trust limits the liability of our Trustees and officers to us and our shareholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, our Trustees and officers will not have any liability to us and our shareholders for money damages other than liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

              Our bylaws and indemnity agreements require us to indemnify any present or former trustee or officer to the maximum extent permitted by Maryland law, who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity. However, except with respect to proceedings to enforce rights to indemnification, we will indemnify any person referenced in the previous sentence in connection with a proceeding initiated by such person against us only if such proceeding is authorized by our Board of Trustees. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former Trustees and officers without requiring a preliminary determination of their ultimate entitlement to indemnification.

Disputes with CWH and RMR and shareholder litigation against us or our Trustees and officers may be referred to binding arbitration.

              Our contracts with CWH and RMR provide that any dispute arising under those contracts may be referred to binding arbitration. Similarly our bylaws provide that actions by our shareholders against us or against our Trustees and officers, including derivative and class actions, may be referred to binding arbitration. As a result, we and our shareholders may not be able to pursue litigation for these disputes in courts against CWH, RMR or our Trustees or officers. In addition, the ability to collect attorneys' fees or other damages may be limited in the arbitration, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding.

We may change our operational, financing and investment policies without shareholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

              Our Board of Trustees determines our operational, financing and investment policies and may amend or revise our policies, including our policies with respect to our intention to qualify for taxation as a REIT, acquisitions, dispositions, growth, operations, indebtedness, capitalization and distributions, or approve transactions that deviate from these policies, without a vote of, or notice to, our shareholders. Policy changes could adversely affect the market value of our Shares and our ability to make distributions to you. Further, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our Board of Trustees may alter or eliminate our current policy on borrowing at any time without shareholder approval. If this policy changed, we could become more highly leveraged, which could result in an increase in our debt service costs. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk.

Risks Related to this Offering

The trading price of our Shares could be negatively affected by the sale of a significant number of Shares in this offering.

              As of March 21, 2013, CWH owned approximately 56.0% of our issued and outstanding Shares. The sale of a significant number of Shares in this offering could result in a decrease, and additional volatility, in the trading price of our Shares.

There is no assurance that we will continue to make distributions on our Shares, and distributions we may make may include a return of capital.

              We intend to continue to make regular quarterly distributions on our Shares. However:

  •
  our ability to make distributions will be adversely affected if any of the risks described herein, or other significant events, occur;

  •
  our making of distributions is subject to compliance with restrictions contained in our revolving credit facility and term loan agreements; and

  •
  any distributions will be made in the discretion of our Board of Trustees and will depend upon various factors that our Board of Trustees deems relevant, including our results of operations, our financial condition, debt and equity capital available to us, our expectation of our future capital requirements, our FFO, our Normalized FFO, restrictive covenants in our financial or other contractual arrangements (including those in our revolving credit facility and term loan agreements), tax law requirements to qualify for taxation as and remain a REIT and restrictions under Maryland law.

              For these reasons, among others, our distribution rate may decline or we may cease making distributions. Also, our distributions may include a return of capital.

The trading market for our Shares may be volatile.

              Our Shares have only traded on the NYSE since March 7, 2012. CWH is selling                        of our Shares in this offering. Also, the three month average trading volume in our Shares as reported on the NYSE as of March 21, 2013 was only 159,523 Shares per day. We cannot predict what effect this offering may have on the price of our Shares or the volume of the transactions involving our Shares in the market. Sales of a substantial amount of our Shares, or the perception that such sales could occur, could adversely affect the liquidity of the market for our Shares or their price. Large price changes or low volume may preclude you from buying or selling our Shares at all, or at any particular price or during a time frame that satisfies your investment objectives.

Future sales of our securities may depress the market price of your Shares.

              Subject to applicable law, our Board of Trustees has the authority, without further shareholder approval, to cause us to issue additional Shares and other equity and debt securities on the terms and for the consideration it deems appropriate. We cannot predict the effect, if any, of future issuances of our Shares or other securities, or of the prospect of such issuances, on the market price of our Shares. We also may issue from time to time additional securities in connection with property or business acquisitions and may grant registration rights in connection with such issuances. Up to 2,967,408 Shares may be issued under our Equity Compensation Plan to our Trustees, executive officers and RMR employees. As of January 1, 2013, RMR is eligible to receive incentive compensation payable in our Shares. We, our Trustees and our executive officers have agreed, subject to certain exceptions, not to sell or issue any Shares or any securities convertible into, or exchangeable or exercisable for, Shares, or file any registration statement relating to our equity securities with the SEC, for     days after the date of this prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, at any time and without notice, may release all or any portion of our Shares subject to the foregoing agreements. Future sales or issuances of a substantial number of our Shares or of senior securities, or the perception that such sales or issuances might occur, could depress the market price of our Shares.

Our audited financial statements included in our Annual Report and our unaudited pro forma consolidated financial statements included in our March Current Report may not be representative of our results as an independent public company.

              Our audited financial statements that are included in our Annual Report and unaudited pro forma consolidated financial statements that are included in our March Current Report do not necessarily reflect what our financial position, liquidity results of operations or cash flows would have been had we been an independent entity or had completed the recent acquisitions during the periods presented, as the case may be. This financial information is not necessarily indicative of what our results of operations, financial position, cash flows or expenses will be in the future. It is impossible for us to accurately estimate all adjustments attributable to the significant changes to our cost structure, funding and operations as a result of our creation, including potential increased costs associated with reduced economies of scale and increased costs associated with being a separate publicly traded company. For additional information, see our historical and pro forma financial statements and related notes included in our Annual Report and our March Current Report, respectively (which are incorporated by reference into this prospectus), and "Selected Historical and Pro Forma Financial Information" appearing elsewhere in this prospectus.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

              In connection with operating as a public company, we are required to provide reliable financial statements and reports to our shareholders. To monitor the accuracy and reliability of our financial reporting, we utilize an internal audit function provided by RMR that oversees our internal controls. RMR has documented and developed for us an initial accounting policy framework and accounting procedures manual for our use, but we can provide no assurances that such procedures will be adequate to provide reasonable assurance to our shareholders regarding the reliability of our financial reporting and the preparation of our financial statements. In addition, RMR has developed and documented policies and procedures for us with respect to company-wide business processes and cycles in order to implement effective internal control over financial reporting. While we intend to undertake substantial work to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and RMR has substantial experience in complying with these sections of the Sarbanes-Oxley Act of 2002, we cannot be certain that we will be successful in implementing or maintaining effective internal control over our financial reporting and may determine in the future that our existing internal controls need improvement. If we fail to implement and comply with proper overall controls, we could be materially harmed or we could fail to meet our reporting obligations. In addition, the existence of a material weakness or significant deficiency could result in errors in our financial statements that could require a restatement, cause us to fail to meet our reporting obligations, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits and cause investors to lose confidence in our reported financial information, leading to a substantial decline in the market price of our Shares.

              Additionally, for so long as we are an emerging growth company, we do not have to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. However, if we cease to be an emerging growth company, we will be required to obtain an auditor attestation regarding our internal control over financial reporting from our independent registered public accounting firm pursuant to these Section 404 requirements.

Risks Related to Our Taxation

Our failure to qualify or remain qualified for taxation as a REIT for U.S. federal income tax purposes could have significant adverse consequences.

              We intend to elect and qualify for taxation as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2012, and to maintain such qualification thereafter. As a REIT, we generally do not pay federal and state income taxes. However, actual qualification as a REIT under the IRC depends on satisfying complex statutory requirements, for which there are only limited judicial and administrative interpretations. We believe that we have been organized and have operated, and will continue to be organized and to operate, in a manner that qualified and will continue to qualify us to be taxed under the IRC as a REIT. However, we cannot be certain that, upon review or audit, the Internal Revenue Service, or IRS, will agree with this conclusion. Furthermore, there is no guarantee that the federal government will not someday eliminate REITs under the IRC.

              Even if we initially qualify for taxation as a REIT, maintaining our status as a REIT will require us to continue to satisfy certain tests concerning, among other things, the nature of our assets, the sources of our income and the amounts we distribute to our shareholders. In order to meet these requirements, it may be necessary for us to sell or forgo attractive investments.

              If we fail to qualify or remain qualified for taxation as a REIT, then our ability to raise capital might be adversely affected, we will be in breach under our revolving credit facility and term loan agreements and we may be subject to material amounts of federal and state income taxes and the value of our Shares likely would decline. In addition, if we lose or revoke our tax status as a REIT for a taxable year, we will generally be prevented from requalifying for taxation as a REIT for the next four taxable years.

Distributions to shareholders generally will not qualify for reduced tax rates.

              Dividends payable by U.S. corporations to noncorporate shareholders, such as individuals, trusts and estates, are generally eligible for reduced tax rates. Distributions paid by REITs, however, are generally not eligible for this reduced rate. The more favorable rates for corporate dividends could cause investors to perceive that investment in REITs is less attractive than investment in non-REIT entities that pay dividends, thereby reducing the demand and market price of our Shares.

REIT distribution requirements could adversely affect our ability to execute our business plan.

              We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. We intend to make distributions to our shareholders to comply with the REIT requirements of the IRC. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws.

              From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP or differences in timing between the recognition of REIT taxable income and the actual receipt of cash may occur. If we do not have other funds available in these situations we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our REIT taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our shareholders' equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our Shares.

Even if we qualify and remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

              Even if we qualify and remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, excise taxes, state or local income, property and transfer taxes, such as mortgage recording taxes, and other taxes. See "Federal Income Tax Considerations—Taxation as a REIT." In addition, in order to meet the REIT qualification requirements, prevent the recognition of certain types of non-cash income, or avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold some of our assets and operations through our taxable REIT subsidiary or other subsidiary corporations that will be subject to corporate level income tax at regular rates. Any of these taxes would decrease cash available for distribution to our shareholders.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

              THIS PROSPECTUS CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE", "EXPECT", "ANTICIPATE", "INTEND", "PLAN", "ESTIMATE" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS RELATE TO VARIOUS ASPECTS OF OUR BUSINESS, INCLUDING:

  •
  THE LIKELIHOOD THAT OUR TENANTS WILL PAY RENT, RENEW LEASES, ENTER INTO NEW LEASES OR BE AFFECTED BY CYCLICAL ECONOMIC CONDITIONS,

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  THE LIKELIHOOD THAT OUR RENTS MAY INCREASE WHEN RENTS ARE RESET AT OUR LEASED LANDS IN HAWAII,

  •
  OUR ACQUISITIONS OF PROPERTIES,

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  OUR ABILITY TO COMPETE FOR ACQUISITIONS AND TENANCIES EFFECTIVELY,

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  OUR ABILITY TO PAY DISTRIBUTIONS TO OUR SHAREHOLDERS AND THE AMOUNT OF SUCH DISTRIBUTIONS,

  •
  OUR ABILITY TO PAY INTEREST ON AND PRINCIPAL OF OUR DEBT,

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  THE FUTURE AVAILABILITY OF BORROWINGS UNDER OUR REVOLVING CREDIT FACILITY,

  •
  OUR POLICIES AND PLANS REGARDING INVESTMENTS, FINANCINGS AND DISPOSITIONS,

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  OUR TAX STATUS AS A REIT,

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  OUR ABILITY TO RAISE EQUITY OR DEBT CAPITAL,

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  OUR BELIEF THAT THERE IS A LIKELIHOOD THAT OUR SINGLE TENANT LESSEES WILL EXTEND OR RENEW THEIR LEASES WITH US,

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  OUR EXPECTATION THAT WE WILL BENEFIT FINANCIALLY BY PARTICIPATING IN AIC WITH RMR AND COMPANIES TO WHICH RMR PROVIDES MANAGEMENT SERVICES,

  •
  THE CREDIT QUALITY OF OUR TENANTS, AND

  •
  OTHER MATTERS.

              OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FORWARD LOOKING STATEMENTS AND UPON OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION, FFO, NORMALIZED FFO, NOI, CASH FLOWS, LIQUIDITY AND PROSPECTS INCLUDE, BUT ARE NOT LIMITED TO:

  •
  THE FACTORS DESCRIBED IN THIS PROSPECTUS UNDER THE CAPTION "RISK FACTORS",

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  THE IMPACT OF CHANGES IN THE ECONOMY AND THE CAPITAL MARKETS ON US AND OUR TENANTS,

  •
  COMPETITION WITHIN THE REAL ESTATE INDUSTRY, PARTICULARLY IN THOSE MARKETS IN WHICH OUR PROPERTIES ARE LOCATED,

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  COMPLIANCE WITH, AND CHANGES TO, FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS, ACCOUNTING RULES, TAX LAWS AND SIMILAR MATTERS,

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  LIMITATIONS IMPOSED ON OUR BUSINESS AND OUR ABILITY TO SATISFY COMPLEX RULES IN ORDER FOR US TO QUALIFY AS A REIT FOR U.S. FEDERAL INCOME TAX PURPOSES,

  •
  ACTUAL AND POTENTIAL CONFLICTS OF INTEREST WITH OUR MANAGING TRUSTEES, CWH AND ITS SUBSIDIARIES, RMR, AIC, AND THEIR RELATED PERSONS AND ENTITIES, AND

  •
  ACTS OF TERRORISM, OUTBREAKS OF SO CALLED PANDEMICS OR OTHER MANMADE OR NATURAL DISASTERS BEYOND OUR CONTROL.

    FOR EXAMPLE:

  •
  OUR ABILITY TO MAKE FUTURE DISTRIBUTIONS DEPENDS UPON A NUMBER OF FACTORS, INCLUDING OUR FUTURE EARNINGS. WE MAY BE UNABLE TO MAINTAIN OUR CURRENT RATE OF DISTRIBUTIONS, AND FUTURE DISTRIBUTIONS MAY BE SUSPENDED,

  •
  OUR ABILITY TO GROW OUR BUSINESS AND INCREASE OUR DISTRIBUTIONS DEPENDS IN LARGE PART UPON OUR ABILITY TO BUY PROPERTIES AND LEASE THEM FOR RENTS THAT EXCEED OUR CAPITAL COSTS. WE MAY BE UNABLE TO IDENTIFY PROPERTIES THAT WE WANT TO ACQUIRE OR TO NEGOTIATE ACCEPTABLE PURCHASE PRICES, ACQUISITION FINANCING OR LEASE TERMS FOR NEW PROPERTIES,

  •
  CONTINGENCIES IN OUR ACQUISITION AGREEMENTS MAY NOT BE SATISFIED AND COULD RESULT IN THOSE ACQUISITIONS NOT OCCURRING OR BEING DELAYED OR IN THE TERMS OF THE ACQUISITIONS CHANGING,

  •
  RENTS THAT WE CAN CHARGE AT OUR PROPERTIES MAY DECLINE BECAUSE OF CHANGING MARKET CONDITIONS OR OTHERWISE,

  •
  A MAJORITY OF OUR HAWAII PROPERTIES ARE LANDS LEASED FOR RENTS THAT ARE PERIODICALLY RESET BASED ON FAIR MARKET VALUES. THIS PROSPECTUS STATES THAT REVENUES FROM OUR PROPERTIES IN HAWAII HAVE GENERALLY INCREASED DURING OUR AND CWH'S PRIOR OWNERSHIP AS THE LEASES FOR THOSE PROPERTIES HAVE BEEN RESET OR RENEWED. THERE CAN BE NO ASSURANCE THAT REVENUES FROM OUR HAWAII PROPERTIES WILL INCREASE AS A RESULT OF FUTURE RENT RESETS OR LEASE RENEWALS, AND FUTURE RESET RENTS COULD DECREASE,

  •
  WE MAY NOT SUCCEED IN DIVERSIFYING OUR TENANTS AND ANY DIVERSIFICATION WE MAY ACHIEVE MAY NOT MITIGATE OUR PORTFOLIO RISKS OR IMPROVE OUR OPERATING PERFORMANCE,

  •
  OUR INTENTION TO REDEVELOP CERTAIN OF OUR HAWAII PROPERTIES MAY NOT BE REALIZED OR BE SUCCESSFUL,

  •
  THE CURRENT HIGH UNEMPLOYMENT RATE IN THE UNITED STATES MAY CONTINUE FOR A LONG TIME OR BECOME WORSE IN THE FUTURE. SUCH CIRCUMSTANCES MAY REDUCE DEMAND FOR LEASING OFFICE AND INDUSTRIAL SPACE. IF THE DEMAND FOR LEASING OFFICE AND INDUSTRIAL SPACE REMAINS

    OR BECOMES FURTHER DEPRESSED, WE MAY BE UNABLE TO RENEW LEASES WITH OUR TENANTS AS LEASES EXPIRE OR ENTER INTO NEW LEASES AT RENTAL RATES AS HIGH AS EXPIRING RATES AND OUR FINANCIAL RESULTS MAY DECLINE,

  •
  OUR BELIEF THAT THERE IS A LIKELIHOOD THAT TENANTS MAY RENEW OR EXTEND OUR LEASES WHEN THEY EXPIRE WHENEVER THEY MAY HAVE MADE SIGNIFICANT INVESTMENTS IN THE LEASED PROPERTIES MAY NOT BE REALIZED,

  •
  CONTINUED AVAILABILITY OF BORROWINGS UNDER OUR REVOLVING CREDIT FACILITY IS SUBJECT TO OUR SATISFYING CERTAIN FINANCIAL COVENANTS AND MEETING OTHER CUSTOMARY CREDIT FACILITY CONDITIONS,

  •
  ACTUAL COSTS UNDER OUR REVOLVING CREDIT FACILITY WILL BE HIGHER THAN LIBOR PLUS A PREMIUM BECAUSE OF OTHER FEES AND EXPENSES ASSOCIATED WITH OUR REVOLVING CREDIT FACILITY,

  •
  SOME OF OUR TENANTS MAY NOT RENEW EXPIRING LEASES, AND WE MAY BE UNABLE TO LOCATE NEW TENANTS TO MAINTAIN OR INCREASE THE HISTORICAL OCCUPANCY RATES OF, OR RENTS FROM, OUR PROPERTIES,

  •
  WE MAY BE UNABLE TO REPAY OUR DEBT OBLIGATIONS WHEN THEY BECOME DUE,

  •
  INCREASING THE MAXIMUM BORROWINGS UNDER OUR REVOLVING CREDIT FACILITY AND OUR TERM LOAN IS SUBJECT TO OBTAINING ADDITIONAL COMMITMENTS FROM LENDERS, WHICH MAY NOT OCCUR,

  •
  THIS PROSPECTUS STATES THAT THE PREMIUM USED TO DETERMINE INTEREST AND THE FACILITY FEE WE PAY ON OUR REVOLVING CREDIT FACILITY AND TERM LOAN MAY BE BASED ON OUR CREDIT RATINGS. WE DO NOT CURRENTLY HAVE ANY CREDIT RATINGS. THERE CAN BE NO ASSURANCES THAT WE WILL OBTAIN CREDIT RATINGS IN THE FUTURE OR WHAT THOSE RATINGS MAY BE,

  •
  THIS PROSPECTUS STATES THAT WE BELIEVE THAT OUR CONTINUING RELATIONSHIPS WITH CWH, RMR, AIC AND THEIR AFFILIATED AND RELATED PERSONS AND ENTITIES MAY BENEFIT US AND PROVIDE US WITH COMPETITIVE ADVANTAGES IN OPERATING AND GROWING OUR BUSINESS. IN FACT, THE ADVANTAGES WE BELIEVE WE MAY REALIZE FROM THESE RELATIONSHIPS MAY NOT MATERIALIZE, AND

  •
  OTHER RISKS MAY ADVERSELY IMPACT US, AS DESCRIBED MORE FULLY IN THIS PROSPECTUS UNDER "RISK FACTORS".

              THESE RESULTS COULD OCCUR DUE TO MANY DIFFERENT CIRCUMSTANCES, SOME OF WHICH ARE BEYOND OUR CONTROL, SUCH AS NATURAL DISASTERS, CHANGES IN OUR TENANTS' FINANCIAL CONDITIONS OR THE MARKET DEMAND FOR LEASED SPACE OR CHANGES IN CAPITAL MARKETS OR THE ECONOMY GENERALLY.

              THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR IN OUR FILINGS WITH THE SEC INCLUDING UNDER THE CAPTION "RISK FACTORS", OR INCORPORATED HEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE DIFFERENCES FROM OUR FORWARD LOOKING STATEMENTS. OUR FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC'S WEBSITE AT WWW.SEC.GOV.

              YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

              EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

 USE OF PROCEEDS

              CWH, the selling shareholder, will receive all of the net proceeds from the sale of the Shares in this offering. We will not receive any proceeds from the sale of the Shares in this offering.

SELLING SHAREHOLDER

              CWH, the selling shareholder, is offering for sale                  Shares, which it owns. CWH acquired its Shares directly from us in connection with our formation as a wholly owned subsidiary of CWH in February 2012.

              The Shares owned by CWH are being registered for resale pursuant to the terms of a registration agreement between us and CWH. Under the registration agreement, we have agreed to, among other things, file a registration statement with respect to the Shares being offered hereby, and CWH has agreed to pay all expenses incurred by us relating to the registration and sale of such Shares. Our obligation to register the Shares owned by CWH for resale in this offering is subject to certain conditions and may be terminated in certain circumstances, in each case, as described in the registration agreement. We have agreed to indemnify CWH, its officers, trustees and controlling persons, and CWH has agreed to indemnify us, our officers, Trustees and controlling persons, against certain liabilities, including liabilities under the Securities Act. Alternatively, we and CWH have agreed to contribute to payments that the other may be required to make in respect of those liabilities.

              The following table sets forth information with respect to the selling shareholder's beneficial ownership of our Shares as of March 21, 2013 and after giving effect to this offering.

Name	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Shares	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Shares
CommonWealth REIT(1)
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458-1634	22,000,000	56.0%

(1)
CWH reported in a Schedule 13D/A filed with the SEC on December 12, 2012, or the Schedule 13D/A, that RMR, as manager of CWH, and Reit Management & Research Trust, or RMR Trust, as the sole member of RMR, may, under applicable regulatory definitions be deemed to beneficially own (and have shared voting and dispositive power over) the 22,000,000 Shares beneficially owned by CWH. In the Schedule 13D/A, RMR and RMR Trust each disclaimed such beneficial ownership. In addition, in the Schedule 13D/A, Mr. Barry M. Portnoy reported that he beneficially owns 2,000 Shares, and Mr. Adam D. Portnoy reported that he beneficially owns 2,000 Shares. In that same Schedule 13D/A, Mr. Barry M. Portnoy and Mr. Adam D. Portnoy reported that in their respective positions with RMR and RMR Trust, they may also be deemed to beneficially own (and have shared voting and dispositive power over) the 22,000,000 Shares beneficially owned by CWH. In that same Schedule 13D/A, Mr. Barry M. Portnoy and Mr. Adam D. Portnoy each disclaimed such beneficial ownership. None of the 2,000 Shares beneficially owned by each of Mr. Barry M. Portnoy and Mr. Adam D. Portnoy are included in the Shares listed as beneficially owned by CWH in the above table.

              For more information about our relationship with the selling shareholder, see "Certain Relationships and Related Person Transactions" elsewhere in this prospectus.

SHARE PRICE RANGE AND DISTRIBUTIONS

              Our Shares are traded on the NYSE under the trading symbol "SIR." On March 21, 2013, the last reported sale price of our Shares on the NYSE was $26.48. The following table shows the high and low sales prices for our Shares for the periods indicated, as reported on the NYSE, and the cash distributions declared on our Shares for such periods.

	Share Price
			Cash Distributions Per Share
	High	Low
March 7, 2012 to June 30, 2012	$24.06	$21.23	$0.49	(1)
July 1, 2012 to September 30, 2012	$26.59	$23.40	$0.42
October 1, 2012 to December 31, 2012	$26.75	$23.78	$0.42
January 1, 2013 to March 21, 2013	$28.13	$24.58	$—

(1)
This distribution included a regular quarterly distribution of $0.40 per Share, relating to the quarter ended June 30, 2012, plus an additional $0.09 relating to the period from the closing of our IPO through March 31, 2012.

              As of March 21, 2013, we had 39,282,592 Shares issued and outstanding. As of February 19, 2013, there were 63 shareholders of record and we estimate that as of such date there were 5,239 beneficial owners of our Shares.

 DISTRIBUTION POLICY

              We intend to pay regular quarterly distributions to holders of our Shares. Our current quarterly distribution rate is $0.42 per Share ($1.68 per Share on an annualized basis). However, the amount and timing of any distributions will be at the discretion of our Board of Trustees and will depend on various factors that our Board of Trustees deems relevant, including our results of operations, our financial condition, debt and equity capital available to us, our expectation of our future capital requirements, our FFO, Normalized FFO, restrictive covenants in our financial or other contractual arrangements (including those in our revolving credit facility and term loan agreements), tax law requirements to qualify for taxation as a REIT and restrictions under Maryland law.

              We paid a quarterly distribution of $0.42 per Share on February 19, 2013 to our shareholders of record as of the close of business on January 22, 2013. We expect our next quarterly distribution, if declared by our Board of Trustees, will be in April 2013 and paid in May 2013. Purchasers of Shares in this offering who continue to hold the Shares on the record date will receive any distribution that our Board of Trustees declares in April 2013.

              Distributions in excess of our current and accumulated earnings and profits, if any, will not be taxable to a taxable U.S. shareholder under current U.S. federal income tax law to the extent those distributions do not exceed the shareholder's adjusted tax basis in its Shares, but rather will reduce the adjusted basis of such Shares. In that case, the gain (or loss) recognized on the sale, exchange or other disposition of those Shares or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. shareholder's adjusted tax basis in its Shares, they generally will be treated as a gain realized from the taxable disposition of such Shares. The percentage of distributions to our shareholders that exceeds our current and accumulated earnings and profits may vary substantially from year-to-year. For a more complete discussion of the tax treatment of distributions to U.S. holders of our Shares, see "Federal Income Tax Considerations—Taxation of U.S. Shareholders."

              U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including net capital gains. For more information, see "Federal Income Tax Considerations." We anticipate that our distributions will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay additional distributions in order to meet these distribution requirements, and we may need to borrow funds to make those distributions.

              We cannot assure you that our current distribution rate will be sustained. Any distributions we pay in the future, as well as their timing and frequency, will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the rental income we receive, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially and adversely affect our actual results of operations, see "Risk Factors." If our properties do not generate sufficient revenues to allow cash to be distributed by us, we may be required to fund distributions from working capital or borrowings under our revolving credit facility, reduce or suspend our distributions or make taxable distributions of our Shares. Our payment of distributions is subject to compliance with restrictions in our revolving credit facility and term loan agreements. In addition, our declaration of trust allows us to issue preferred shares that could have a preference on distributions. We currently have no intention to issue any preferred shares, but if we do, the distribution preference on the preferred shares could limit our ability to make distributions to holders of our Shares.

 CAPITALIZATION

              The following table sets forth our cash and cash equivalents and capitalization: (1) on a historical basis as of December 31, 2012 and (2) pro forma to reflect acquisitions closed since December 31, 2012 and the incurrence of debt to fund those acquisitions. This table contains unaudited information and should be read in conjunction with "Selected Historical and Pro Forma Financial Information" included elsewhere in this prospectus, the Unaudited Pro Forma Consolidated Financial Statements of Select Income REIT included in our March Current Report and the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report. Amounts are in thousands, except Share and per Share data.

	Historical December 31, 2012	Pro Forma
		(unaudited)
Cash and cash equivalents	$20,373	$20,053

Debt:
Revolving credit facility	$95,000	$243,000
Term loan	350,000	350,000
Mortgage debt	27,778	27,778

Total debt	472,778	620,778

Shareholders' equity:
Common shares of beneficial interest, $.01 par value per Share; 50,000,000 Shares authorized; 39,282,592 Shares issued and outstanding	393	393
Additional paid in capital	876,920	876,920
Cumulative net income	51,251	51,251
Cumulative other comprehensive income	25	25
Cumulative common distributions	(28,406)	(28,406)

Total shareholders' equity	900,183	900,183

Total capitalization	$1,372,961	$1,520,961

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

              You should read the following selected historical and pro forma financial information in conjunction with the Unaudited Pro Forma Consolidated Financial Statements of Select Income REIT included in our March Current Report and the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report.

              The selected historical operating and cash flow information for the years ended December 31, 2012, 2011 and 2010 and the selected historical balance sheet information as of December 31, 2012 and 2011 have been derived from the audited Consolidated Financial Statements of Select Income REIT included in our Annual Report. The selected historical operating and cash flow information for the years ended December 31, 2008 and 2009 and the selected historical balance sheet information as of December 31, 2008, 2009 and 2010 have been derived from the Combined Financial Statements of Selected Properties of CommonWealth REIT that are not included in or incorporated into this prospectus. The selected pro forma operating information for the year ended December 31, 2012 and the selected pro forma balance sheet information as of December 31, 2012 have been derived from the Unaudited Pro Forma Consolidated Financial Statements of Select Income REIT, included in our March Current Report. The selected historical and pro forma financial information in this section are not intended to replace these audited and unaudited financial statements.

              The pro forma operating and balance sheet information below have been adjusted to reflect our acquisitions completed since December 31, 2012. The operating information has also been adjusted to reflect our formation transactions, our IPO and the application of the net proceeds therefrom, our term loan, our post IPO transactions completed on or before December 31, 2012, and completion of our equity offering in December 2012 and the application of the net proceeds therefrom. Operating information has been adjusted as if the transactions giving rise to the adjustments had been consummated on January 1, 2012.

              The selected historical and pro forma financial information below and the selected historical and pro forma financial information included elsewhere in this prospectus do not necessarily reflect what our results of operations, liquidity, financial position and cash flows would have been if we had operated as a stand alone company during all periods presented, and, accordingly, this historical and pro forma information should not be relied upon as an indicator of our future performance.

              All amounts are in thousands, except number of properties data.

	Year ended December 31,
	2008	2009	2010	2011	2012	2012 Pro forma
	(unaudited)					(unaudited)
Operating information
Revenues:
Rental income	$69,128	$78,430	$80,933	$91,775	$105,559	$148,441
Tenant reimbursements and other income	13,329	14,027	15,042	16,847	17,231	29,865

Total revenues	82,457	92,457	95,975	108,622	122,790	178,306
Expenses:
Real estate taxes	12,225	13,140	13,817	14,709	15,370	19,179
Other operating expenses	7,381	7,675	7,689	8,237	8,426	18,033
Depreciation and amortization	6,499	8,218	8,160	11,205	14,860	28,796
Acquisition related costs	—	188	386	—	2,470	—
General and administrative	4,532	5,051	5,351	5,528	8,203	10,818

Total expenses	30,637	34,272	35,403	39,679	49,329	76,826

Operating income	51,820	58,185	60,572	68,943	73,461	101,480
Interest expense	—	—	—	—	(7,565)	(14,520)
Equity in earnings of an investee	—	—	—	—	269	269

Net income before tax expense	51,820	58,185	60,572	68,943	66,165	87,229
Income tax expense	—	—	—	—	(290)	(290)

Net income	$51,820	$58,185	$60,572	$68,943	$65,875	$86,939

	As of December 31,
	2008	2009	2010	2011	2012	2012 Pro forma
	(unaudited)	(unaudited)				(unaudited)
Balance sheet information
Total real estate properties (before depreciation)	$796,441	$833,889	$897,603	$907,336	$1,295,778	$1,445,488
Total assets (after depreciation)	$832,210	$874,488	$947,931	$954,532	$1,430,652	$1,578,931
Total debt	$—	$—	$—	$—	$472,778	$620,778

	Year ended December 31,
	2010	2011	2012
Cash flow information
Provided by operating activities	$67,462	$73,814	$80,495
Used in investing activities	$(75,217)	$(11,574)	$(427,615)
Provided by (used in) financing activities	$7,755	$(62,240)	$367,493

	Year ended December 31,
	2010	2011	2012	2012 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Other information
Shares outstanding at end of period	—	—	39,282,592	39,282,592
Number of properties at end of period	250	251	267	272
Percent leased at end of period	96.3%	95.3%	95.3%	95.4%
NOI(1)	$74,469	$85,676	$98,994	$141,094
FFO(2)	$68,732	$80,148	$80,735	$115,735
Normalized FFO(2)	$69,118	$80,148	$83,205	$115,735

(1)
We calculate NOI as shown below. We define NOI as income from our rental of real estate less our property operating expenses. We consider NOI to be an appropriate supplemental measure to net income because it may help both investors and management to understand the operations of our properties. We use NOI internally to evaluate individual and company wide property level performance, and we believe that NOI provides useful information to investors regarding our results of operations because it reflects only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods. The calculation of NOI excludes certain components of net income in order to provide results that are more closely related to our properties' results of operations. NOI does not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income, operating income or cash flow from operating activities, determined in accordance with GAAP or as an indicator of our financial performance or liquidity, nor is this measure necessarily indicative of sufficient cash flow to fund all of our needs. We believe that NOI may facilitate an understanding of our consolidated historical operating results. This measure should be considered in conjunction with net income, operating income and cash flow from operating activities as presented in our Consolidated Statements of Income and Comprehensive Income and Consolidated Statements of Cash Flows. Other REITs and real estate companies may calculate NOI differently than we do.

The following table is a reconciliation of our net income and total revenues to NOI:

	Year ended December 31,
	2010	2011	2012	2012 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
NOI:
Net income	$60,572	$68,943	$65,875	$86,939
Add: real estate taxes	13,817	14,709	15,370	19,179
Add: other operating expenses	7,689	8,237	8,426	18,033
Add: depreciation and amortization	8,160	11,205	14,860	28,796
Add: acquisition related costs	386	—	2,470	—
Add: general and administrative	5,351	5,528	8,203	10,818
Add: interest expense	—	—	7,565	14,520
Add: income tax expense	—	—	290	290
Subtract: equity in earnings of an investee	—	—	269	269

Total revenues	$95,975	$108,622	$122,790	$178,306
Subtract: real estate taxes	13,817	14,709	15,370	19,179
Subtract: other operating expenses	7,689	8,237	8,426	18,033

NOI	$74,469	$85,676	$98,994	$141,094

(2)
We calculate FFO and Normalized FFO as shown below. FFO is calculated on the basis defined by NAREIT, which is net income, calculated in accordance with GAAP, plus real estate depreciation and amortization as well as other adjustments currently not applicable to us. Our calculation of Normalized FFO differs from NAREIT's definition of FFO because we exclude acquisition related costs. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income, operating income and cash flow from operating activities. We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods. FFO and Normalized FFO are among the factors considered by our Board of Trustees when determining the amount of distributions to our shareholders. Other factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and term loan agreements, the availability of debt and equity capital to us, our expectation of our future capital requirements and operating performance, and our expected needs and availability of cash to pay our obligations. FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. We believe that FFO and Normalized FFO may facilitate an understanding of our consolidated historical operating results. These measures should be considered in conjunction with net income, operating income and cash flow from operating activities as presented in our Consolidated Statements of Income and Comprehensive Income and Consolidated Statements of Cash Flows. Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

The following table is a reconciliation of our net income to FFO and Normalized FFO:

	Year ended December 31,
	2010	2011	2012	2012 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
FFO:
Net income	$60,572	$68,943	$65,875	$86,939
Depreciation and amortization	8,160	11,205	14,860	28,796

FFO	$68,732	$80,148	$80,735	$115,735

Normalized FFO:
FFO	$68,732	$80,148	$80,735	$115,735
Acquisition related costs	386	—	2,470	—

Normalized FFO	$69,118	$80,148	$83,205	$115,735

BUSINESS

Our Properties

              At the time of our IPO, we owned the Initial Properties, which are located in 14 states and have a combined total of approximately 21.4 million rentable square feet. Since that time, through the date of this prospectus, we have acquired 21 properties from unrelated third parties for an aggregate purchase price of $596.3 million, including $26.0 million in assumed debt and excluding closing costs.

              As of December 31, 2012, our Hawaii Properties consisted of 229 properties and included approximately 17.8 million rentable square feet of commercial, industrial and other space. In 2003 and 2005, CWH purchased 185 of our Hawaii Properties, totaling approximately 9.6 million rentable square feet, and 43 of our Hawaii Properties, totaling approximately 8.2 million rentable square feet, from the Damon Estate and the Campbell Estate, respectively. As of December 31, 2012 and pro forma for our recent acquisitions, our Mainland Properties consisted of 43 properties located in 18 states and included approximately 7.6 million rentable square feet of office, industrial and other space. The following tables provide certain information about our properties as of December 31, 2012, on a pro forma basis to reflect our recent acquisitions:

Hawaii Properties (all on the island of Oahu)

Type of Property	Number of Properties	Rentable Square Feet	Total Pro Forma Revenues for the Year Ended December 31, 2012 (in thousands)	Weighted Average Remaining Lease Term as of December 31, 2012(1)
Rentable Hawaii lands, commercial, industrial and other properties	229	17,773,072	$75,636	13.7 years

(1)
Average remaining lease term is weighted based on annualized rental revenue as of December 31, 2012.

Mainland Single Tenant Office, Industrial and Other Properties

Location	Year Built or Substantially Renovated		Rentable Square Feet	Lease Expiration
Initial Properties
2100 NW 82nd Avenue, Miami, FL	1987		37,002	7/31/2015
4221 W. John Carpenter Freeway, Irving, TX	1995		53,750	5/31/2018
Research Park-Cisco Building 3, Austin, TX(1)	1999		55,388	12/31/2015
Research Park-Cisco Building 4, Austin, TX(1)	1999		93,188	12/31/2017
1920 and 1930 W University Avenue, Tempe, AZ	1988		100,500	8/31/2015
1101 Pacific Avenue, Erlanger, KY	1999		85,503	9/30/2022
1212 Pittsford—Victor Road, Pittsford, NY(2)	2003	(3)	54,500	9/30/2015
500 Canal View Boulevard, Rochester, NY	1997	(3)	94,800	12/31/2017
8687 Carling Road, Liverpool, NY	2000	(3)	37,850	12/31/2019
181 Battaile Drive, Winchester, VA	1986	(3)	308,217	12/31/2021
2 Tower Drive, Wallingford, CT	1978		62,390	1/31/2019
111 Powdermill Road, Maynard, MA	1990		287,037	5/31/2016
951 Trails Road, Eldridge, IA	2001	(3)	171,951	5/31/2016
501 Ridge Avenue, Hanover, PA	1965	(3)	502,300	9/23/2028
2300 N 33rd Avenue, Newton, IA	2008		316,810	7/31/2018

Location	Year Built or Substantially Renovated		Rentable Square Feet	Lease Expiration
47131 Bayside Parkway, Fremont, CA	1990		100,728	5/31/2017
32150 Just Imagine Drive, Avon, OH	2000	(3)	644,850	5/28/2024
40 Inverness Center Parkway, Birmingham, AL	1984		148,877	12/31/2018
42 Inverness Center Parkway, Birmingham, AL	1985		149,131	12/31/2018
44 Inverness Center Parkway, Birmingham, AL	1985		149,996	12/31/2018
2235 Iron Point Road, Folsom, CA	2009		96,022	4/30/2020
330 Billerica Road, Chelmsford, MA	1984		98,048	1/31/2016
Post IPO Acquisitions through December 31, 2012
1800 Novell Place, Provo, UT	2000		405,699	11/30/2024
333 Inverness Drive South, Englewood, CO	1998		140,162	7/31/2018
235 Great Pond Road, Windsor, CT	2004		171,072	9/30/2023
1 Targeting Center, Windsor, CT	2000	(3)	97,256	9/30/2023
400 SW 8th Avenue, Topeka, KS	2006	(3)	143,934	1/31/2024
300 Billerica Road, Chelmsford, MA	2006	(3)	110,882	10/31/2018
2544 Campbell Place, Carlsbad, CA	2007		47,500	7/31/2019
2548 Campbell Place, Carlsbad, CA	2007		47,500	7/31/2019
4905 Moores Mill Road, Huntsville, AL	1997	(3)	1,370,974	8/30/2032
350 West Java, Sunnyvale, CA	1984		96,415	11/30/2022
45101-45301 Warp Drive, Sterling, VA	2000		337,228	6/30/2023
7001 Columbia Gateway Drive, Columbia, MD	2008		119,912	6/1/2023
3550 Green Court, Ann Arbor, MI	1998		82,003	10/31/2027
Acquisitions after December 31, 2012
16001 Dallas Parkway, Addison, TX	1996		553,799	1/31/2026
4907 North 300 West, Provo, UT	2009		125,225	11/30/2024
3600 Wiseman Boulevard, San Antonio, TX	2004		99,986	6/30/2021

	Weighted Average Age(3)	Rentable Square Feet	Weighted Average Remaining Lease Term(4)	Total Pro Forma Revenues for the Year Ended December 31, 2012 (in thousands)
43 Properties in 18 States	15.7 years	7,598,385	10.5 years	$102,670

(1)
Research Park Building 3, Austin, TX and Research Park Building 4, Austin, TX are both leased to the same tenant pursuant to a single lease, which lease also includes certain premises located in Research Park, Building 2, Austin, TX, which CWH did not transfer to us in its contribution of the Initial Properties. We have entered into a transaction agreement with CWH to allocate our respective rights and obligations under the lease with respect to these properties. See "Certain Relationships and Related Person Transactions—Our Relationship with CWH."

(2)
The property at 1212 Victor Pittsford Road, Pittsford, NY, is subject to a payment in lieu of tax, or PILOT, arrangement with the County of Monroe Industrial Development Agency, or COMIDA. Pursuant to the PILOT arrangement, we hold a leasehold interest in the property, and, following the expiration of the PILOT arrangement in March 2015, we have the option to purchase the property from COMIDA for nominal consideration.

(3)
A major component or structural part of this property was substantially renovated in the year indicated, or year indicated represents the weighted average age of this property based on rentable square feet for original construction and building additions.

(4)
Average remaining lease term is weighted based on annualized rental revenue as of December 31, 2012.

    Tenant Diversity

              Our revenues are received from a diverse group of tenants. As of December 31, 2012 and pro forma for our recent acquisitions, our properties had 256 different tenants, and only four of our tenants were responsible for more than 3% of our annualized rental revenue.

  •
  Bank of America, N.A. leases two of our properties in Addison, TX which it uses for general office purposes and other related uses. Bank of America, N.A. is a large international financial services provider.

  •
  Orbital Sciences Corporation leases three of our properties in Sterling, VA which it uses as its corporate headquarters. Orbital Sciences Corporation is an international provider of small and medium class rockets, satellites and other space systems.

  •
  Cinram Group, Inc., a subsidiary of Cinram International Income Fund, leases our property in Huntsville, AL, which it uses as a manufacturing and distribution facility. Cinram Group, Inc. is a provider of pre-recorded multimedia and related logistical services.

  •
  Novell, Inc. leases our office property in Provo, UT, which it uses as its corporate headquarters. Novell, Inc. is a provider of infrastructure technology.

              As of December 31, 2012 and pro forma for our recent acquisitions, only five other tenants were responsible for between approximately 2.0% and 3.0% of our annualized rental revenue:

  •
  The Southern Company leases three of our office properties in Birmingham, AL, which it uses for general office purposes and other related uses. The Southern Company is a publicly traded company and one of the largest generators of electricity in the nation, serving both regulated and competitive markets across the southeastern United States.

  •
  Tesoro Hawaii Corporation, a wholly owned subsidiary of Tesoro Corporation, leases lands and an easement from us in the Kapolei area of Oahu, HI, which it uses to support its oil refinery and petroleum products distribution businesses in Hawaii. Tesoro Corporation is a large publicly traded refiner and marketer of petroleum products, principally in the western United States and in the Pacific region.

  •
  Bookspan, Inc., a subsidiary of Direct Brands Inc., leases one of our warehouse properties in Hanover, PA. Bookspan, Inc. distributes books under various different trade names, such as Book of the Month Club®, The Literary Guild® and Doubleday Book Club® from this building.

  •
  Merkle Group Inc. leases our property in Columbia, MD which it uses as its corporate headquarters. Merkle Group Inc. is a provider of customer relationship marketing services.

  •
  Shurtech Brands LLC, a subsidiary of Shurtape Technologies LLC, leases one of our industrial properties in Avon, OH from which it distributes various consumer products such as its Duck® brand products.

              The following table sets forth the composition of our tenants by industry, and includes pro forma information for our recent acquisitions.

Percent of Annualized Rental Revenue as of December 31, 2012
Manufacturing, energy and transport	14.8%
Industrial	12.3%
Real estate, financial and insurance	20.8%
Retail and food	10.9%
High tech and communications	22.0%
Other	19.2%

Total	100.0%

              RMR employs a tenant review process for us. RMR assesses tenants on an individual basis and does not employ a uniform set of credit criteria. In general, depending on facts and circumstances, RMR evaluates the creditworthiness of a tenant based on information concerning the tenant that is provided by the tenant and, in some cases, information that is publicly available or obtained from third party sources. RMR also often uses a third party service to monitor the credit ratings of debt securities of our existing tenants whose debt securities are rated by a nationally recognized statistical rating organization. Neither we nor RMR has any credit monitoring system, and we do not expect to have any such system.

    Geographic Concentration

              Approximately 42.4% of our total revenues for the year ended December 31, 2012 and pro forma for our recent acquisitions, were received from leases of our Hawaii Properties. A large majority of the revenues from our Hawaii Properties for the year ended December 31, 2012 were derived from properties that are located in the industrial and commercial areas between the Honolulu International Airport and the Honolulu central business district. We also own a smaller number of commercial lands located in the area of Oahu known as Kapolei.

              According to the Hawai'i Tourism Authority, the principal driver of the Hawaiian economy is tourism. Travel expense is regarded as a discretionary expenditure and tourism is therefore generally considered a cyclical industry. The cyclicality of the Hawaiian tourist industry (and therefore of the Hawaiian economy generally) is demonstrated by the following chart, which shows airline passenger arrivals in Hawaii since 2007, a period which included a recession.

Number of Tourist Arrivals By Air From Certain Locations

Period	U.S. Mainland	Japan	Other	Total	Percent Change from Prior Period
2007	5,582,530	1,296,421	617,869	7,496,820	N/A
2008	4,901,893	1,175,198	636,345	6,713,436	(10.5)%
2009	4,672,001	1,168,080	580,367	6,420,448	(4.4)%
2010	4,957,352	1,239,307	720,235	6,916,894	7.7%
2011	5,127,291	1,241,805	805,301	7,174,397	3.5%

Source: Hawaii Department of Business, Economic Development & Tourism

              According to the Hawai'i Tourism Authority, in the past, tourists have come to Hawaii principally from the United States mainland and Japan; recently, however, Hawaii has attracted an increasing number of tourists from other countries, especially countries in the Asia Pacific region.

              The following table compares tourist expenditures in Hawaii since 2009.

Expenditures of Hawaii Tourists Arriving by Air

Period	Total Expenditures	Expenditure Per Arrival	Percent Change from Prior Period
2009	$9.8 billion	$1,552.50	N/A
2010	$10.9 billion	$1,569.70	1.1%
2011	$12.1 billion	$1,752.50	11.6%

Source: Hawaii Department of Business, Economic Development & Tourism

              In addition to year over year increases in tourist expenditures, Hawaii has recently experienced a lower unemployment rate than the U.S. national average. Hawaii's reported unemployment rate in December 2012 was among the lowest in the United States at 5.1%, compared to the national unemployment rate of 7.8%, as reported by the U.S. Department of Labor, Bureau of Labor Statistics. In Honolulu County, which includes Oahu, the reported unemployment rate in November 2012 was even lower at 4.8%, as reported by the U.S. Department of Labor, Bureau of Labor Statistics. We believe that increasing tourist expenditures as well as the lower unemployment rate reflect a generally stronger economic climate in Hawaii as compared to the rest of the United States.

              There is a limited amount of land available for development in Oahu. Hawaii has total land area of approximately 6,423 square miles; however, Oahu has only approximately 597 square miles, according to the Hawaii Department of Business, Economic Development & Tourism, The State of Hawaii Data Book, Land Area of Islands. Despite its small physical size, Oahu has a population of almost one million people, or about 70% of Hawaii's total population, and a large majority of all commercial activities in Hawaii occur in Oahu, according to the U.S. Census Bureau, Honolulu County QuickFacts. Moreover, according to the U.S. Department of the Interior U.S. Geological Survey, or the U.S.G.S., much of the land in Oahu is not suitable for development. Large parts of Oahu are owned by the U.S. government as the headquarters of U.S. military operations in the Pacific region and Oahu is a volcanic-created island where large parts are not suitable for development, according to the U.S.G.S.

              We believe that Hawaii's stronger economic growth compared to the United States generally and the limited amount of land available for commercial use in Oahu have contributed to a lower vacancy rate in the Hawaiian commercial real estate market compared to the United States generally. According to a recent report of Colliers International, the industrial space vacancy rate in the Honolulu market was less than half of the U.S. national average industrial space vacancy rate of approximately 9% during the fourth quarter of 2012. As of December 31, 2012 and pro forma for our recent acquisitions, the vacancy rate for our Hawaii Properties was approximately 6.6%.

              We believe the characteristics of most of our Hawaii leases contribute to our low vacancy rate. Most of our Hawaii Properties consist of land which is leased on a long term basis, with a weighted average remaining lease term (based on annualized rental revenue as of December 31, 2012) of 13.7 years. Most of our Hawaii lands are leased to tenants that operate businesses on our lands and have constructed improvements on our lands, such as buildings or other infrastructure, that are used in connection with such businesses. We believe this tenant investment in improvements often provides our tenants with a strong incentive to renew leases upon expiration. Additionally, to the extent a tenant has financed improvements with a loan secured by the improvements or the tenant's leasehold interest, we believe the bank or other lending institution may choose to continue to make rental payments to us in the event of a tenant default to preserve its interest in the financed property. With respect to our land leases, any improvements become our property upon termination of the lease, except that in many cases the tenants have the right to remove the improvements that they have constructed at their expense or sell such improvements to an incoming tenant.

Recent Developments

    Investment Activities

              Property Acquisitions.    Since our IPO, through the date of this prospectus, we have acquired 21 properties from unrelated third parties with a combined 4.0 million rentable square feet for an aggregate purchase price of $596.3 million, including assumed debt of $26.0 million and excluding closing costs.

              The following table provides additional information about our post IPO acquisitions:

Property	Primary Tenant	Acquisition Price (in thousands)		Year Built(1)		Rentable Square Feet	Occupancy	Weighted Average Remaining Lease Term (years)(2)
Post IPO Acquisitions through December 31, 2012
1800 Novell Place, Provo, UT	Novell, Inc.	$85,500		2000		405,699	100.0%	12.5
333 Inverness Drive South, Englewood, CO	Sprint/United Management Company	18,900		1998		140,162	100.0%	6.2
235 Great Pond Road, Windsor, CT	Valassis Direct Mail, Inc.	14,951		2004		171,072	100.0%	11.2
1 Targeting Center, Windsor, CT	Valassis Direct Mail, Inc.	12,224		2000		97,256	100.0%	11.2
400 SW 8th Avenue, Topeka, KS	Colgate-Palmolive Company/Hill's Pet Nutrition, Inc.	19,400		2006		143,934	100.0%	11.3
300 Billerica Road, Chelmsford, MA	Kronos Incorporated	12,200	(3)	2006		110,882	100.0%	6.1
2544 Campbell Place, Carlsbad, CA	Arrowhead General Insurance	12,350	(4)	2007		47,500	100.0%	6.9
2548 Campbell Place, Carlsbad, CA	Arrowhead General Insurance	12,350	(4)	2007		47,500	100.0%	6.9
4905 Moores Mill Road, Huntsville, AL	Cinram Group, Inc.	72,782		1997	(5)	1,370,974	100.0%	20.0
350 West Java, Sunnyvale, CA	Ruckus Wireless, Inc.	28,050		1984		96,415	100.0%	10.0
889 Ahua Street, Honolulu, HI	Bacon Universal Company, Inc.	6,300		N/A		49,452	90.0%	0.5
45101-45301 Warp Drive, Sterling, VA	Orbital Sciences Corporation	85,600		2000	(5)	337,228	100.0%	10.6
7001 Columbia Gateway Drive, Columbia, MD	Merkle Group, Inc.	40,500		2008		119,912	100.0%	10.4
3550 Green Court, Ann Arbor, MI	Black and Veatch Corporation	16,906		1998		82,003	100.0%	14.9

Subtotal		438,013				3,219,989		12.7	(6)

Acquisitions after December 31, 2012
16001 Dallas Parkway, Addison, TX	Bank of America, N.A.	105,000		1996		553,799	100.0%	13.0
4907 North 300 West, Provo, UT	Vivint, Inc.	34,720		2009		125,225	100.0%	11.8
3600 Wiseman Boulevard, San Antonio, TX	Hartford Fire Insurance	18,600		2004		99,986	100.0%	8.3

Subtotal		158,320				779,010		12.2	(6)

Total		$596,333				3,998,999		12.5	(6)

(1)
Year built is year developed or year substantial renovations were completed. Substantial renovations are those costing in excess of 25% of our investment in the property.

(2)
Remaining lease term calculated as of the date acquired.

(3)
Acquisition price included $7.5 million of mortgage debt assumed in connection with the acquisition.

(4)
Combined acquisition price included $18.5 million of mortgage debt assumed in connection with the acquisition.

(5)
A major component or structural part of this property was substantially renovated in the year indicated, or year indicated represents the weighted average age of this property based on rentable square feet for original construction and building additions.

(6)
Average remaining lease term is weighted based on annualized rental revenue as of December 31, 2012.

              In addition, in the ordinary course of our business, we are actively pursuing a pipeline of additional potential acquisitions consistent with our investment strategy. We have identified and are in various stages of either reviewing, bidding for, negotiating contracts or conducting diligence for several potential acquisition opportunities. We cannot assure you that we will acquire any of the properties that we are currently in the process of reviewing, bidding, negotiating or conducting diligence to acquire.

              Investment in AIC.    On May 21, 2012, we invested $5.3 million in AIC. The shareholders of AIC are currently us, RMR, our manager, CWH and five other companies to which RMR provides management services. We and each of AIC's other current shareholders each own 12.5% of AIC's common stock. We and the other shareholders of AIC have purchased property insurance providing $500.0 million of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. The current program was entered into in June 2012 and has a one year period.

              We are also currently investigating the possibilities to expand our insurance relationships with AIC to include other types of insurance. We may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses or by realizing our pro-rata share of any profits from this insurance business. For more information about the relationships and other related person transactions among us, AIC, RMR, CWH and AIC's other shareholders and others affiliated with or related to us or them, and about the risks which may arise as a result of those relationships and transactions, see "Certain Relationships and Related Person Transactions" and "Risk Factors—Risks Related to Our Relationships with CWH and RMR and to Our Organization and Structure."

    Financing Activities

              In March 2012, we entered into a $500.0 million unsecured revolving credit facility that is available for general business purposes, including acquisitions. We applied the proceeds of our initial borrowings under our revolving credit facility to repay in full the CWH Note and to reimburse CWH for costs that CWH incurred in connection with our organization and preparation for our IPO. In addition, our revolving credit facility includes a feature under which maximum borrowings may be increased to $1.0 billion in certain circumstances. In February 2013, we partially exercised our option to increase the available borrowing amount under our revolving credit facility from $500.0 million to $750.0 million. Borrowings under our revolving credit facility bear interest at LIBOR plus a premium. We also pay a facility fee on the total amount of lending commitments under our revolving credit facility. Both the interest rate premium and the facility fee are subject to adjustment based upon changes to our leverage or credit ratings. As of February 28, 2013, the interest rate premium on our revolving credit facility was 130 basis points and our facility fee was 30 basis points and the interest rate for amounts outstanding under our revolving credit facility was 1.51%. As of March 21, 2013, we had $238.0 million outstanding under our revolving credit facility.

              In July 2012, we entered into a five year $350.0 million unsecured term loan, or our term loan. Our term loan matures on July 11, 2017 and is prepayable without penalty at any time. In addition, our term loan includes a feature under which maximum borrowings may be increased to up to $700.0 million in certain circumstances. Our term loan bears interest at a rate of LIBOR plus a premium, which was 155 basis points as of February 28, 2013. The interest rate premium is subject to adjustment based upon changes to our leverage or credit ratings. We used the net proceeds of our term loan to repay amounts outstanding under our revolving credit facility and to fund general business activities, including acquisitions. As of February 28, 2013, the interest rate for the amount outstanding under our term loan was 1.76%.

              In September 2012, we assumed a mortgage totaling $18.5 million, which was recorded at a fair value of approximately $20.0 million, in connection with our acquisition of properties in Carlsbad, CA.

This mortgage bears interest at a rate of 5.950%, requires monthly principal and interest payments and matures in 2017.

              Also in September 2012, we assumed a mortgage totaling $7.5 million, which was recorded at a fair value of approximately $7.9 million, in connection with our acquisition of a property in Chelmsford, MA. This mortgage bears interest at a rate of 5.689%, requires monthly interest only payments and matures in 2016 with the ability to prepay at our option beginning in 2014.

              In December 2012, we sold 8,050,000 of our Shares, including 1,050,000 Shares sold when the underwriters exercised in full their option to purchase additional Shares, in a public offering at a price of $24.00 per share, raising net proceeds of approximately $182.8 million. We used the net proceeds to partially repay amounts outstanding under our revolving credit facility and for general business activities, including acquisitions.

Our Business Plan

    Hawaii Properties

              A majority of our Hawaii lands are leased for rents that are periodically reset based on fair market values, generally every five to ten years. Hawaii market rents have generally increased along with Hawaii's generally improving economy and, as a result, the revenues from our Hawaii lands during CWH's and our ownership have often increased when rent resets occurred. The following chart shows, for our Hawaii lands that have had at least one rent reset since CWH acquired these properties in 2003 and 2005, the change in annual rents as a result of such rent resets.

Historical Rent Resets At Hawaii Lands
(dollars in thousands)

	Annual Rents Before Reset	Annual Rents After Reset	Average Percentage Change in Annual Rents
Date of Acquisition by CWH through 12/31/2005	$4,067	$4,735	16.4%
2006	1,259	1,481	17.6%
2007	1,674	2,228	33.1%
2008	1,770	2,531	43.0%
2009	7,423	10,667	43.7%
2010	3,639	4,156	14.2%
2011	1,412	1,888	33.7%
2012	2,538	3,907	53.9%

Total/Average	$23,782	$31,593	32.8%

              The following chart shows the annualized rental revenue as of December 31, 2012 scheduled to reset at our Hawaii lands.

Scheduled Rent Resets At Hawaii Lands
(dollars in thousands)

Annualized Rental Revenue as of December 31, 2012 Scheduled to Reset
2013	$10,331
2014	5,476
2015	1,182
2016 and thereafter	19,582

Total	$36,571

              We intend to continue to seek to negotiate with our tenants as rents under their leases are scheduled to reset in order to achieve new rents, generally, based on the then current fair market values. Despite CWH's and our prior experience with rent resets in Hawaii, our ability to increase rents when rent resets occur depends upon market conditions which are beyond our control. Accordingly, we can provide no assurance that the historical increases in rents which we and CWH have achieved in the past pursuant to contractual rent resets will be repeated in the future, and it is possible that rents could reset to a lower level if fair market values decrease. Recently, tenants at 24 of our Hawaii Properties commenced litigation against us solely to consolidate the appraisal proceedings relating to rent resets under their leases. Though we can provide no assurance, we do not believe this would result in materially different rent resets. See "—Legal Proceedings."

              We may also seek to take advantage of redevelopment opportunities at our Hawaii Properties. Since the leases for our Hawaii Properties were first entered, often as long ago as 40 to 50 years, the character of many of the neighborhoods in the vicinity of certain of our properties has changed. Some of our properties used for industrial purposes may now be suitable for redevelopment into commercial properties that may generate higher rents. These changing neighborhood characteristics are particularly applicable to our properties located in the area of Oahu between the Honolulu International Airport and the Honolulu central business district. Since CWH acquired our initial Hawaii Properties in 2003 and 2005, it selectively redeveloped a limited number of these properties and, on several occasions, considered the redevelopment of properties as leases have expired. We expect to continue these activities.

    Mainland Office and Industrial Properties

              We intend to seek to renew or extend the terms of leases relating to our Mainland Properties when they expire. Because these properties are each leased to a single tenant, because of the capital many of these tenants have invested into the improvements and because our properties may be of strategic importance to the tenants' business, we believe that there is a greater likelihood that these tenants will renew or extend their leases when they expire as compared to tenants in a property with multiple tenants. However, we also believe that if a building previously occupied by a single tenant becomes vacant, it may take longer and cost more to locate a new tenant than when space becomes vacant in a multi-tenant property. Whenever we extend, renew or enter into new leases for our properties, we intend to seek rents which are equal to or higher than our historical rents for the same properties; however, our ability to maintain or increase the rents for our current properties will depend in large part upon market conditions which are beyond our control.

Acquire Additional Properties

              We currently intend to expand our investments by primarily acquiring additional single tenant, net leased properties throughout the mainland United States. We believe that there are significant investment opportunities in single tenant, net leased properties, especially in suburban areas, and that there is limited competition from well capitalized investors for such properties at this time. We expect to use the extensive nationwide resources of RMR to locate and acquire such properties. One of our goals in acquiring additional properties will be to further diversify our sources of rents and thus improve the security of our revenues. Another goal will be to purchase properties that produce rents which are greater than our capital costs to acquire the properties and, accordingly, allow us to potentially increase distributions to our shareholders over time. We expect that most of our acquisition efforts will focus on office and industrial properties; however, we may consider acquiring other types of properties, including properties which are net leased to single tenants for retail uses and special purpose properties specifically suited to particular tenants' requirements. We also may acquire additional properties in Hawaii, but we currently expect this will not be a significant part of our future acquisitions because there are limited opportunities to acquire properties in Hawaii, especially to acquire lands which are leased to third party tenants.

Our Investment Policies

              In evaluating potential property acquisitions, we consider various factors, including but not limited to, the following:

  •
  the historic and projected rents received and likely to be received from the property;

  •
  the quality, experience and creditworthiness of a property's tenant;

  •
  the term of the lease relating to the property and its other terms;

  •
  the growth, tax and regulatory environments of the market in which the property is located;

  •
  occupancy and demand for similar properties in the same or nearby markets;

  •
  the construction quality, physical condition and design of the property and expected capital expenditures that may be needed to be made to the property;

  •
  the geographic area in which the property is located and type of property; and

  •
  the pricing of comparable properties as evidenced by recent market sales.

              Our Board of Trustees may change our investment policies at any time without a vote of, or notice to, our shareholders. Although we have no current intention to do so, we may in the future adopt policies with respect to investments in real estate mortgages or securities of other entities engaged in real estate activities.

Our Disposition Policies

              We have no current plans to sell any of our properties. However, we may in the future decide to sell certain of our properties. Our decision to sell properties in the future will be based upon the following considerations, among others, which may be relevant to a particular property at a particular time:

  •
  whether the property is leased;

  •
  whether the property tenant is current in its lease obligations;

  •
  our evaluation of the property tenant's ability and desire to renew or extend its lease;

  •
  our evaluation of our ability to locate a new tenant if the property is vacant or likely to become vacant;

  •
  our evaluation of future rents which may be achieved from the property;

  •
  the proposed sale price; and

  •
  the existence of alternative sources, uses or needs for capital.

              Under our business management agreement with RMR, with certain exceptions, if we determine to offer for sale or other disposition any real property that, at such time, is of a type within the investment focus of another REIT to which RMR provides business management or property management services, we will first offer that property for purchase or lease by that RMR-managed REIT and negotiate in good faith for such purchase or lease.

              Our Board of Trustees may change our disposition policies at any time without a vote of, or notice to, our shareholders.

Our Financing Policies

              To qualify for taxation as a REIT under the IRC we must distribute at least 90% of our annual REIT taxable income and satisfy a number of organizational and operational requirements. Accordingly, we generally will not be able to retain sufficient cash from operations to repay debts, invest in properties and fund acquisitions. Instead, we expect to repay our debts, invest in our properties and fund acquisitions by borrowing, issuing equity securities or using retained cash from operations. Since our IPO, our growth has been financed by borrowings under our revolving credit facility and term loan and the proceeds from our equity offering completed in December 2012. As the maturity of our revolving credit facility approaches and when we have significant borrowings outstanding under our revolving credit facility, we expect to refinance such indebtedness with new debt or equity issuances. We will decide when and whether to issue new debt or equity depending upon market conditions. Because our ability to raise capital may depend, in large part, upon market conditions, we can provide you no assurance that we will be able to raise sufficient capital to repay our debt or to fund our growth strategy.

              We intend to use prudent amounts of leverage. Our Board of Trustees has adopted a policy to limit our indebtedness to no more than 50% of the undepreciated book value of our properties. We intend to manage our leverage in a way that may eventually permit us to achieve "investment grade" ratings from nationally recognized statistical rating organizations such as Moody's Investors Service, Inc. and Standard & Poor's Ratings Services; however, we can provide no assurance that we will be able to achieve investment grade ratings or when we might do so. If we are unable to achieve investment grade ratings, we believe our ability to issue reasonably priced unsecured debt may be limited.

              Our Board of Trustees may change our financing policies at any time without a vote of, or notice to, our shareholders.

    Revolving Credit Facility

              We have a $750.0 million revolving credit facility with a group of institutional lenders, including affiliates of             . We use borrowings under our revolving credit facility for general business purposes, including acquisitions.

              The following is a summary description of certain material terms of our revolving credit facility agreement. Because it is a summary, the following does not include all of the terms which may be important to you. For more details concerning our revolving credit facility, see our revolving credit facility agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

  •
  Amount Available.  Our revolving credit facility permits borrowings in an aggregate principal amount of up to $750.0 million at any time. Our revolving credit facility also includes a feature under which maximum borrowings may be increased to $1.0 billion in certain circumstances. As of March 21, 2012, we had $238.0 million outstanding and $512.0 million available for additional borrowings under our revolving credit facility.

  •
  Maturity.  Our revolving credit facility matures on March 11, 2016, subject to our remaining in compliance with various covenants under the credit agreement. Provided that we are not in default and that we satisfy certain other conditions, including payment of an extension fee, we have the option to extend the maturity of our revolving credit facility by one year.

  •
  Interest.  Borrowings under the revolving credit facility bear interest at LIBOR plus a premium. We also pay a per annum facility fee on the total amount of lending commitments under our revolving credit facility. Both the interest rate premium and the facility fee are subject to adjustment based upon changes to our leverage or credit ratings. As of February 28, 2013, our revolving credit facility premium was 130 basis points and our facility fee was 30 basis points. As of February 28, 2013, the interest rate payable on borrowings under our revolving credit facility was 1.51%. If, however, we achieve an investment-grade credit rating on any senior unsecured long term debt we may issue, we have the right to elect to calculate the premium based on our credit ratings, in which case the premium would be subject to adjustment should our credit rating change.

  •
  Guarantors.  Certain of our subsidiaries guarantee payment under our revolving credit facility.

  •
  Financial and Other Covenants.  The credit agreement includes various financial and other covenants. For example: (1) a number of covenants which restrict our ability to incur debts in excess of calculated amounts, restrict our ability to make distributions under certain circumstances and generally require us to maintain certain financial ratios; and (2) provisions for acceleration of payment of all amounts outstanding upon the occurrence and continuation of certain events of default. We believe we were in compliance with all of the terms and covenants under our revolving credit facility agreement at December 31, 2012.

  •
  Other Terms, Conditions and Fees.  The credit agreement includes various other terms, conditions and fees.

  •
  Change of Control.  Among other events of default, the credit agreement provides that a change of control of us (as defined in the credit agreement), including RMR ceasing to act as our sole business and property manager, may cause the amounts outstanding under our revolving credit facility to become immediately due and payable.

    Our Term Loan

              We entered into a $350.0 million term loan with a group of institutional lenders, including affiliates of            . We used the net proceeds from our term loan to repay amounts outstanding under our revolving credit facility and deposited excess proceeds into interest bearing cash accounts to fund general business activities, including acquisitions.

              The following is a summary description of certain material terms of our term loan agreement. Because it is a summary, the following does not include all of the terms which may be important to you. For more details concerning our term loan, see our term loan agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

  •
  Amount.  We borrowed an aggregate amount of $350.0 million under our term loan. In addition, our term loan agreement includes a feature under which maximum borrowings may be increased up to $700.0 million in certain circumstances.

  •
  Maturity.  Our term loan matures on July 11, 2017 and is prepayable by us without penalty at any time.

  •
  Interest.  The amount outstanding under the term loan bears interest at LIBOR plus a premium that is subject to adjustment based upon changes to our leverage or credit ratings. As of February 28, 2013, the term loan premium was 155 basis points and the interest rate payable on the amount outstanding under the term loan was 1.76%. If, however, we achieve an investment-grade credit rating on any senior unsecured long term debt we may issue, we have the right to elect to calculate the premium based on our credit ratings, in which case the premium would be subject to adjustment should our credit rating change.

  •
  Guarantors.  Certain of our subsidiaries guarantee payment under our term loan.

  •
  Financial and Other Covenants.  Our term loan agreement includes various financial and other covenants. For example: (1) a number of covenants which restrict our ability to incur debts in excess of calculated amounts, restrict our ability to make distributions under certain circumstances and generally require us to maintain certain financial ratios; and (2) provisions for acceleration of payment of all amounts outstanding upon the occurrence and continuation of certain events of default. We believe we were in compliance with all of the terms and covenants under our term loan agreement at December 31, 2012.

  •
  Other Terms, Conditions and Fees.  Our term loan agreement includes various other terms, conditions and fees.

  •
  Change of Control.  Among other events of default, our term loan agreement provides that a change of control of us (as defined in our term loan agreement), including RMR ceasing to act as our sole business and property manager, may cause the amounts outstanding under our term loan to become immediately due and payable.

Other Policies

              We have not engaged in underwriting securities of other issuers and do not intend to do so. We have not in the past, but we may in the future, invest in the securities of other issuers for the purpose of exercising control, issue senior securities, make loans to other persons, engage in the purchase and sale of investments, offer securities in exchange for property or repurchase or reacquire our securities.

              We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. We will furnish our shareholders with annual reports containing financial statements audited by our independent registered public accounting firm and with quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

Our History

              We were formerly a wholly owned subsidiary of CWH, a NYSE-listed REIT that primarily owns office properties. CWH created us to concentrate its ownership of certain net leased lands located in Hawaii that CWH purchased in 2003 and 2005 and other single tenant, net leased properties. On February 16, 2012, CWH contributed the Initial Properties to us and in return we issued to CWH: (i) 22,000,000 Shares (including 1,000 Shares initially issued to CWH on December 21, 2011 in connection with our formation); and (ii) the CWH Note. On March 6, 2012, we priced our IPO of 8,000,000 Shares. The sale of those Shares and an additional 1,200,000 Shares pursuant to the full exercise of the underwriters' option to purchase additional Shares closed on March 12, 2012, and we became a public company. Simultaneous with the closing of our IPO, we entered into a $500.0 million revolving credit facility which has subsequently been increased to $750.0 million and which is available for our general business purposes, including acquisitions. We used the net proceeds from our IPO and borrowings under our revolving credit facility to repay in full the CWH Note and to reimburse CWH for costs that CWH incurred in connection with our organization and preparation for our IPO. CWH currently owns approximately 56.0% of our outstanding Shares.

Our Leases

              The following is an overview of the general lease terms for our properties. The terms of any particular lease may vary from those described below.

    Hawaii Leases

              In general, leases for properties in Hawaii are net leases, which require that the tenant pay a fixed annual rent on a monthly, quarterly or semi-annual basis, and also pay or reimburse us for all, or substantially all, the property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs. A minority of our Hawaii leases include buildings that we own. Certain leases for our buildings in Hawaii require us to maintain the roof, exterior walls, foundation and other structural elements of the buildings at our expense. A majority of our Hawaii Properties are lands that are leased for fixed annual rents that are periodically reset based on fair market values. In some cases, the resets are based on fair market value rent and in other cases, on a percentage of the fair market value of the land. Fair market value rent reset rates are generally determined through negotiations between us and our tenants; however, when no agreement is achieved, the Hawaii leases require an appraisal process. In the appraisal process for the land leases that are periodically reset, the appraisers are generally required to determine the fair and reasonable rent, exclusive of improvements. In the appraisal process for the leases that are periodically reset based on a percentage of the fair market value of the land, the appraisers are required to determine the fair market value of the land, exclusive of improvements, with such fair market value being based on the highest and best use of the land and as though unencumbered by the lease. Recently, tenants at 24 of our Hawaii Properties commenced litigation against us to consolidate the appraisal proceedings relating to rent resets under their leases. See "—Legal Proceedings."

    Mainland Office and Industrial Leases

              In general, our Mainland Properties are net leased to single tenants. The leases require that the tenants pay fixed annual rents on a monthly basis, and also pay or reimburse us for all, or substantially all, the property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs. Some of these leases provide for periodic fixed increases of base rent. Certain leases for our buildings at our Mainland Properties require us to maintain the roof, exterior walls, foundation and other structural elements of the buildings at our expense.

Environmental Matters

              Ownership of real estate is subject to risks associated with environmental hazards. We may be liable for environmental hazards at, or migrating from, our properties, including those created by prior owners or occupants, existing tenants, abutters or other persons. Various federal and state laws impose liabilities upon property owners, such as us, for any environmental damages arising from properties they own. We may be held liable for environmental investigation and clean up damages at, or near, our properties, including at sites we own and lease to our tenants. As an owner of properties which contain environmental hazards, we also may be liable for damages to governmental agencies or third parties for costs and damages they incur arising from environmental hazards at such properties. Moreover, the costs and damages which may arise from environmental hazards are often difficult to project and may be substantial.

              Although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant's activities on the property, we could be subject to strict liability by virtue of our ownership interest. Also, our tenants may be unable to satisfy their indemnification obligations, if any, under our leases. Furthermore, the discovery of contamination or violations of environmental laws on any of our properties could lead to significant remediation costs or fines, penalties or other liabilities or obligations attributable to the tenant of that property. Such liabilities or obligations may affect a tenant's ability to make payments to us, including rental payments and, where applicable, indemnification payments. When we acquired the Initial Properties from CWH, we agreed to indemnify CWH against all environmental liabilities with respect to the Initial Properties.

              Certain of our properties are used or have been used for industrial purposes. Though we have reviewed these and our other properties for potential environmental liabilities and have established a reserve for potential costs that may be incurred as a result of environmental contamination, no assurance can be given that we have identified all potential environmental liabilities or that our reserve will be sufficient to cover any costs we may incur relating to environmental matters. Some of these properties contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. Our exposure to these tanks creates the potential for the release of petroleum products or other hazardous or toxic substances onto our properties. In addition, certain of our properties are on, adjacent to or near other properties upon which others have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

              We do not have any insurance designated to limit any losses that we may incur as a result of known or unknown environmental conditions which are not caused by an insured event, such as, for example, fire or flood. However, as of December 31, 2012, we have reserved approximately $8.6 million for potential environmental liabilities. The environmental reserve CWH applied to the Initial Properties historically did not vary significantly from year to year and the actual historical costs to remediate certain environmental issues have not deviated significantly from the corresponding reserve amount. Nevertheless, environmental exposures are difficult to assess and estimate for numerous reasons, including uncertainty about the extent of contamination, alternative treatment methods that may be applied, location of the affected property which subjects it to differing local laws and regulations and their interpretations, as well as the time it takes to remediate contamination. In developing reserves for potential environmental liability on a property by property basis, we consider among other things, enacted laws and regulations, assessments of contamination and surrounding geology, quality of information available, currently available technologies for treatment, alternative methods of remediation and prior experience. Environmental reserves are based on estimates which are subject to significant change and are adjusted as the remediation treatment progresses, as circumstances change and as environmental contingencies become more clearly defined and reasonably estimable. We do not believe that there are environmental conditions at any of our properties that will materially and adversely affect us. However, no assurance can be given that environmental conditions present at our properties or costs we may be required to incur in the future to address environmental contamination will not materially and adversely affect us.

              We believe any asbestos in our buildings is contained in accordance with current regulations, and we have no current plans to remove it. If we remove the asbestos or renovate or demolish the affected properties, certain environmental regulations govern the manner in which the asbestos must be handled and removed, and we could incur substantial costs complying with such regulations.

              Further, we may be impacted by laws enacted or proposed addressing climate change and climate change may adversely affect our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Impact of Climate Change" in our Annual Report.

Competition

              Investing in and operating commercial properties is a very competitive business. We compete against publicly traded and private REITs, numerous financial institutions, individuals and public and private companies. Some of our competitors may have greater financial and management resources than we have. As a result of our business management agreement with RMR, we have limited ability to invest in properties that are within the investment focus of another business managed by RMR. We believe the diversity of our tenants, the experience and abilities of our management, the quality of our properties and the structure of our leases may afford us some competitive advantages and allow us to operate our business successfully despite the competitive nature of our business. See "Risk Factors—Risks Related to Our Business—We face significant competition."

Employees

              We have no employees. Services which would otherwise be provided by employees are provided by RMR and by our Managing Trustees and officers. As of December 31, 2012, RMR had approximately 820 full time employees.

Legal Proceedings

              On October 11, 2012, 24 tenants of our Hawaii Properties commenced litigation against us in the Circuit Court of the First Circuit of the State of Hawaii seeking to consolidate into a single arbitration proceeding the separate appraisal proceedings for determination of the reset rent rates that were scheduled to become effective on January 1, 2013. We do not believe that the rents which will result by determining reset rent rates pursuant to a single arbitration rather than by separate appraisal proceedings will be materially different. However, we believe that separate appraisal proceedings are required by the leases for the separate land parcels and that such separate appraisals will be both more efficient and more conducive to settlements than a consolidated arbitration. Accordingly, we removed this case to the United States District Court for the District of Hawaii and are opposing the tenants' motion to consolidate.

              Additionally, in the ordinary course of business we are involved in litigation incidental to our business; however, we are not aware of any pending legal proceeding affecting us or any of our properties for which we might become liable or the outcome of which we expect to have a material adverse effect on us.

Insurance

              Our leases generally provide that our tenants are responsible for the costs of insurance coverage for the properties we lease to them, including for casualty, liability, fire, extended coverage and rental or business interruption loss. Under our Hawaii land leases, our tenants are generally responsible for purchasing the insurance directly, while under our leases relating to our Hawaii buildings, our tenants are generally either required to reimburse us for the costs of maintaining the insurance coverage or purchase such insurance directly and list us as an insured party. With respect to our Mainland Properties, we either purchase the insurance ourselves and our tenants reimburse us, or the tenants buy the insurance directly and are required to list us as an insured party. In addition, we participate with RMR and other companies to which RMR provides management services in a combined insurance program through AIC, and with respect to which AIC is a reinsurer of certain coverage amounts. See "Certain Relationships and Related Person Transactions—Our Relationship with AIC."

Other Matters

              Legislative and regulatory developments may occur at the federal, state and local levels that have direct or indirect impact on the ownership, leasing and operation of our properties. We may need to make expenditures, to the extent these costs are not paid by our tenants, due to changes in government regulations, or the application of such regulations to our properties, including the Americans with Disabilities Act, fire and safety regulations, building codes, land use regulations or environmental regulations on containment, abatement or removal.

MANAGEMENT

Trustees and Officers

              Each of our Trustees holds office until his or her successor is duly elected or appointed and qualified, or until the earlier of his or her death, resignation, retirement or removal. Each of our officers serves at the discretion of our Board of Trustees. The following table sets forth certain information with respect to our Trustees and officers.

Name	Age	Position(s)
BARRY M. PORTNOY	67	Managing Trustee (Class 1 term will expire in 2013)
ADAM D. PORTNOY	42	Managing Trustee (Class 2 term will expire in 2014)
JEFFREY P. SOMERS	70	Independent Trustee (Class 1 term will expire in 2013)
DONNA D. FRAICHE	61	Independent Trustee (Class 2 term will expire in 2014)
WILLIAM A. LAMKIN	53	Independent Trustee (Class 3 term will expire in 2015)
DAVID M. BLACKMAN	50	President and Chief Operating Officer
JOHN C. POPEO	52	Treasurer and Chief Financial Officer
JENNIFER B. CLARK	51	Secretary

              The following is a biographical summary of the experience of our Trustees and officers.

              BARRY M. PORTNOY has been one of our Managing Trustees since our formation in 2011. Mr. Portnoy has been a Managing Trustee of CWH, HPT, SNH and GOV, since 1986, 1995, 1999 and 2009, respectively. He has been a Managing Director of Five Star, and of TravelCenters since 2001 and 2006, respectively. Mr. Portnoy is an owner of RMR and of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor. Mr. Portnoy has been an owner and a Director of RMR (and its predecessor) since its founding in 1986, a full time employee of RMR since 1997, the Chairman of RMR since 1998 and a Director and Vice President of RMR Advisors since 2002. Mr. Portnoy has been an Interested Trustee of the RMR Funds since shortly after their formation (the earliest of which was in 2002). Mr. Portnoy practiced law for many years as a partner in, and chairman of, a law firm until 1997. Mr. Barry Portnoy is the father of Mr. Adam Portnoy, our other Managing Trustee. Our Board of Trustees concluded that Mr. Portnoy is qualified to serve as one of our Managing Trustees based upon, among other things, his demonstrated leadership capability, his extensive experience in and knowledge of the commercial real estate industry and REIT, his leadership position with RMR, his extensive public company director service, his professional skills and expertise in, among other things, legal and regulatory matters and his institutional knowledge earned through prior service on CWH's board of trustees and in key leadership positions with our manager and his qualifying as a Managing Trustee in accordance with the requirements of our declaration of trust and our bylaws.

              ADAM D. PORTNOY has been one of our Managing Trustees since our formation in 2011. Mr. Portnoy has been a Managing Trustee of CWH since 2006 and its President since 2011. He also served as Executive Vice President of CWH from 2003 through 2006. Mr. Portnoy has been a Managing Trustee of HPT, SNH and GOV, since 2007, 2007 and 2009, respectively. Mr. Portnoy has been an Interested Trustee of RMR Real Estate Income Fund, or RIF, and its predecessor funds since 2009. Mr. Portnoy has been President of CWH since 2011 and was an Executive Vice President of CWH from 2003 through 2006. He was President of GOV from 2009 until 2011. Mr. Portnoy has been an executive officer of RMR since 2003 and currently is the President, Chief Executive Officer and a Director of RMR. Additionally, Mr. Portnoy is an owner of RMR and of RMR Advisors. Mr. Portnoy has been President and Director of RMR Advisors since 2007 and was a Vice President prior to that time since 2003. He has also been President of the RMR Funds since 2007. Prior to becoming President in 2007, Mr. Portnoy served as Vice President of the RMR Funds beginning in 2004. Prior to 2004, Mr. Portnoy held various positions in the finance industry and public sector, including working as an investment banker at Donaldson, Lufkin & Jenrette and ABN AMRO, working in private equity at the International Finance Corporation (a member of The World Bank Group) and DLJ Merchant Banking Partners, and serving as Chief Executive Officer of a telecommunications company. Mr. Portnoy is also currently a member of the Board of Governors of the National Association of Real Estate Trusts, a member of the Board of Trustees of Occidental College and serving as the Honorary Consul General of the Republic of Bulgaria to Massachusetts. Mr. Adam D. Portnoy is the son of Mr. Barry M. Portnoy, our other Managing Trustee. Our Board of Trustees concluded that Mr. Portnoy is qualified to serve as one of our Managing Trustees based upon, among other things, his extensive experience in and knowledge of the commercial real estate industry and REITs, his leadership position with RMR, his public company director service, his demonstrated management ability, his experience in investment banking and private equity, his government organization service, his institutional knowledge earned through service on CWH's board of trustees for seven years and in key leadership positions with our manager for nine years and his qualifying as a Managing Trustee in accordance with the requirements of our declaration of trust and our bylaws.

              JEFFREY P. SOMERS has been one of our Independent Trustees since shortly before the completion of our IPO. Mr. Somers has been, since 2010, Of Counsel to, and from 1995 to 2009, was a member, and for six of those years the managing member, of the law firm of Morse, Barnes Brown & Pendleton, PC. Prior to that time, he was a partner for more than 20 years at the law firm of Gadsby Hannah LLP (now McCarter & English, LLP) and for eight of those years was managing partner of the firm. Since 2002, Mr. Somers has served as a Director for Cantella Management Corp., a holding company for Cantella & Co., Inc., an SEC registered broker dealer. From 1995 to 2001, he served as a trustee for the Pictet Funds. Before entering private law practice, Mr. Somers was a staff attorney at the SEC in Washington, D.C. He has previously served as a trustee for Glover Hospital, which is now part of Beth Israel Deaconess Hospital, among various other civic leadership roles. Mr. Somers has been an Independent Trustee of RIF and its predecessor funds since 2009 and was an Independent Trustee of RMR Funds Series Trust from 2009 until its dissolution in 2009. Mr. Somers has been an Independent Trustee of SNH and GOV since 2009. Our Board of Trustees concluded that Mr. Somers is qualified to serve as one of our Independent Trustees based upon, among other things, his expertise in legal, corporate governance and regulatory matters, his leadership role as a law firm managing member, his service as a trustee of public investment companies, his experience in complex business transactions, his various civic roles, his familiarity with finance and accounting matters and his qualifying as an Independent Trustee in accordance with the requirements of the NYSE, the SEC, our declaration of trust and our bylaws.

              DONNA D. FRAICHE has been one of our Independent Trustees since shortly before the completion of our IPO. Ms. Fraiche is a shareholder in, and serves on the nominating and governance committee of, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and has practiced law in the Health Law and Public Policy Departments of that firm since 2004. Previously, Ms. Fraiche practiced law with the firm now known as Locke Lord LLP in New Orleans. Ms. Fraiche is Chair of the Louisiana Health Care Commission and has previously served as President of the organization now known as the American Health Lawyers Association, Chair of the Long Term Community Planning Task Force and Health Care Committee of the Louisiana Recovery Authority, delegate of the Louisiana Recovery Authority to the Louisiana Health Care Redesign Collaborative, Chair of the Louisiana Office of State Planning Task Force and Chair of the Board of Trustees of Loyola University, among numerous other business and civic responsibilities. Ms. Fraiche has testified before Congressional and Senate committees on the structure of the hospital industry and the Gulf Coast's reconstruction efforts after hurricanes Katrina and Rita. Ms. Fraiche has also served on the adjunct faculty of Tulane University's School of Public Health and Administration and as a preceptor for its residency program in health management systems and has been widely published on the topics of health care and the Gulf Coast's reconstruction efforts. Ms. Fraiche also serves as Honorary Consul General for Japan in New Orleans. Ms. Fraiche has been an Independent Director of Five Star since 2010. Our Board of Trustees concluded that Ms. Fraiche is qualified to serve as one of our Independent Trustees based upon, among other things, her professional legal skills, her many leadership roles and experiences, including her service in numerous public policy and civic leadership roles and her qualifying as an Independent Trustee in accordance with the requirements of the NYSE, the SEC, our declaration of trust and our bylaws.

              WILLIAM A. LAMKIN has been one of our Independent Trustees since shortly before the completion of our IPO. Mr. Lamkin has been a partner in Ackrell Capital LLC, a San Francisco based investment bank, since 2003. Previously, he was employed as a financial consultant and as an investment banker, including as a Senior Vice President in the investment banking division of ABN AMRO, Incorporated. Prior to working as a financial consultant and as an investment banker, Mr. Lamkin was a practicing attorney. Mr. Lamkin has served as an Independent Trustee of CWH and HPT since 2006 and 2007, respectively. Our Board of Trustees concluded that Mr. Lamkin is qualified to serve as one of our Independent Trustees based upon, among other things, his experience in and knowledge of the commercial real estate and investment banking industries, his work on and with public company boards and board committees, his demonstrated management ability, his experience in capital raising and strategic business transactions, his professional training, skills and expertise in, among other things, legal and finance matters, his institutional knowledge earned through service on CWH's board of trustees for seven years and his qualifying as an Independent Trustee in accordance with the requirements of the NYSE, the SEC, our declaration of trust and our bylaws.

              DAVID M. BLACKMAN has been our President and Chief Operating Officer since our formation. Mr. Blackman has also been President and Chief Operating Officer of GOV since January 2011 and was Treasurer and Chief Financial Officer of GOV from February 2009 until January 2011. Previously, Mr. Blackman had been employed as a banker at Wachovia Corporation and its predecessors for 23 years, focused on real estate finance matters, including serving as a Managing Director in the real estate section of Wachovia Capital Markets, LLC from 2005 through January 2009. Mr. Blackman has also been employed as a Senior Vice President of RMR since February 2009.

              JOHN C. POPEO has been our Treasurer and Chief Financial Officer since our formation in 2011. Mr. Popeo has also been Treasurer and Chief Financial Officer of CWH since 1999 and Assistant Secretary of CWH since 2008, and served as Secretary of CWH from 1999 to 2008. Mr. Popeo has also been an Executive Vice President of RMR since 2008, and previously served as Treasurer of RMR from 1997 to 2012, as a Vice President from 1999 to 2006 and as a Senior Vice President from 2006 to 2008. Mr. Popeo served as Vice President of RMR Advisors from 2004 to 2009 and served as Vice President of the RMR Funds from shortly after their formation (the earliest of which was in 2002) until 2009. Mr. Popeo is a certified public accountant.

              JENNIFER B. CLARK has been our Secretary since our formation. Ms. Clark joined RMR in 1999 as a Vice President; she became a Senior Vice President in 2006 and an Executive Vice President and General Counsel in 2008. Ms. Clark serves as Secretary of CWH, GOV, HPT, SNH, TravelCenters and Five Star. Ms. Clark also serves as Secretary and Chief Legal Officer of RMR Advisors and of RIF and previously served as Secretary and Chief Legal Officer for certain of RIF's predecessor funds. Prior to 1999, Ms. Clark was a partner at the law firm of Sullivan & Worcester LLP.

              RIF, its predecessor funds and RMR Funds Series Trust are collectively referred to herein as the "RMR Funds." Each of the RMR Funds may be considered to be affiliates of us. Each of the RMR Funds, except for RMR Funds Series Trust, is or was a closed end investment company registered under the Investment Company Act of 1940, as amended, or the 1940 Act. RMR Funds Series Trust was an open end investment company registered under the 1940 Act prior to its dissolution in 2009.

Board of Trustees

              Our Board of Trustees is composed of five members. We have two categories of trustees: (1) trustees who are employees, officers or directors of RMR or involved in our day to day activities for at least one year prior to their election, whom we refer to as "Managing Trustees" in our bylaws; and (2) trustees who are not employees of RMR and not involved in our day to day activities and who are independent within the meaning of the applicable rules of the NYSE and the SEC, whom we refer to as "Independent Trustees" in our bylaws. Our bylaws do not prohibit persons serving as independent trustees of other companies managed by RMR from serving as our Independent Trustees. We have determined that our Independent Trustees are independent within the meaning of the applicable rules of the NYSE and that their service as independent trustees of companies affiliated with or related to RMR does not constitute a material relationship with us that would prevent their qualification as independent. Our bylaws require that a majority of our Trustees be Independent Trustees as defined in our bylaws.

              Our Board of Trustees is divided into three classes, Class 1, Class 2 and Class 3. At each annual meeting of our shareholders, one class of trustees is elected for a three year term to succeed the trustees of the same class whose terms are then expiring. The initial terms of the Class 1 trustees, Class 2 trustees and Class 3 trustee will expire upon the election and qualification of successor trustees at the annual meetings of our shareholders held during the calendar years 2013, 2014 and 2015, respectively.

Committees of Our Board of Trustees

              Our Board of Trustees has established an audit committee, a compensation committee and a nominating and governance committee, each of which has a written charter. Our audit committee, compensation committee and nominating and governance committee are each comprised of William A. Lamkin, Jeffrey P. Somers and Donna D. Fraiche, who are independent trustees under applicable NYSE listing standards and each committee's respective charter. Members of our audit committee also meet the independence criteria applicable to audit committees under the Sarbanes-Oxley Act of 2002 and the SEC's implementing rules under that law.

              Our audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The primary function of our audit committee is to select our independent registered public accounting firm and to assist our Board of Trustees in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. Our Board of Trustees has determined that William A. Lamkin is our audit committee financial expert and is "independent" as defined by the rules of the SEC and the NYSE. Our Board of Trustees' determination that William A. Lamkin is a financial expert was based upon: (1) his current position as partner of Ackrell Capital LLC, an investment banking firm; and (2) his prior experience (a) as a financial consultant, (b) as a Senior Vice President in the investment banking division of ABN AMRO, Incorporated, (c) in various investment banking positions with Donaldson, Lufkin & Jenrette, PaineWebber and Kidder, Peabody, where his work included real estate investment banking and project financing matters and (d) as a member and chair of the audit committees of other publicly owned REITs. Additionally, our Board of Trustees has determined that Jeffrey P. Somers's simultaneous service on the audit committees of SNH, GOV and RIF will not impair his ability to effectively serve on our audit committee. Under its charter, our audit committee has the final authority and responsibility to select our independent registered public accounting firm.

              Our compensation committee's primary responsibilities include: (1) reviewing the terms of RMR's business management and property management agreements with us, evaluating the performance of RMR under those agreements, approving the fees and certain other costs that we are required to pay under those agreements and making determinations regarding continuance of or changes to those agreements; (2) evaluating the performance of our President and determining and approving any compensation, including any equity compensation, paid directly by us to our President; (3) evaluating the performance of our Director of Internal Audit and determining the compensation payable to him and the costs of our internal audit function generally; (4) evaluating, approving and administering all of our equity compensation plans; (5) evaluating whether our executive compensation programs encourage appropriate levels of risk taking by our executives; and (6) reviewing and considering the incentives and risks associated with our compensation policies and practices.

              The responsibilities of our nominating and governance committee include: (1) identification of individuals qualified to become members of our Board of Trustees and recommending to our Board of Trustees the nominees for Trustee for each annual meeting of shareholders or when Board of Trustees vacancies occur; (2) development and recommendation to our Board of Trustees of governance guidelines; and (3) evaluation of the performance of our Board.

              The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter.

              Our policy with respect to trustee attendance at our annual meetings of our shareholders can be found in our Governance Guidelines, the full text of which appears at our website at www.sirreit.com. In addition to our Governance Guidelines, copies of the charters of our audit, compensation and nominating and governance committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge at our website, www.sirreit.com, or by writing to our Secretary, Jennifer B. Clark, c/o Select Income REIT, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634.

Compensation of the Trustees and Officers

              We pay each of our Independent Trustees an annual fee of $30,000 for services as a trustee, plus a fee of $750 for each meeting attended. Up to two $750 fees are paid if a board meeting and one or more board committee meetings are held on the same date. The chairpersons of our audit committee, compensation committee and nominating and governance committee receive an additional $10,000, $5,000 and $5,000, respectively, each year. Under our Governance Guidelines, each Trustee is required to maintain the necessary level of expertise to perform his or her responsibilities as Trustee and we reimburse each Trustee for the out of pocket costs he or she incurs from attending continuing education programs. Each of our Trustees is eligible to receive grants of our Shares as part of his or her annual compensation, as determined by our compensation committee. In September 2012, we granted each of our Trustees 2,000 Shares. We generally reimburse all our Trustees for travel expenses incurred in connection with their duties as trustees. Our Managing Trustees are employees of RMR and do not receive cash compensation for their services directly from us, but do receive reimbursement of expenses and we expect will receive annually Share grants equal to the amount of Shares granted to our Independent Trustees.

              We do not have any employees. None of our executive officers has an employment agreement with us or any agreement that becomes effective upon his termination or a change of control of us. RMR provides services that otherwise would be provided by employees. RMR conducts our day to day operations on our behalf and compensates our executive officers, David M. Blackman and John C. Popeo, and other RMR personnel who provide services to us directly and in its sole discretion in connection with their services rendered to RMR and to us, except that the compensation of our Director of Internal Audit and the allocation of internal audit costs to us by RMR is determined by our compensation committee. We do not pay our executive officers salaries or bonuses or provide other compensatory benefits except for Share grants under the Equity Compensation Plan. Although our compensation committee will review and approve our management agreements with RMR, it is not involved in compensation decisions made by RMR for its employees other than the employee serving as our Director of Internal Audit. Our payments to RMR are described in "Certain Relationships and Related Person Transactions."

Equity Compensation Plan

              Although we do not pay any cash compensation to our officers and have no employees, we have adopted the Equity Compensation Plan and have made, and will make, awards to our Trustees, executive officers and other RMR employees who provide services to us. We may award Shares under the Equity Compensation Plan to recognize such persons' scope of responsibilities, compensate demonstrated performance and leadership, motivate future performance, align such persons' interests with those of our other shareholders and motivate executives to remain employees of RMR and to continue to provide services to us through the term of the awards. As of March 21, 2013, pursuant to the Equity Compensation Plan we have granted an aggregate of 22,592 Shares to our officers and certain employees of our manager, RMR, and granted an aggregate of 10,000 Shares to our five Trustees as part of our trustee compensation arrangements. There are 2,967,408 Shares remaining available for future issuances under the Equity Compensation Plan.

              Under its charter, our compensation committee administers and makes Share awards under the Equity Compensation Plan. In setting Share awards under the Equity Compensation Plan, our compensation committee considers multiple factors, including the following primary factors: (1) the scope of responsibility of each individual; (2) the amount of Shares previously granted to each recipient; (3) the amount of Shares previously granted to persons performing similar services for us as are currently performed by each recipient; (4) the amount of Shares granted to persons performing similar services for other companies managed by RMR; (5) the amount of Shares or equity compensation granted to persons performing similar services for other companies that our compensation committee may determine to be comparable to us; (6) the amount of time spent, the complexity of the duties and the value of services performed, by the particular recipient; (7) the fair market value of our Shares granted; and (8) the recommendations of our executive officers and Managing Trustees. We determine the fair market value of our Shares granted based on the closing price of our Shares on the date of grant.

              In administering the Equity Compensation Plan, our compensation committee has imposed, and may impose in the future, vesting and other conditions on granted Shares. In the event a recipient granted a Share award, which is subject to vesting, ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, our compensation committee may provide that we may repurchase or the recipient must forfeit the Shares that have not yet vested for nominal consideration. As with other issued Shares, vested and unvested Shares awarded under the Equity Compensation Plan will be entitled to distributions and will have voting rights.

              We expect that our compensation philosophy and programs will be designed and implemented by our compensation committee to foster a business culture that reasonably aligns the interests of our executive officers and Trustees with those of our shareholders. We believe that the equity compensation of our executive officers and Trustees is designed to help achieve the goal of providing our shareholders dependable, long term returns.

Limitation of Liability and Indemnification

              Our declaration of trust contains provisions that limit the liability of our Trustees and officers. Under our bylaws, our Trustees and officers are entitled to indemnification, and we have entered into indemnification agreements with our Trustees and officers. We believe that these provisions are necessary to attract and retain qualified persons as trustees and officers. You can find more information about indemnification of trustees and officers under "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws."

MANAGER

              Our day to day operations are conducted by RMR. RMR is a Delaware limited liability company owned by our Managing Trustees, Barry M. Portnoy and Adam D. Portnoy with a principal place of business of Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634, and its telephone number is (617) 322-3990. As of December 31, 2012, RMR had approximately 820 full time employees, including a headquarters staff and regional offices and other personnel located throughout the United States. RMR also acts as the manager for CWH, GOV, SNH and HPT and provides services to other public and private companies, including Five Star, TravelCenters and Sonesta.

Our Relationship with RMR

              We have no employees. Personnel and various services we require to operate our business are provided to us by RMR. We have two agreements with RMR to provide management and administrative services to us: (1) a business management agreement and (2) a property management agreement. Under our business management agreement with RMR, we acknowledge that RMR also provides management services to other companies, including CWH. One of our Managing Trustees, Barry M. Portnoy, is Chairman, majority owner and an employee of RMR. Our other Managing Trustee, Adam D. Portnoy, is the son of Barry M. Portnoy and an owner, President, Chief Executive Officer and a director of RMR. Our Independent Trustees also serve as independent directors or independent trustees of other public companies to which RMR provides management services. Barry M. Portnoy serves as a managing trustee of each of those companies and Adam D. Portnoy serves as a managing trustee of a majority of those companies. Each of our executive officers is also an executive officer of RMR. We do not have any employees nor do we have administrative offices separate from RMR. Services that might otherwise be provided by employees are provided to us by employees of RMR. Similarly, office space is provided to us by RMR. Our bylaws require that a certain number of our Trustees be "Managing Trustees," meaning a trustee who has been an employee, officer or director of RMR or involved in our day to day activities for at least one year prior to his or her election. See "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Trustees."

RMR's Directors and Officers

              As of the date of this prospectus, the executive officers of RMR are: Adam D. Portnoy, President and Chief Executive Officer; Jennifer B. Clark, Executive Vice President and General Counsel; David J. Hegarty, Executive Vice President and Secretary; Mark L. Kleifges, Executive Vice President; Bruce J. Mackey Jr., Executive Vice President; John G. Murray, Executive Vice President; Thomas M. O'Brien, Executive Vice President; John C. Popeo, Executive Vice President; William J. Sheehan, Executive Vice President; David M. Blackman, Senior Vice President; Ethan S. Bornstein, Senior Vice President; Richard A. Doyle, Senior Vice President; Paul V. Hoagland, Senior Vice President; Matthew P. Jordan, Senior Vice President, Treasurer and Chief Financial Officer; David M. Lepore, Senior Vice President; Andrew J. Rebholz, Senior Vice President; and Mark R. Young, Senior Vice President. David M. Blackman, John C. Popeo and Jennifer B. Clark are also our executive officers. Certain executive officers of RMR also serve as officers of various companies to which RMR provides management services.

Our Management Agreements

              We have two management agreements with RMR, which have been effective since our IPO: a business management agreement and a property management agreement. The following is a summary of our management agreements with RMR. Although it is a summary of the material terms, it does not contain all the information that may be important to you. If you would like more information, you should read our entire business management agreement and property management agreement, which are filed as exhibits to the registration statement of which this prospectus is a part.

              Under our business management agreement, RMR is required to use its reasonable best efforts to present us with a continuing and suitable real estate investment program consistent with our real estate investment policies and objectives. Subject to its duty of overall management and supervision, our Board of Trustees has delegated to RMR the power and responsibility to:

  •
  provide research and economic and statistical data in connection with our real estate investments and recommend changes in our real estate investment policies when appropriate;

  •
  investigate, evaluate and negotiate contracts for the investment in, or the acquisition or disposition of, real estate and related interests, financing and refinancing opportunities and make recommendations concerning specific real estate investments to our Trustees;

  •
  investigate, evaluate and negotiate the prosecution and negotiation of any of our claims in connection with our real estate investments;

  •
  administer bookkeeping and accounting functions as required for our management and operation, contract for audits and prepare or cause to be prepared reports required by any governmental authority in connection with the ordinary conduct of our business, and otherwise advise and assist us with our compliance with applicable legal and regulatory requirements;

  •
  advise and assist in the preparation of all offering documents, and all registration statements, prospectuses or other documents filed with the SEC or any state;

  •
  retain counsel, consultants and other third party professionals on our behalf;

  •
  provide internal audit services;

  •
  advise and assist with our risk management and oversight function;

  •
  to the extent not covered above, advise and assist us in the review and negotiation of our contracts and agreements, coordination and supervision of all third party legal services and oversight of processing of claims by or against us;

  •
  advise and assist us with respect to our public relations, preparation of marketing materials, Internet website and investor relations services;

  •
  provide office space, office equipment and the use of accounting or computing equipment when required;

  •
  advise and assist with respect to: the design, operation and maintenance of network infrastructure, including telephone and data transmission lines, voicemail, facsimile machines, cellular phones, pager, etc.; and local area network and wide area network communications support; and

  •
  provide personnel necessary for the performance of the foregoing services.

              Under our property management agreement, RMR is required to act as managing agent for our properties and devote such time, attention and effort as may be appropriate to operate and manage our properties in a diligent, orderly and efficient manner. Subject to its duty of overall management and supervision, our Board of Trustees has delegated to RMR the power and responsibility to:

  •
  seek tenants for our properties and negotiate leases;

  •
  make contracts for, and supervise repairs and/or alterations on, our properties;

  •
  procure supplies and other necessary materials;

  •
  arrange for day to day operations of our properties, including water, fuel, electricity, cleaning and other services;

  •
  for our account and at our expense hire, supervise and discharge employees as required for the efficient operation and maintenance of our properties;

  •
  obtain and maintain insurance on our properties; and

  •
  institute or defend, on our behalf and in our name, any and all legal actions or proceedings relating to the operation of our properties.

              In addition, we have agreed to indemnify RMR, its shareholders, directors, officers, employees and affiliates against liabilities relating to acts or omissions of RMR undertaken on our behalf.

              The initial terms of our management agreements with RMR expire on December 31, 2013 and will be automatically renewed for successive one year terms annually thereafter unless we give notice of non-renewal. Renewals or extensions of these management agreements are subject to the periodic review of our compensation committee, which is composed entirely of Independent Trustees. Our management agreements are terminable by either party, without penalty, upon 60 days' notice pursuant to a majority vote of our compensation committee or a majority vote of RMR's directors. In addition, RMR is able to terminate our management agreements if we experience a change of control. Our management agreements provide that the parties may require that disputes, as characterized under those agreements, be subject to mandatory arbitration in accordance with procedures provided in our management agreements. These agreements were amended in December 2012 to change certain procedures for the arbitration of disputes and, in the case of the business management agreement, to clarify certain existing policies.

              Our business management agreement provides for (1) an annual base fee, payable monthly and reconciled annually, and (2) an annual incentive fee. The annual amount of the business management base fee is equal to 0.5% of the historical cost to CWH of the Initial Properties. For additional properties, the annual business management base fee is 0.7% of our cost of any additional properties up to and including $250.0 million (other than properties acquired from entities managed by RMR), plus 0.5% of our cost of any additional properties in excess of $250.0 million. The annual incentive fee will be calculated on the basis of any annual increases in the amount of Normalized FFO Per Share (as defined in our business management agreement). RMR will not be eligible to receive an incentive fee for the year ending December 31, 2012. Beginning with the year ending December 31, 2013, the annual amount of any incentive fee that RMR will be entitled to receive will be equal to 15% of any increase in Normalized FFO Per Share for such year over Normalized FFO Per Share in the prior year, multiplied by the weighted average number of Shares outstanding during the year to which the fee applies calculated on a fully diluted basis; provided, however, the incentive fee for any year will not exceed $0.02 per Share multiplied by such weighted average number of Shares outstanding on a fully diluted basis. Upon termination of our business management agreement, RMR will be entitled to a pro rata portion of the compensation due for services performed prior to the effective date of such termination. The term "Normalized FFO Per Share" is defined in our business management agreement, for a given year, as (1) our consolidated net income, computed in accordance with GAAP, excluding gain or loss on sale of properties, acquisition costs and extraordinary items, depreciation, amortization, impairment charges and other non-cash items, including our pro rata share of the normalized funds from operations for such year of (a) any unconsolidated subsidiary and (b) any entity for which we account by the equity method of accounting, with such resulting net income amount reduced by, if applicable, the amount of any preferred share dividends declared or otherwise payable (without duplication) during such fiscal year, determined for these purposes as of the date any such preferred share dividend amounts are accrued by us in accordance with GAAP in the United States, divided by

(2) the weighted average number of our Shares outstanding on a fully diluted basis during such year. For purposes of calculating any incentive fee for the year ending December 31, 2013, our 2012 Normalized FFO Per Share will be calculated based on annualized figures for the period beginning upon completion of our IPO and ending on December 31, 2012 divided by the weighted average number of Shares outstanding on a fully diluted basis during such period. Any incentive fees earned by RMR will be paid in Shares.

              Our property management agreement provides for (1) a management fee equal to 3% of the gross rents we collect from tenants, payable monthly in arrears and reconciled annually, and (2) a construction supervision fee equal to 5% of any construction, renovation or repair activities at our properties during the term of our property management agreement, other than ordinary maintenance and repairs payable periodically as agreed to by us and RMR. We are generally responsible for paying all of our expenses and all expenses incurred by RMR on our behalf. We are not responsible for payment of RMR's employment, office or administration expenses, except for our pro rata portion of the employment and related expenses of RMR employees who provide on-site property management services and of the staff employed by RMR that conduct our internal audit. Our pro rata share of RMR's costs of providing internal audit function was approximately $0.2 million for the year ended December 31, 2012. In addition, we paid RMR $4.7 million and $3.0 million under the business management agreement and property management agreement, respectively, for the period beginning on March 12, 2012, the date on which we entered into the agreements through December 31, 2012. On a pro forma basis, as if our formation transactions and subsequent acquisitions were completed on January 1, 2012, the annualized business management base fee payable by us to RMR would be approximately $8.3 million and the property management fee payable by us to RMR would be approximately $5.0 million. The fees we pay to RMR under our management agreements are based in part upon the historical cost of our investments which at any time may be more or less than the fair market value thereof, the gross rents we collect from tenants and the cost of construction we incur at our properties which is supervised by RMR. These fee arrangements could encourage RMR to advocate acquisitions of properties, to undertake unnecessary construction activities or to overpay for acquisitions or construction. These arrangements may also encourage RMR to discourage sales of properties by us.

              Pursuant to the business management agreement between RMR and CWH, CWH's investment in us is not counted for purposes of determining the fees payable by CWH to RMR for periods following completion of our IPO and income, loss and Normalized FFO attributable to assets contributed to us by CWH prior to completion of our IPO was not included in determining any incentive fee payable by CWH for its 2012 fiscal year. The amount of each of the business management base fee and property management fee we pay to RMR in respect of the Initial Properties approximately equals the reduction that CWH realizes in the business management base fee and property management fee that CWH pays to RMR. Accordingly, RMR is not expected to receive any increase in the business management base fees or the property management fees it receives as a result of the transfer of the Initial Properties to us by CWH. Additionally, the incentive fee that RMR will be eligible to receive from us for the year ending December 31, 2013 will be substantially similar in structure to the incentive fee that CWH currently pays to RMR, but with a maximum amount of $0.02 per Share. We will not pay RMR, any acquisition, leasing, disposition or financing fees.

              In our management agreements with RMR, we acknowledge that RMR manages other businesses, including four NYSE-listed REITs, and is not required to present us with investment opportunities that RMR determines are within the investment focus of another business managed by RMR. RMR has discretion to determine which investment opportunities to present to us or to other businesses it manages. We have also agreed with RMR to first offer any property that we determine to sell and that is within the principal investment focus of another REIT managed by RMR to such REIT prior to entering into any sale or other disposition arrangement for such property. Each of CWH,

GOV, SNH and HPT has agreed to a similar right of first offer under its business management agreement with RMR.

              We do not have any employees or administrative offices separate from RMR. Services that might otherwise be provided by employees are provided to us by employees of RMR. Similarly, office space is provided to us by RMR. Although we do not expect to have significant general and administrative operating expenses in addition to fees payable to RMR, we are required to pay various other expenses relating to our activities, including the costs and expenses of investigating, acquiring, owning and disposing of our real estate (third party property diligence costs, appraisal, reporting, audit and legal fees), our costs of borrowing money, our costs of securities listing, transfer, registration and compliance with reporting requirements and our costs of third party professional services, including legal and accounting fees. The RMR director of internal audit reports directly to our audit committee, his compensation is approved by our compensation committee and our allocable cost of the RMR internal audit function is approved by our compensation committee and reimbursed by us to RMR. Both our audit committee and our compensation committee are wholly composed of Independent Trustees. Also, we pay the cash fees of our Independent Trustees, the expenses of all of our Trustees and the cost of Shares issued to our Trustees and others pursuant to the Equity Compensation Plan and any other equity compensation plans we may adopt. Although any equity awards made by us to our Managing Trustees or other employees of RMR are awarded to the individual trustee or employee, such awards may be perceived as the functional equivalent of additional compensation paid by us to RMR.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Relationship with CWH

              Upon completion of our IPO, we became a separate publicly held company. On February 16, 2012, CWH contributed the Initial Properties to us. In return, we issued to CWH 22,000,000 Shares (including the 1,000 Shares initially issued to CWH) and the CWH Note. Simultaneous with the closing of our IPO, we entered into a $500.0 million (currently $750.0 million) revolving credit facility that is available for general business purposes, including acquisitions. We used the net proceeds from our IPO and borrowings under our revolving credit facility to repay in full the CWH Note and to reimburse CWH for costs that CWH incurred in connection with our organization and preparation for our IPO. As of March 21, 2013, CWH owned approximately 56.0% of our outstanding Shares.

              With the exception of Donna D. Fraiche and Jeffrey P. Somers, both of whom are Independent Trustees, each of our Trustees is a trustee of CWH. In addition, Adam D. Portnoy, one of our Managing Trustees, and John C. Popeo, our Treasurer and Chief Financial Officer, are executive officers of CWH.

              In order to govern our future relations with CWH, we entered into a transaction agreement with CWH, or our transaction agreement, effective upon completion of our IPO. Our transaction agreement provides that, among other things:

  •
  the current assets and liabilities of the Initial Properties upon completion of our IPO were settled between us and CWH so that CWH retained all pre-closing current assets and liabilities and we assumed all post-closing current assets and liabilities;

  •
  we will indemnify CWH with respect to any liability relating to any property transferred to us, including any liability which relates to periods prior to our formation, other than the pre-closing current assets and liabilities CWH retained with respect to the Initial Properties;

  •
  the rights and obligations of the lessor under the lease for 12501 Research Park, Buildings 2, 3 and 4, Austin, TX are allocated between us and CWH such that we assume the obligations of the lessor and shall be entitled to the rents and other rights under such lease as it relates to the premises located in 12501 Research Park, Buildings 3 and 4, Austin, TX, and CWH retains the obligations of the lessor and shall be entitled to the rents and other rights under such lease as it relates to the premises located in 12501 Research Park, Building 2, Austin, TX;

  •
  we and CWH will cooperate to enforce the ownership limitations in our and its respective declarations of trust as may be appropriate to qualify for and maintain REIT tax status and otherwise to promote our respective orderly governance; and

  •
  we and CWH will cooperate to file future tax returns including appropriate allocations of taxable income, expenses and other tax attributes.

Our Relationship and Management Agreements with RMR

              For a description of our relationship with RMR, including as a result of our management agreements with RMR, see "Manager."

Our Relationship with Other Businesses Managed by RMR

              In our management agreements with RMR, we acknowledge that RMR manages other businesses, including four NYSE-listed REITs, and is not required to present us with investment opportunities that RMR determines are within the investment focus of another business managed by RMR. RMR has discretion to determine which investment opportunities to present to us or to other businesses it manages. We also agreed with RMR to first offer any property that we determine to sell and that is within the principal investment focus of another REIT managed by RMR to such REIT prior to entering into any sale or other disposition arrangement for such property. Each of CWH, GOV, SNH and HPT has agreed to a similar right of first offer under its business management agreement with RMR and, therefore, we have the benefit of those reciprocal agreements.

              Although we have no present intention to do so, we may engage in transactions with other businesses managed by RMR, or to which RMR may provide services to, including, but not limited to, CWH, GOV, HPT, SNH, Five Star, TravelCenters and Sonesta. Such transactions may create conflicts of interest or the appearance of conflicts of interest. If such transactions are proposed, our general policy will be to establish a special committee comprised of our Independent Trustees who are not trustees or directors of such other entity to negotiate and, if appropriate, approve such transactions.

Our Relationship with AIC

              On May 21, 2012, we entered into a Subscription Agreement, or the Subscription Agreement, with AIC. Pursuant to the Subscription Agreement, we purchased from AIC 20,000 shares of common stock, par value $10.00 per share, of AIC, or the AIC Shares, at an aggregate purchase price of $5.3 million. Concurrently with the execution and delivery of the Subscription Agreement, we entered into an Amended and Restated Shareholders Agreement, or the AIC Shareholders Agreement, with AIC, Five Star, HPT, CWH, SNH, TravelCenters, RMR and GOV. We, Five Star, HPT, CWH, SNH, TravelCenters, RMR and GOV, or collectively, the AIC Shareholders, comprise all the shareholders of AIC and each AIC Shareholder currently owns 12.5% of the outstanding AIC Shares.

    Board Representation

              The AIC Shareholders Agreement provides that for so long as an AIC Shareholder (other than RMR) owns not less than 10% of the issued and outstanding AIC Shares, such AIC Shareholder has the right to designate two directors for election to the board of directors of AIC and that so long as RMR owns not less than 10% of the issued and outstanding AIC Shares, RMR has the right to designate three directors for election to the board of directors of AIC, including one director who is a resident of Indiana if an Indiana resident is not already a director of AIC. All of our Trustees, all of the trustees and directors of the other publicly held AIC Shareholders and nearly all of the directors of RMR currently serve on the board of directors of AIC.

    Transfer Restrictions, Preemptive Rights and Call Options

              Subject to certain exceptions, the AIC Shareholders Agreement prohibits the AIC Shareholders from transferring AIC Shares. Under the AIC Shareholders Agreement, the AIC Shareholders have rights to participate in future securities offerings by AIC in proportion to their AIC Share ownership.

              In addition, under the AIC Shareholders Agreement, if an AIC Shareholder undergoes a change of control (as defined in the AIC Shareholders Agreement), AIC will have, for a specified period of time, a right to repurchase the AIC Shares owned by that AIC Shareholder. Any AIC Shares not acquired by AIC may, for a specified period of time, be purchased by the AIC Shareholders which did not undergo a change of control in proportion to their AIC Share ownership.

    Special AIC Shareholder Approval Requirements

              The AIC Shareholders Agreement prohibits AIC from taking certain actions unless AIC Shareholders owning 75% of the AIC Shares owned by all AIC Shareholders approve of such action in advance. Those actions include:

  •
  any amendment to the articles of incorporation or bylaws of AIC;

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  any merger of AIC;

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  the sale of all or substantially all of AIC's assets;

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  any reorganization or recapitalization of AIC; or

  •
  any liquidation or dissolution of AIC.

    Regulatory Matters

              The AIC Shareholders Agreement requires AIC to comply in all material respects with applicable laws governing its business and operations. In addition, if by virtue of an AIC Shareholder's ownership interest in AIC or actions taken by an AIC Shareholder affecting AIC, the AIC Shareholder triggers the application of any requirement or regulation on AIC or any subsidiary of AIC or any of their respective businesses, assets or operations, then the AIC Shareholders Agreement generally requires that AIC Shareholder to promptly take all actions necessary and fully cooperate with AIC to ensure that such requirements and regulations are satisfied without restricting, imposing additional obligations on or in any way limiting the business, assets, operations or prospects of AIC or any subsidiary of AIC. Also, the AIC Shareholders Agreement requires each AIC Shareholder to use best efforts to cause its shareholders, directors (or analogous position), nominees for director (or analogous position), officers, employees and agents to comply with any applicable laws impacting AIC or any of its subsidiaries or their respective businesses, assets or operations.

    Termination

              The AIC Shareholders Agreement may be terminated at any time by AIC Shareholders owning at least 75% of the issued and outstanding AIC Shares owned by all AIC Shareholders or upon the dissolution of AIC.

              In furtherance of AIC's business and operations, AIC entered into a management and administrative services agreement with RMR pursuant to which RMR provides AIC certain management and administrative services. The same persons who own and control RMR, including Barry M. Portnoy and Adam D. Portnoy, our Managing Trustees, own and control RMR Advisors.

              During the period from May 21, 2012 to December 31, 2012, we recognized income of approximately $269,000 related to this investment. We and the other AIC Shareholders have purchased property insurance providing $500.0 million of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. The current program was entered into in June 2012 and has a one year period. We paid a premium, including taxes and fees, of approximately $324,000 for this program, which amount may be adjusted from time to time in response to our acquisition and disposition of properties that are included in this program. We are also currently investigating the possibilities to expand our insurance relationships with AIC to include other types of insurance. We may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses or by realizing our pro-rata share of any profits of this insurance business.

Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions

              Our Code of Business Conduct and Ethics, or Code of Conduct, and our Governance Guidelines address review and approval of activities, interests or relationships that interfere with, or appear to interfere with, our interests, including related person transactions. Persons subject to our Code of Conduct and Governance Guidelines are under a continuing obligation to disclose any such conflicts of interest and may pursue a transaction or relationship which involves such conflicts of interest only if the transaction or relationship has been approved as follows:

  •
  In the case of a senior officer or trustee, such person must seek approval from our disinterested trustees for investments, related person transactions (involving a direct or indirect material interest) and other transactions or relationships which such person would like to pursue and which may otherwise constitute a conflict of interest or other action falling outside the scope of permissible activities under our Code of Conduct or Governance Guidelines. If there are no disinterested Trustees, the transaction shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire Board of Trustees and the affirmative vote of a majority of our Independent Trustees. In determining whether to approve or ratify a transaction, our Board of Trustees, disinterested trustees or Independent Trustees, as the case may be, shall act in accordance with any applicable provisions of our declaration of trust, shall consider all of the relevant facts and circumstances, and shall approve only those transactions that are fair and reasonable to us.

  •
  In the case of RMR employees (other than our Trustees and executive officers) subject to our Code of Conduct, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested.

              The following is a summary of provisions of our declaration of trust, affecting certain transactions with related persons. Although it is a summary of the material terms, it does not contain all the information that may be important to you. If you would like more information, you should read our declaration of trust, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Under our declaration of trust:

  •
  Each of our Trustees, officers, employees and agents may, in his or her personal capacity or otherwise, have business interests and engage in business activities similar to or in addition to those relating to us, which interests and activities may be similar to and competitive with ours and may include the acquisition, syndication, holding, management, development, operation or disposition, for his or her own account, or for the account of others, of interests in mortgages, interests in real property, or interests in persons engaged in the real estate business.

  •
  Each of our Trustees, officers, employees and agents is free of any obligation to present to us any investment opportunity which comes to him or her in any capacity other than solely as our Trustee, officer, employee or agent even if such opportunity is of a character which, if presented to us, could be taken by us.

  •
  Each of our Trustees, officers, employees or agents may be interested as a trustee, officer, director, shareholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in, any person who may be engaged to render advice or services to us, and may receive compensation from such person as well as compensation from us as a trustee, officer, employee or agent or otherwise.

  •
  None of the above mentioned activities will be deemed to conflict with an individual's duties and powers as our Trustee, officer, employee or agent.

  •
  We may enter into any contract or transaction of any kind, whether or not any of our Trustees, officers, employees or agents has a financial interest in such transaction, with any person, including any of our Trustees, officers, employees or agents or any person affiliated with one of our Trustees, officers, employees or agents or in which one of our Trustees, officers, employees or agents has a material financial interest.

  •
  To the extent permitted by Maryland law, a contract or other transaction between us and any of our Trustees or between us and RMR or any other entity in which any of our Trustees is a director or trustee or has a material financial interest shall not be void or voidable if:

  •
  the fact of the common directorship, trusteeship or interest is disclosed or known to our Board of Trustees or a proper committee thereof, and our Board of Trustees or such committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or, if there are no disinterested trustees, then the approval shall be by majority vote of our entire Board of Trustees and by majority vote of our Independent Trustees;

  •
  the fact of the common directorship, trusteeship or interest is disclosed or known to our shareholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by our shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested trustee, corporation, trust, firm or other entity; or

  •
  the contract or transaction is fair and reasonable to us.

  •
  The failure of a contract or other transaction between us and any of our Trustees or between us and RMR or any other corporation, trust, firm, or other entity in which any of our Trustees is a director or trustee or has a material financial interest to satisfy the criteria set forth above will not create any presumption that such contract or other transaction is void, voidable or otherwise invalid, and any such contract or other transaction shall be valid to the fullest extent permitted by Maryland law.

              The application of the foregoing provisions of our declaration of trust may be limited by general legal principles applicable to self dealing by trustees, interested trustee transactions and corporate opportunities.

 PRINCIPAL SHAREHOLDERS

              The following table sets forth certain information regarding the beneficial ownership of our Shares as of March 21, 2013 (which currently constitute, and immediately following completion of this offering will constitute, the only class of our outstanding shares of beneficial interest) by (1) each person who beneficially owns, directly or indirectly, more than 5% of the outstanding Shares, (2) each of our Trustees and executive officers and (3) all of our Trustees and executive officers as a group. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all Shares shown to be beneficially owned by such person or entity, subject to the matters set forth in the notes to the table below.

	Beneficial Ownership Prior to Completion of this Offering		Beneficial Ownership After this Offering
Name and Address(1)	Number of Shares	Percent	Number of Shares	Percent
Beneficial Owners of More Than 5% of Our Shares
CommonWealth REIT	22,000,000	56.0%
The Vanguard Group, Inc.(2)	1,997,190	5.1%	1,997,190	5.1%
Trustees, Nominees and Executive Officers
David M. Blackman	3,000	*	3,000	*
John C. Popeo	3,000	*	3,000	*
Donna D. Fraiche	2,000	*	2,000	*
William A. Lamkin	2,000	*	2,000	*
Adam D. Portnoy(3)	2,000	*	2,000	*
Barry M. Portnoy(3)	2,000	*	2,000	*
Jeffrey P. Somers	2,000	*	2,000	*
All Trustees and executive officers as a group (seven persons)(3)	16,000	*	16,000	*

*
Less than 1% of our Shares.

(1)
The address of CWH is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634. The address of The Vanguard Group, Inc., or Vanguard, is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The address of each other named person is c/o Select Income REIT, Two Newton Place, 255 Washington Street, Newton, Massachusetts 02458-1634.

(2)
This information is as of December 31, 2012, and is based on a Schedule 13G filed with the SEC on February 13, 2013 by Vanguard. In the Schedule 13G filed by Vanguard, Vanguard reports beneficial ownership of 1,997,190 Shares and reports having sole voting power over 12,296 Shares, sole dispositive power over 1,984,894 Shares and shared dispositive power over 12,296 Shares. Additionally, the Schedule 13G filed by Vanguard reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 12,296 shares as a result of its serving as investment manager of collective trust accounts.

(3)
In the Schedule 13D/A filed by RMR and RMR Trust, RMR and RMR Trust reported that RMR, as manager of CWH, and RMR Trust, as the sole member of RMR, may, under applicable regulatory definitions, be deemed to beneficially own (and have shared voting and dispositive power over) the 22,000,000 Shares beneficially owned by CWH. In the Schedule 13D/A, RMR and RMR Trust each disclaimed such beneficial ownership. In addition, in that same Schedule 13D/A, Mr. Barry M. Portnoy reported that he beneficially owns 2,000 of our Shares, and Mr. Adam D. Portnoy reported that he beneficially owns 2,000 of our Shares. In the Schedule 13D/A, Mr. Barry M. Portnoy and Mr. Adam D. Portnoy reported that in their respective positions with RMR and RMR Trust, they may also be deemed to beneficially own (and have shared voting and dispositive power over) the 22,000,000 Shares beneficially owned by CWH. In that same Schedule 13D/A, Mr. Barry M. Portnoy and Mr. Adam D. Portnoy each disclaimed such beneficial ownership. None of the 22,000,000 Shares owned by CWH are included in the Shares listed as beneficially owned by Mr. Barry Portnoy or Mr. Adam Portnoy in the above table.

DESCRIPTION OF OUR SHARES

              The following is a summary description of the material terms of our Shares, based on our declaration of trust and bylaws, as currently in effect, and several provisions of Maryland law. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, or refer to the provisions of Maryland law.

General

              Our declaration of trust authorizes us to issue up to 50,000,000 Shares. As of March 21, 2013, we had 39,282,592 Shares issued and outstanding and no other class or series of shares outstanding. We are not issuing any additional Shares in this offering.

              As permitted by the laws relating to Maryland real estate investment trusts, or the Maryland REIT Law, our declaration of trust also authorizes our Board of Trustees to increase or decrease the number of our authorized Shares, to create new classes or series of shares, to increase or decrease the number of any class of shares and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of shares. The rights, preferences and privileges of our Shares and holders of our Shares (including those described in this prospectus) are subject to, and may be adversely affected by, the rights of the holders of shares of any new class or series, whether common or preferred, that our Board of Trustees may create, designate or issue in the future.

              Our Board of Trustees may take the actions described above without shareholder approval, unless shareholder approval is required by applicable law or the rules of the principal stock exchange on which our securities may be listed. We believe that the ability of our Board of Trustees to authorize and issue one or more classes or series of shares with specified preferences will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other business needs that may arise. Nonetheless, the unrestricted ability of our Board of Trustees to issue additional shares, classes and series of shares may have adverse consequences to holders of our Shares, including possibly making a change of control of us more difficult to achieve.

Shares

              All of the Shares owned by CWH to be sold in this offering have been duly authorized and are validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares which may be issued in the future and to the provisions of the declaration of trust regarding the restriction on the transfer and ownership of shares, holders of Shares are entitled to the following:

  •
  to receive distributions on their Shares if, as and when authorized by our Board of Trustees and declared by us out of assets legally available for distribution; and

  •
  to share ratably in our assets legally available for distribution to holders of our Shares in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

              Under our declaration of trust, holders of our Shares are entitled to vote on the following matters: (1) election of trustees and the removal of trustees for cause; (2) amendment of our declaration of trust (provided that certain amendments of our declaration of trust are permitted under the Maryland REIT Law to be authorized by our Board of Trustees without shareholder approval); (3) our termination; (4) our merger or consolidation, to the extent required by Maryland law, or the sale or disposition of substantially all of our property; and (5) such other matters with respect to which our Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Holders of our Shares will also be entitled to vote on such matters as may be required by applicable law or the rules of the NYSE. Provisions of our declaration of trust regarding the restriction on the transfer and ownership of our Shares may preclude a shareholder's right to vote in certain circumstances. For additional information on these provisions, see "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Restrictions on Ownership and Transfers of Shares."

Stock Exchange Listing

              Our Shares are listed on the NYSE under the symbol "SIR."

Transfer Agent and Registrar

              The transfer agent and registrar for our Shares is Wells Fargo Bank, National Association.

MATERIAL PROVISIONS OF MARYLAND LAW
AND OF OUR DECLARATION OF TRUST AND BYLAWS

              We were organized as a perpetual life Maryland REIT. The following is a summary of our declaration of trust and bylaws, as currently in effect, and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, or refer to the provisions of Maryland law.

Trustees

              Our declaration of trust and bylaws provide for a Board of Trustees of five members and that our Board of Trustees may change the number of trustees, but there may be not less than three trustees.

              Our declaration of trust divides our Board of Trustees into three classes. The initial term of the trustees who are members of Class 1 will expire at our annual meeting in 2013, the initial term of the trustees who are members of Class 2 will expire at the next succeeding annual meeting, and the initial term of the Class 3 trustee will expire at the next succeeding annual meeting. Our shareholders will elect only one class of trustees each year. At each annual meeting, shareholders elect the successors of the class of trustees whose term expires at that meeting for a term expiring at the annual meeting held in the third year following the year of their election. We believe that classification of our Board of Trustees will help to assure the continuity of our business strategies and policies. The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. At least two annual meetings of our shareholders will generally be required to effect a change in a majority of our Board of Trustees, and no such change may be possible so long as CWH retains a significant amount of our Shares.

              There will be no cumulative voting in the election of trustees. Except as may be mandated by any applicable law or the listing requirements of the principal exchange on which our Shares are listed, and subject to the voting rights of any class or series of our shares which may be hereafter created, (1) a plurality of all the votes cast at a meeting of our shareholders duly called and at which a quorum is present is required to elect a trustee in an uncontested election of trustees and (2) a majority of all the votes entitled to be cast in the election of trustees at a meeting of our shareholders duly called and at which a quorum is present is required to elect a trustee in a contested election (which is an election at which the number of nominees exceeds the number of trustees to be elected).

              In case of failure to elect trustees at an annual meeting of our shareholders, the incumbent trustees will hold over and continue to direct the management of our business and affairs. In the event of a vacancy on our Board of Trustees, including a vacancy caused by a resignation of a trustee or by an increase in the number of trustees, the vacancy may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, for the remaining term of the class in which the vacancy exists and until a successor is elected and qualifies. Our declaration of trust provides that a trustee may be removed (1) only for cause, at a meeting of our shareholders properly called for that purpose, by the affirmative vote of not less than 75% of the outstanding shares entitled to be cast in the election of trustees, or (2) with or without cause, by the affirmative vote of not less than 75% of the remaining trustees. This precludes shareholders from removing incumbent trustees unless they can obtain a substantial affirmative vote of shares, and obtaining such vote will not be possible so long as CWH retains more than 25% of our voting shares unless CWH votes in favor of such removal.

              Under our bylaws, a trustee must be 21 years of age, not under legal disability, have substantial expertise or experience relevant to our business and our subsidiaries (as determined by our Board of Trustees), not have been convicted of a felony and meet the qualifications of an "Independent Trustee" or a "Managing Trustee." An "Independent Trustee" is one who is not an employee of RMR, who is not involved in our day to day activities and who meets the qualifications of an independent director under the applicable rules of NYSE and the SEC, as those requirements may be amended from time to time. A "Managing Trustee" is one who has been an employee, officer or director of RMR or involved in our day to day activities for at least one year prior to his or her election. A majority of the trustees holding office shall at all times be Independent Trustees, except for temporary periods due to vacancies. If the number of trustees, at any time, is set at less than five, at least one trustee will be a Managing Trustee. So long as the number of trustees shall be five or greater, at least two trustees will be Managing Trustees.

Advance Notice of Trustee Nominations and New Business

    Annual Meetings of Shareholders

              Our bylaws provide that nominations of individuals for election to the board of trustees and proposals of other business to be considered at an annual meeting of our shareholders may be made only in our notice of the meeting, by or at the direction of our Board of Trustees, or by a shareholder who is entitled to vote at the meeting, is entitled to make nominations or proposals and has complied with the advance notice procedures set forth in our bylaws.

              Under our bylaws, a shareholder's written notice of nominations for trustee or other matters to be considered at an annual meeting of our shareholders must be delivered to our Secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of our proxy statement for the preceding year's annual meeting; provided however, that in the event that the date of the proxy statement for the annual meeting is more than 30 days earlier than the first anniversary of the date of the proxy statement for the preceding year's annual meeting, the notice must be delivered by not later than 5:00 p.m. (Eastern Time) on the 10th day following the earlier of the day on which (1) notice of the annual meeting is mailed or otherwise made available or (2) public announcement of the date of such meeting is first made by us. Neither the postponement or adjournment of an annual meeting, nor the public announcement of such postponement or adjournment, commences a new time period for the giving of a shareholder's notice.

              Our bylaws set forth procedures for submission of nominations for trustee elections and other proposals by our shareholders for consideration at an annual meeting of our shareholders, including, among other things:

  •
  requiring that a shareholder wishing to make a nomination or proposal of other business be a shareholder of record of at least $2,000 in market value, or 1% of our Shares, entitled to propose such business and to vote at the meeting on such proposal for at least one year immediately preceding such shareholder's submission of a notice of the proposal, that the shareholder continue to be a such a shareholder at the time of submitting its notice of such proposal through and including the time of the annual meeting and that the shareholder submit the proposal to our Secretary in accordance with the requirements of our bylaws;

  •
  providing that the advance notice provisions in our bylaws are the exclusive means for a shareholder to make nominations or propose business for consideration at an annual meeting of our shareholders, except to the extent of matters which are required to be presented to our shareholders by applicable law, which have been properly presented in accordance with the requirements of such law;

  •
  requiring certain information be provided regarding any proposed nominee by the proposing shareholder;

  •
  requiring certain information be provided with respect to any business other than the election of trustees that a shareholder proposes to bring before a meeting of our shareholders;

  •
  requiring certain information to be provided as to the shareholder giving the notice and certain of its affiliates; and

  •
  providing that the proposing shareholder is responsible for ensuring compliance with the advance notice provisions, that any responses of the shareholder to any request for information will not cure any defect in the shareholder's notice and that neither we, our Board of Trustees, any committee of our Board of Trustees nor any of our officers has any duty to request clarification or updating information or inform the proposing shareholder of any defect in the shareholder's notice.

    Special Meetings of Shareholders

              With respect to special meetings of our shareholders, our bylaws provide that only business brought before the meeting pursuant to our notice of the meeting may be conducted at such meeting. Nominations of individuals for election to the board of trustees may be made at a special meeting of our shareholders at which trustees are to be elected pursuant to our notice of meeting, by or at the direction of the board of trustees, or, provided that the board of trustees has determined that trustees will be elected at such special meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws. Under our bylaws, in the event we call a special meeting of our shareholders for the purpose of electing one or more trustees, a shareholder may nominate an individual or individuals (as the case may be) for election as a trustee if the shareholder provides timely notice, in writing, to our Secretary at our principal executive offices, containing the information and following the procedures required by the advance notice provisions in our bylaws, as described above for submitting nominations for consideration at an annual meeting of our shareholders. To be timely, a shareholder's notice must be delivered not earlier than the 150th day prior to such special meeting and not later than 5:00 p.m. (Eastern Time) on the later of (1) the 120th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting. Neither the postponement or adjournment of a special meeting, nor the public announcement of such postponement or adjournment, shall commence a new time period for the giving of a shareholder's notice.

Meetings of Shareholders

              Under our declaration of trust and bylaws, annual meetings of our shareholders will be held at a date and time set by our Board of Trustees. Meetings of our shareholders may be called only by a majority of our Board of Trustees.

Liability and Indemnification of Trustees and Officers

              The Maryland REIT Law permits a REIT formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

              Our declaration of trust authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify, without requiring a preliminary determination of ultimate entitlement to indemnification, (1) any present or former trustee or officer of our company who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (2) any individual who, while a trustee or officer of our company and, at our request, serves or has served as a trustee, director, officer or partner of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. Our bylaws also permit us to indemnify and advance expenses to any person who served any predecessor in the capacities described above and any present or former shareholder, employee or agent of us or any such predecessor. Except with respect to proceedings to enforce rights to indemnification, we are only required to indemnify our Trustees and officers as described in this paragraph in connection with a proceeding initiated by any such person against us if such proceeding was authorized by our Board of Trustees.

              The Maryland REIT Law permits a REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

              Under the MGCL, a Maryland corporation may not indemnify a director for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

              We have also entered into indemnification agreements with our Trustees and our officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, Trustees, officers or persons controlling us pursuant to the foregoing provisions of Maryland law and our declaration of trust and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

              We do not maintain directors' and officers' liability insurance for our Trustees and officers.

Shareholder Liability

              Under the Maryland REIT Law, a shareholder is generally not personally liable for the obligations of a REIT solely as a result of his or her status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity like us may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our Board of Trustees does not intend to obtain insurance covering these risks to our shareholders.

Indemnification by Our Shareholders

              Under our declaration of trust, each shareholder is liable to us for, and shall indemnify and hold harmless us and our affiliates from and against, all costs, expenses, penalties, fines or other amounts, including without limitation, reasonable attorneys' and other professional fees, whether third party or internal, arising from a shareholder's breach of or failure to fully comply with any covenant, condition or provision of our declaration of trust or bylaws or any action by or against us in which the shareholder is not the prevailing party, and shall pay such amounts on demand, together with interest on such amounts, which interest will accrue at the lesser of 18% per annum or the maximum amount permitted by law, from the date such costs or other amounts are incurred until the receipt of payment.

Disputes by Shareholders

              Our bylaws provide that actions brought against us or any Trustee, officer, manager (including RMR or its successor), agent or employee of us, by a shareholder, including derivative and class actions, shall, on the demand of any party to such dispute, be resolved through binding arbitration in accordance with the procedures set forth in our bylaws.

Transactions with Affiliates

              Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our Trustees, officers, employees or agents or any person affiliated with them. Other than general legal principles applicable to self dealing by trustees, interested trustee transactions and corporate opportunities, there are no prohibitions in our declaration of trust or bylaws which would prohibit dealings between us and our affiliates. See "Certain Relationships and Related Person Transactions—Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions."

Voting by Shareholders

              Whenever our shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our bylaws, our shareholders do not have the right to take any action by written consent. With respect to matters brought before a meeting of our shareholders other than the election of trustees, except where a different voting standard is required by any applicable law, the listing requirements of the principal exchange on which our Shares are listed or a specific provision of our declaration of trust, (1) if the matter is approved by at least 60% of the trustees then in office, including 60% of the Independent Trustees then in office, a majority of all the votes cast at the meeting shall be required to approve the matter and (2) if the matter is not approved by at least 60% of the trustees then in office, including 60% of the Independent Trustees then in office, 75% of all Shares entitled to vote at the meeting shall be required to approve the matter.

Restrictions on Ownership and Transfers of Shares

              Our declaration of trust restricts the amount of shares that our shareholders may own. These restrictions are intended to assist with REIT compliance under the IRC and otherwise to promote our orderly governance.

              Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the IRC (e.g., indirect ownership through CWH), or beneficially own under Rule 13d-3 under the Exchange Act, more than 9.8% of the number or value (whichever is more restrictive) of shares of any class or series of our outstanding shares of beneficial interest, including our Shares. Our declaration of trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the IRC or would otherwise cause us to fail to qualify as a REIT.

              These restrictions do not apply to CWH, RMR or their affiliates so long as such ownership does not adversely affect our qualification as a REIT under the IRC. Our Board of Trustees, in its discretion, may exempt other persons from this ownership limitation, so long as the Board of Trustees determines, among other things, that it is in our best interest. Our Board of Trustees may not grant an exemption if the exemption would result in our failing to qualify as a REIT. In determining whether to grant an exemption, our Board of Trustees may consider, among other factors, the following:

  •
  the general reputation and moral character of the person requesting an exemption;

  •
  whether the person's ownership of shares would be direct or through ownership attribution;

  •
  whether the person's ownership of shares would interfere with the conduct of our business, including without limitation, our ability to acquire additional properties;

  •
  whether granting an exemption would adversely affect any of our existing contractual arrangements or business policies;

  •
  whether the person to whom the exemption would apply has been approved as an owner of us by all regulatory or other governmental authorities who have jurisdiction over us; and

  •
  whether the person to whom the exemption would apply is attempting to change control of us or affect our policies in a way which our Board of Trustees, in its discretion, considers adverse to our best interests or those of our shareholders.

              In addition, our Board of Trustees may require such rulings from the IRS, opinions of counsel, representations, undertakings or agreements it deems advisable in order to make the foregoing decisions.

              If a person attempts a transfer of our shares of beneficial interest in violation of the ownership limitations described above, then our Board of Trustees may, among other things, deem that the number of shares which would cause the violation will be automatically transferred to a trust, or the Charitable Trust, for the exclusive benefit of one or more charitable beneficiaries designated by us. The prohibited owner will:

  •
  have no rights in the shares held in the Charitable Trust;

  •
  not benefit economically from ownership of any shares held in the Charitable Trust (except to the extent provided below upon sale of the shares);

  •
  have no rights to distributions;

  •
  not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust; and

  •
  have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares.

              Unless otherwise directed by our Board of Trustees, within 20 days of receiving notice from us that shares have been transferred to the Charitable Trust, or as soon thereafter as practicable, the trustee of the Charitable Trust will sell such shares (together with the right to receive distributions with respect to such shares) to a person, whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee of the Charitable Trust will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary of the Charitable Trust as follows:

              The prohibited owner will receive the lesser of:

    (1)
    the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the Charitable Trust, less the costs, expenses and compensation of the Charitable Trust and us; and

    (2)
    the net sales proceeds received by the trustee of the Charitable Trust from the sale of the shares held in the Charitable Trust.

              Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less the costs, expenses and compensation of the Charitable Trust and us.

              If, prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trust, a prohibited owner sells those shares, then:

    (1)
    those shares will be deemed to have been sold on behalf of the Charitable Trust; and

    (2)
    to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee of the Charitable Trust, the prohibited owner must promptly pay the excess to the trustee of the Charitable Trust upon demand.

              Also, shares of beneficial interest held in the Charitable Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

    (1)
    the price per share in the transaction that resulted in the transfer to the Charitable Trust or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, a gift, devise or other similar transaction, the market price per such share on the day of the event causing the shares to become held by the Charitable Trust, less the costs, expenses and compensation of the Charitable Trustee, if any, and us; and

    (2)
    the market price per share on the date we, or our designee, accept the offer, less the costs, expenses and compensation of the Charitable Trustee, if any, and us.

              We will have the right to accept the offer until the trustee of the Charitable Trust has sold the shares held in the Charitable Trust. The net proceeds of the sale to us will be distributed similar to any other sale by a trustee of the Charitable Trust. Our Board of Trustees may retroactively amend, alter or repeal any rights which the Charitable Trust, the trustee of the Charitable Trust or the beneficiary of the Charitable Trust may have under our declaration of trust, except that our Board of Trustees may not retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the trustee of the Charitable Trust. The trustee of the Charitable Trust will be indemnified by us or from the proceeds from the sale of shares held in the Charitable Trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our declaration of trust and is entitled to receive reasonable compensation for services provided.

              Costs, expenses and compensation payable to the Charitable Trustee may be funded from the Charitable Trust or by us. We will be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Charitable Trustee) from the Charitable Trust for any such amounts funded by us.

              In addition, costs and expenses incurred by us in the process of enforcing the ownership limitations set forth in our declaration of trust, in addition to reimbursement of costs, expenses and compensation of the trustee of the Charitable Trust which have been funded by us, may be collected from the Charitable Trust.

              The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in such a transaction will be subject to all of the provisions and limitations described above.

              Every owner of 5% or more of any class or series of our shares is required to give written notice to us within 30 days after the end of each taxable year, and also within three business days after a request from us, stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. If the IRC or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our status as a REIT, to comply or determine our compliance with the requirements of any taxing authority or other government authority and to determine and ensure compliance with the foregoing ownership limitations.

              All certificates evidencing our shares and any share statements for our uncertificated shares may bear legends referring to the foregoing restrictions.

Compliance With Governing Documents and Applicable Law

              Our declaration of trust creates a covenant between us and our shareholders which requires our shareholders (1) to comply with our declaration of trust and our bylaws and (2) to comply, and assist us in complying, with all applicable requirements of federal and state laws, and our contractual obligations which arise by reason of the shareholder's ownership interest in us, and with all other laws or agreements which apply to us or our businesses, assets or operations and which require action or inaction on the part of such shareholder.

Business Combinations

              The MGCL contains a provision which regulates business combinations with interested shareholders. This provision applies to REITs formed under Maryland law like us. Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a REIT formed under Maryland law and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Under the statute the following persons are deemed to be interested shareholders:

  •
  any person who beneficially owns 10% or more of the voting power of the trust's outstanding voting shares; or

  •
  an affiliate or associate of the trust who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

              After the five year prohibition period has ended, a business combination between a trust and an interested shareholder generally must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast; and

  •
  the affirmative vote of at least two thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

              The supermajority vote requirements do not apply if shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

              The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our Board of Trustees prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an interested shareholder. Our Board of Trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by the Board of Trustees, including the approval of a majority of the members of the board of trustees who are not affiliates or associates of the interested shareholder. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

              The MGCL contains a provision which regulates control share acquisitions. This provision applies to REITs formed under Maryland law like us. The MGCL provides that control shares of a Maryland REIT acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one tenth or more but less than one third;

  •
  one third or more but less than a majority; or

  •
  a majority or more of all voting power.

              An acquiror must obtain the necessary shareholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.

              Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. The MGCL provides a list of exceptions from the definition of control share acquisition.

              A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay expenses, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

              If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares are considered and not approved. The right of the trust to redeem any or all of the control shares is subject to conditions and limitations listed in the statute.

              The trust may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

              The control share acquisition statute does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

              Our bylaws contain a provision exempting any and all acquisitions by any person of our Shares from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Amendments to Our Declaration of Trust and Bylaws, Dissolution and Mergers

              Under the Maryland REIT Law, a REIT generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by the affirmative vote of shareholders holding at least two thirds of all shares entitled to be cast on the matter. The statute allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority of all the votes entitled to be cast on the matter. Our declaration of trust provides for approval of any of the foregoing actions by a majority of all votes entitled to be cast on these actions provided the action in question has been approved by 60% of our Board of Trustees, including 60% of our Independent Trustees. Our declaration of trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions which have been approved by 60% of our Board of Trustees, including 60% of our Independent Trustees, will be the affirmative vote of a majority of the votes cast on the matter. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the IRC or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our Board of Trustees. Our declaration of trust also permits our Board of Trustees to increase or decrease the aggregate number of shares that we may issue and to effect changes in our unissued shares, as described more fully under "Description of Our Shares," and to change our name or the name of any class or series of our shares, in each case without our shareholder approval, and provides that, to the extent permitted in the future by Maryland law, our Board of Trustees may amend any other provision of our declaration of trust without our shareholder approval. Our declaration of trust and bylaws also provide that our bylaws may only be amended by our Board of Trustees.

Anti-takeover Effect of Our Declaration of Trust and Bylaws

              For so long as CWH continues to hold a substantial ownership stake in us, CWH may effectively be able to elect all of the members of our Board of Trustees, including our Independent Trustees, and to control the outcome of any shareholder vote, including with respect to a change of control of us. In addition, even in the event that CWH eliminates or significantly decreases its investment in us, many provisions contained in our governing documents and described above in this section, including, as examples, our 9.8% ownership limitations, our classified Board of Trustees, our shareholder voting rights and standards, the ability of 75% of our Trustees to remove another trustee, our quorum requirements and our trustee qualifications, could delay or prevent a change of control of us. The limitations in our bylaws on the ability of our shareholders to propose nominations for trustee or other proposals of business to be considered at meetings of our shareholders, including the disclosure requirements related thereto, may have an anti-takeover effect or discourage our shareholders from making proposals that could be beneficial to our shareholders.

FEDERAL INCOME TAX CONSIDERATIONS

              The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and to the acquisition, ownership and disposition of our Shares. The summary is based on existing law, and is limited to investors who acquire and own our Shares as investment assets rather than as inventory or as property used in a trade or business. The summary does not discuss all of the particular tax consequences that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

  •
  a bank, insurance company, regulated investment company, REIT or other financial institution;

  •
  a broker, dealer or trader in securities or foreign currency;

  •
  a person who has a functional currency other than the United States dollar;

  •
  a person who acquires our Shares in connection with employment or other performance of services;

  •
  a person subject to alternative minimum tax;

  •
  a person who acquires or owns our Shares as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction; or

  •
  except as specifically described in the following summary, a tax-exempt entity or a foreign person.

              The sections of the IRC that govern federal income tax qualification and treatment of a REIT and its shareholders are complex. This presentation is a summary of applicable IRC provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. We have not received a ruling from the IRS with respect to any matter described in this summary, and we cannot assure you that the IRS or a court will agree with the statements made in this summary. The IRS or a court could, for example, take a different position from that described in this summary with respect to our acquisitions, operations, restructurings or other matters, which, if successful, could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax consequences, and does not discuss any estate, gift, state, local or foreign tax consequences.

              For all these reasons, we urge you and any prospective acquiror of our Shares to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our Shares. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this prospectus. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

              Your federal income tax consequences may differ depending on whether or not you are a "U.S. shareholder." For purposes of this summary, a "U.S. shareholder" is:

  •
  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

  •
  an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996, to the extent provided in Treasury regulations;

whose status as a U.S. shareholder is not overridden by an applicable tax treaty. Conversely, a "non-U.S. shareholder" is a beneficial owner of our Shares who is not a U.S. shareholder.

              If a partnership (including any entity treated as a partnership for federal income tax purposes) is a beneficial owner of our Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership are urged to consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our Shares.

Taxation as a REIT

              We will elect to be taxed as a REIT under Sections 856 through 860 of the IRC, commencing with our taxable year ended December 31, 2012. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years. Although no assurance can be given, we believe that we have been organized and have operated, and will continue to be organized and to operate, in a manner that qualified and will continue to qualify us to be taxed under the IRC as a REIT.

              For periods ending on or before the date we ceased to be wholly owned by CWH, each of us and any of our then existing subsidiaries was at all times either a qualified REIT subsidiary of CWH within the meaning of Section 856(i) of the IRC or a noncorporate entity that for federal income tax purposes was not treated as separate from CWH under regulations issued under Section 7701 of the IRC. During such periods, we and any of our then existing subsidiaries were not taxpayers separate from CWH for federal income tax purposes. For those periods, CWH remains, pursuant to the transaction agreement we entered into with CWH at the time of our IPO, which we refer to as the transaction agreement, solely responsible for the federal income tax with respect to our assets, liabilities and items of income, deduction and credit, as well as the federal income tax filings in respect of our and any of our then existing subsidiaries' operations. Our initial taxable year commenced upon our ceasing to be wholly owned by CWH.

              As a REIT, we generally are not subject to federal income tax on our net income distributed as dividends to our shareholders. Distributions to our shareholders generally are included in their income as dividends to the extent of our current or accumulated earnings and profits. Our dividends are not generally entitled to the preferential tax rates on qualified dividend income, but a portion of our dividends may be treated as capital gain dividends or qualified dividend income, all as explained below. No portion of any of our dividends is eligible for the dividends received deduction for corporate shareholders. Distributions in excess of current or accumulated earnings and profits generally are treated for federal income tax purposes as returns of capital to the extent of a recipient shareholder's basis in our Shares, and will reduce this basis. Our current or accumulated earnings and profits are generally allocated first to distributions made on our preferred shares, of which there are none outstanding at this time, and thereafter to distributions made on our Shares. For all these purposes, our distributions include both cash distributions and any in kind distributions of property that we might make.

              Our counsel, Sullivan & Worcester LLP, has provided to us an opinion that we have been organized and will have qualified as a REIT under the IRC for our 2012 taxable year upon our filing of a timely income tax return for that year, and that our current investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the IRC. Our counsel's opinions are conditioned upon the assumption that our leases, our declaration of trust and all other legal documents to which we are or have been a party have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this prospectus and upon representations made by us as to certain factual matters relating to our organization and operations and our expected manner of operation. If this assumption or a representation is inaccurate or incomplete, our counsel's opinions may be adversely affected and may not be relied upon. The opinions of our tax counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us that we will qualify as or be taxed as a REIT for any particular year. Any opinion of Sullivan & Worcester LLP as to our qualification or taxation as a REIT will be expressed as of the date issued. Our counsel will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. Also, the opinions of tax counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by tax counsel.

              Our continued qualification and taxation as a REIT will depend upon our compliance on a continuing basis with various qualification tests imposed under the IRC and summarized below. While we believe that we will satisfy these tests, our counsel does not review compliance with these tests on a continuing basis. If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a corporation taxed under subchapter C of the IRC, or a C corporation, and our shareholders will be taxed like shareholders of C corporations, meaning that federal income tax generally will be applied at both the corporate and shareholder levels. In this event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to our shareholders could be reduced or eliminated.

              If we qualify as a REIT and meet the tests described below, we generally will not pay federal income tax on amounts we distribute to our shareholders. However, even if we qualify as a REIT, we may be subject to federal tax in the following circumstances:

  •
  We will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including our undistributed net capital gains.

  •
  If our alternative minimum taxable income exceeds our taxable income, we may be subject to the corporate alternative minimum tax on our items of tax preference.

  •
  If we have net income from the disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or from other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate rate, currently 35%.

  •
  If we have net income from prohibited transactions—that is, dispositions of inventory or property held primarily for sale to customers in the ordinary course of business other than dispositions of foreclosure property and other than dispositions excepted under a statutory safe harbor—we will be subject to tax on this income at a 100% rate.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability.

  •
  If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed.

  •
  If we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation, and if we subsequently recognize gain on the disposition of this asset during a specified period (generally ten years) beginning on the date on which the asset ceased to be owned by the C corporation, then we will pay tax at the highest regular corporate tax rate, which is currently 35%, on the lesser of the excess of the fair market value of the asset over the C corporation's basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain we recognize in the disposition.

  •
  If we acquire a corporation in a transaction where we succeed to its tax attributes, to preserve our status as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition, if any, not later than the end of our taxable year in which the acquisition occurs. However, if we fail to do so, relief provisions would allow us to maintain our status as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution.

  •
  As summarized below, REITs are permitted within limits to own stock and securities of a "taxable REIT subsidiary." A taxable REIT subsidiary is separately taxed on its net income as a C corporation, and is subject to limitations on the deductibility of interest expense paid to its REIT parent. In addition, its REIT parent is subject to a 100% tax on the difference between amounts charged and redetermined rents and deductions, including excess interest.

  •
  If and to the extent we invest in properties in foreign jurisdictions, our income from those properties will generally be subject to tax in those jurisdictions. If we continue to operate as we do, then we will distribute all of our taxable income to our shareholders such that we will generally not pay federal income tax. As a result, we cannot recover the cost of foreign income taxes imposed on our foreign investments by claiming foreign tax credits against our federal income tax liability. Also, we cannot pass through to our shareholders any foreign tax credits.

              If we fail to qualify or elect not to qualify as a REIT, then we will be subject to federal income tax in the same manner as a regular C corporation. Further, as a regular C corporation, distributions to our shareholders will not be deductible by us, nor will distributions be required under the IRC. Also, to the extent of our current and accumulated earnings and profits, all distributions to our shareholders will generally be taxable as ordinary dividends potentially eligible for preferential tax rates discussed below in "—Taxation of U.S. Shareholders" and, subject to limitations in the IRC, will be eligible for the dividends received deduction for corporate shareholders. Finally, we will generally be disqualified from qualification as a REIT for the four taxable years following disqualification. Our failure to qualify as a REIT for even one year could result in reduction or elimination of distributions to our shareholders, or in our incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate-level taxes. The IRC provides certain relief provisions under which we might avoid automatically ceasing to be a REIT for failure to meet certain REIT requirements, all as discussed in more detail below.

REIT Qualification Requirements

    General Requirements

              Section 856(a) of the IRC defines a REIT as a corporation, trust or association:

    (1)
    that is managed by one or more trustees or directors;

    (2)
    the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

    (3)
    that would be taxable, but for Sections 856 through 859 of the IRC, as a C corporation;

    (4)
    that is not a financial institution or an insurance company subject to special provisions of the IRC;

    (5)
    the beneficial ownership of which is held by 100 or more persons;

    (6)
    that is not "closely held" as defined under the personal holding company stock ownership test, as described below; and

    (7)
    that meets other tests regarding income, assets and distributions, all as described below.

              Section 856(b) of the IRC provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a pro rata part of a taxable year of less than 12 months. Section 856(h)(2) of the IRC provides that neither condition (5) nor (6) need be met for our first taxable year as a REIT. We believe that we have met conditions (1) through (7) during each of the requisite periods ending on or before the close of our most recently completed taxable year, and that we will continue to meet these conditions in future taxable years. There can, however, be no assurance in this regard.

              By reason of condition (6), we will fail to qualify as a REIT for a taxable year if at any time during the last half of a year (except for our first taxable year as a REIT) more than 50% in value of our outstanding shares is owned directly or indirectly by five or fewer individuals. To help comply with condition (6), our declaration of trust restricts transfers of our common and preferred shares that would otherwise result in concentrated ownership positions. In addition, if we comply with applicable Treasury regulations to ascertain the ownership of our outstanding shares and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6). However, our failure to comply with these regulations for ascertaining ownership may result in a penalty of $25,000, or $50,000 for intentional violations. Accordingly, we have complied and will continue to comply with these regulations, including requesting annually from record holders of significant percentages of our Shares information regarding the ownership of our Shares. Under our declaration of trust, our shareholders are required to respond to these requests for information.

              For purposes of condition (6), the term "individuals" is defined in the IRC to include natural persons, supplemental unemployment compensation benefit plans, private foundations and portions of a trust permanently set aside or used exclusively for charitable purposes, but not other entities or qualified pension plans or profit-sharing trusts. As a result, REIT shares owned by an entity that is not an "individual" are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself. Similarly, REIT shares held by a qualified pension plan or profit-sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust. Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity's federal income tax qualification as a REIT. However, as discussed below, if a REIT is a "pension-held

REIT," each qualified pension plan or profit-sharing pension trust owning more than 10% of the REIT's shares by value generally may be taxed on a portion of the dividends it receives from the REIT.

              The IRC provides that we will not automatically fail to be a REIT if we do not meet conditions (1) through (6), provided we can establish reasonable cause for any such failure. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision. This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year.

    Our Wholly Owned Subsidiaries and Our Investments Through Partnerships

              Except in respect of taxable REIT subsidiaries as discussed below, Section 856(i) of the IRC provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a qualified REIT subsidiary and shall not be treated as a separate corporation. The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT's. We believe that each of our direct and indirect wholly owned subsidiaries, other than the taxable REIT subsidiaries discussed below, will be either a qualified REIT subsidiary within the meaning of Section 856(i) of the IRC or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under regulations issued under Section 7701 of the IRC. Thus, except for the taxable REIT subsidiaries discussed below, in applying all the federal income tax REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our direct and indirect wholly owned subsidiaries are treated as ours.

              We may invest in real estate through one or more entities that are treated as partnerships for federal income tax purposes, including limited or general partnerships, limited liability companies, or foreign entities. In the case of a REIT that is a partner in a partnership, regulations under the IRC provide that, for purposes of the REIT qualification requirements regarding income and assets discussed below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's proportionate capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to this proportionate share. In addition, for these purposes, the character of the assets and gross income of the partnership generally retains the same character in the hands of the REIT. Accordingly, our proportionate share of the assets, liabilities, and items of income of each partnership in which we become a partner is treated as ours for purposes of the income tests and asset tests discussed below. In contrast, for purposes of the distribution requirement discussed below, we would take into account as a partner our share of the partnership's income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the IRC.

    Taxable REIT Subsidiaries

              We are permitted to own any or all of the securities of a "taxable REIT subsidiary" as defined in Section 856(l) of the IRC, provided that no more than 25% of the total value of our assets, at the close of each quarter, is comprised of our investments in the stock or securities of our taxable REIT subsidiaries. Among other requirements, a taxable REIT subsidiary of ours must:

    (1)
    be a non-REIT corporation for federal income tax purposes in which we directly or indirectly own shares;

    (2)
    join with us in making a taxable REIT subsidiary election;

    (3)
    not directly or indirectly operate or manage a lodging facility or a health care facility; and

    (4)
    not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, except that in limited circumstances a subfranchise, sublicense or similar right can be granted to an independent contractor to operate or manage a lodging facility or a health care facility.

              In addition, a corporation other than a REIT in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value will automatically be treated as a taxable REIT subsidiary. Subject to the discussion below, we believe that we and each of our taxable REIT subsidiaries have complied with and will continue to comply with, on a continuous basis, the requirements for taxable REIT subsidiary status at all times during which the subsidiary's taxable REIT subsidiary election is reported as being in effect, and we believe that the same will be true for any taxable REIT subsidiary that we later form or acquire.

              Our ownership of stock and securities in taxable REIT subsidiaries is exempt from the 10% and 5% REIT asset tests discussed below. Also, as discussed below, taxable REIT subsidiaries can perform services for our tenants without disqualifying the rents we receive from those tenants under the 75% or 95% gross income tests discussed below. Moreover, because taxable REIT subsidiaries are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit generally are not imputed to us for purposes of the REIT qualification requirements described in this summary. Therefore, taxable REIT subsidiaries can generally undertake third-party management and development activities and activities not related to real estate.

              Restrictions are imposed on taxable REIT subsidiaries to ensure that they will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary may not deduct interest paid in any year to an affiliated REIT to the extent that the interest payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year. However, the taxable REIT subsidiary may carry forward the disallowed interest expense to a succeeding year, and deduct the interest in that later year subject to that year's 50% adjusted taxable income limitation. In addition, if a taxable REIT subsidiary pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm's length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment. Finally, if in comparison to an arm's length transaction, a tenant has overpaid rent to the REIT in exchange for underpaying the taxable REIT subsidiary for services rendered, and if the REIT has not adequately compensated the taxable REIT subsidiary for services provided to or on behalf of a tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the taxable REIT subsidiary. There can be no assurance that arrangements involving our taxable REIT subsidiaries will not result in the imposition of one or more of these deduction limitations or excise taxes, but we do not believe that we are or will be subject to these impositions.

    Income Tests

              There are two gross income requirements for qualification as a REIT under the IRC:

  •
  At least 75% of our gross income (excluding: (1) gross income from sales or other dispositions of property held primarily for sale; (2) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (3) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property that generates such income or gain); (4) real estate foreign exchange gain (as defined in Section 856(n)(2) of the IRC); and (5) income from the repurchase or discharge of indebtedness) must be derived from investments relating to real property, including "rents from real property" as defined under Section 856 of the IRC, interest and gain from mortgages on real property, income and gain from foreclosure property, gain from the sale or other disposition of real property other than dealer property, or dividends and gain from shares in other REITs. When we receive new capital in exchange for our common or preferred shares or in a public offering of five year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test.

  •
  At least 95% of our gross income (excluding: (1) gross income from sales or other dispositions of property held primarily for sale; (2) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (3) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property that generates such income or gain); (4) passive foreign exchange gain (as defined in Section 856(n)(3) of the IRC); and (5) income from the repurchase or discharge of indebtedness) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, or gains from the sale or disposition of stock, securities or real property.

              For purposes of the 75% and 95% gross income tests outlined above, income derived from a "shared appreciation provision" in a mortgage loan is generally treated as gain recognized on the sale of the property to which it relates. Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

              In order to qualify as "rents from real property" under Section 856 of the IRC, several requirements must be met:

  •
  The amount of rent received generally must not be based on the income or profits of any person, but may be based on receipts or sales.

  •
  Rents do not qualify if the REIT owns 10% or more by vote or value of the tenant, whether directly or after application of attribution rules. While we intend not to lease property to any party if rents from that property would not qualify as rents from real property, application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control. For example, an unaffiliated third party's ownership directly or by attribution of 10% or more by value of our outstanding shares (whether common or any future preferred), as well as an ownership position in the stock of one of our tenants which, when added to our own ownership position in that tenant, totals 10% or more by vote or value of the stock of that tenant, would result in that tenant's rents not qualifying as rents from real property. Our declaration of trust disallows transfers or purported acquisitions, directly or by attribution, of our common and preferred shares to the extent necessary to maintain our REIT status under the IRC. Similarly, for the purpose of CWH retaining its own REIT status under the IRC, CWH's organizational documents contain similar provisions to limit concentrated ownership of beneficial positions in CWH. Furthermore, for as long as CWH owns more than 9.8% of our outstanding Shares, we and CWH have agreed to limit ownership in any of our tenants to no more than 4.9% by each party, so that our combined ownership will remain under 10%, and we have also agreed to take reasonable actions to facilitate the REIT status under the IRC of the other. Nevertheless, there can be no assurance that these provisions in our and CWH's organizational documents and in our transaction agreement with CWH will be effective to prevent our REIT status from being jeopardized under the 10% affiliated tenant rule. Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our shareholders necessarily be aware of ownership of our common or preferred shares attributed to them under the IRC's attribution rules.

  •
  There is a limited exception to the above prohibition on earning "rents from real property" from a 10% affiliated tenant, if the tenant is a taxable REIT subsidiary. If at least 90% of the leased space of a property is leased to tenants other than taxable REIT subsidiaries and 10% affiliated tenants, and if the taxable REIT subsidiary's rent for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property, then otherwise qualifying rents paid by the taxable REIT subsidiary to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants.

  •
  In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or through one of our taxable REIT subsidiaries. There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of "unrelated business taxable income" as defined in Section 512(b)(3) of the IRC. In addition, a de minimis amount of noncustomary services will not disqualify income as "rents from real property" so long as the value of the impermissible services does not exceed 1% of the gross income from the property.

  •
  If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as "rents from real property"; if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.

              We believe that all or substantially all our rents have qualified and will qualify as rents from real property for purposes of Section 856 of the IRC.

              In order to qualify as mortgage interest on real property for purposes of the 75% test, interest must derive from a mortgage loan secured by real property with a fair market value, at the time the loan is made, at least equal to the amount of the loan. If the amount of the loan exceeds the fair market value of the real property, the interest will be treated as interest on a mortgage loan in a ratio equal to the ratio of the fair market value of the real property to the total amount of the mortgage loan.

              Absent the "foreclosure property" rules of Section 856(e) of the IRC, a REIT's receipt of business operating income from a property would not qualify under the 75% and 95% gross income tests. But as foreclosure property, gross income from such a business operation would so qualify. In the case of property leased by a REIT to a tenant, foreclosure property is defined under applicable Treasury regulations to include generally the real property and incidental personal property that the REIT reduces to possession upon a default or imminent default under the lease by the tenant, and as to which a foreclosure property election is made by attaching an appropriate statement to the REIT's federal income tax return.

              Any gain that a REIT recognizes on the sale of foreclosure property held as inventory or primarily for sale to customers, plus any income it receives from foreclosure property that would not qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the maximum corporate rate, currently 35%, under the foreclosure property income tax rules of Section 857(b)(4) of the IRC. Thus, if a REIT should lease foreclosure property in exchange for rent that qualifies as "rents from real property" as described above, then that rental income is not subject to the foreclosure property income tax.

              Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. This prohibited transaction income also may adversely affect our ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT. We cannot provide assurances as to whether or not the IRS might successfully assert that one or more of our dispositions would be subject to the 100% penalty tax. However, we believe that dispositions of assets that we might make will not be subject to the 100% penalty tax, because we intend to:

  •
  own our assets for investment with a view to long-term income production and capital appreciation;

  •
  engage in the business of developing, owning, leasing and managing our existing properties and acquiring, developing, owning, leasing and managing new properties; and

  •
  make occasional dispositions of our assets consistent with our long-term investment objectives.

              If we fail to satisfy one or both of the 75% or the 95% gross income tests in any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the following requirements:

  •
  our failure to meet the test is due to reasonable cause and not due to willful neglect; and

  •
  after we identify the failure, we file a schedule describing each item of our gross income included in the 75% or 95% gross income tests for that taxable year.

              It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision for the 75% and 95% gross income tests. Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% test or the amount by which we failed the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability. This relief provision applies to any failure of the applicable income tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

    Asset Tests

              At the close of each quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify as a REIT for federal income tax purposes:

  •
  At least 75% of our total assets must consist of real estate assets, cash and cash items, shares in other REITs, government securities and temporary investments of new capital (that is, stock or debt instruments purchased with proceeds of a stock offering or a public offering of our debt with a term of at least five years, but only for the one-year period commencing with our receipt of the offering proceeds).

  •
  Not more than 25% of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

  •
  Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer's securities that we own may not exceed 5% of the value of our total assets. In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer's outstanding securities, unless the securities are "straight debt" securities or otherwise excepted as discussed below. Our stock and securities in a taxable REIT subsidiary are exempted from these 5% and 10% asset tests.

  •
  No more than 25% of our total assets may be represented by stock or securities of taxable REIT subsidiaries.

              When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

              In addition, if we fail the 5% value test or the 10% vote or value tests at the close of any quarter and do not cure such failure within 30 days after the close of that quarter, that failure will nevertheless be excused if (1) the failure is de minimis and (2) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% value and 10% vote and value asset tests. For purposes of this relief provision, the failure will be "de minimis" if the value of the assets causing the failure does not exceed the lesser of (1) 1% of the total value of our assets at the end of the relevant quarter or (2) $10,000,000. If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify as a REIT if (1) we provide the IRS with a description of each asset causing the failure, (2) the failure was due to reasonable cause and not willful neglect, (3) we pay a tax equal to the greater of (a) $50,000 or (b) the highest rate of corporate tax imposed (currently 35%) on the net income generated by the assets causing the failure during the period of the failure and (4) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests. These relief provisions apply to any failure of the applicable asset tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

              The IRC also provides an excepted securities safe harbor to the 10% value test that includes among other items (1) "straight debt" securities, (2) certain rental agreements in which payment is to be made in subsequent years, (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity and (5) any security issued by another REIT. We have maintained and will continue to maintain records of the value of our assets to document our compliance with the above asset tests, and intend to take actions as may be required to cure any failure to satisfy the tests within 30 days after the close of any quarter or within the six month periods described above.

    Annual Distribution Requirements

              In order to qualify for taxation as a REIT under the IRC, we are required to make annual distributions other than capital gain dividends to our shareholders in an amount at least equal to the excess of:

    (1)
    the sum of 90% of our "real estate investment trust taxable income," as defined in Section 857 of the IRC, computed by excluding any net capital gain and before taking into account any dividends paid deduction for which we are eligible, and 90% of our net income after tax, if any, from property received in foreclosure, over

    (2)
    the sum of our qualifying noncash income, e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges.

              The distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. If a dividend is declared in October, November or December to shareholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. A distribution which is not pro rata within a class of our beneficial interests entitled to a distribution, or which is not consistent with the rights to distributions among our classes of beneficial interests, is a preferential distribution that is not taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution could affect our ability to meet the distribution requirements. Taking into account our distribution policies, including the dividend reinvestment plan we have adopted, we do not believe that we have made or will make any preferential distributions. The distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax discussed below. To the extent that we do not distribute all of our net capital gain and all of our real estate investment trust taxable income, as adjusted, we will be subject to federal income tax on undistributed amounts.

              In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to our shareholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the "grossed up required distribution" for the preceding calendar year over the amount treated as distributed for that preceding calendar year. For this purpose, the term "grossed up required distribution" for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.

              If we do not have enough cash or other liquid assets to meet the 90% distribution requirements, we may find it necessary and desirable to arrange for new debt or equity financing to provide funds for required distributions in order to maintain our REIT status. We can provide no assurance that financing would be available for these purposes on favorable terms.

              We may be able to rectify a failure to pay sufficient dividends for any year by paying "deficiency dividends" to shareholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

              In addition to the other distribution requirements above, to preserve our status as a REIT we are required to timely distribute C corporation earnings and profits that we inherit from acquired corporations.

Depreciation and Federal Income Tax Treatment of Leases

              Our initial tax bases in our assets will generally be our acquisition cost. We will generally depreciate our depreciable real property on a straight-line basis over 40 years and our personal property over the applicable shorter periods. These depreciation schedules may vary for properties that we acquire through tax-free or carryover basis acquisitions, for example our initial portfolio acquired from CWH as discussed below.

              The initial tax bases and depreciation schedules for the assets we held immediately after we separated from CWH in March 2012 depend upon whether the deemed exchange that resulted from that separation was an exchange governed by Section 351 or instead Section 1001 of the IRC. Our counsel, Sullivan & Worcester LLP, provided to us an opinion that the deemed exchange should be treated as an exchange governed by Section 351 of the IRC, and we have agreed to perform and will perform all our tax reporting accordingly. This opinion was conditioned upon the assumption that the transaction agreement governing our separation had been and will be complied with by all parties thereto, upon the accuracy and completeness of the factual matters described in our Registration Statement on Form S-11 filed in connection with our IPO and upon representations made by us and CWH as to specified factual matters. Therefore, we carried over CWH's tax basis and depreciation schedule in each of the assets that we received from CWH, adjusted by the gain recognized by CWH in the deemed exchange. This conclusion regarding the applicability of Section 351 is dependent upon favorable determinations with regard to each of the following issues: (1) Section 351(e) of the IRC did not apply to the deemed exchange, or else it would have disqualified the deemed exchange from Section 351 treatment altogether; and (2) a judicial recharacterization rule, developed in Waterman Steamship v. Commissioner, 430 F.2d 1185 (5th Cir. 1970), and subsequent tax cases, did not apply to recharacterize our cash payment to CWH in the separation in a manner that renders the deemed exchange a Section 1001 transaction under the IRC. There can be no assurance that the IRS or a court would reach the same conclusion.

              If, contrary to our belief and the opinion of our tax counsel, the deemed exchange was taxable to CWH because Section 1001 of the IRC applied instead of Section 351 of the IRC, then we would be treated as though we acquired our initial assets from CWH in a fully taxable acquisition, thereby acquiring tax bases in our assets that would be depreciable over longer depreciable lives. In that event, we estimate that our aggregate depreciation deductions for our initial taxable year and many taxable years thereafter would be lower. If the IRS were to successfully challenge our reported depreciation methods and the associated tax reporting, then, including for purposes of qualifying for taxation as a REIT, we could be required to amend our tax reports, including those sent to our shareholders, or could be required to pay deficiency dividends, including the associated interest charge, as discussed above.

              We are entitled to depreciation deductions from our facilities only if we are treated for federal income tax purposes as the owner of the facilities. This means that the leases of the facilities must be classified for federal income tax purposes as true leases, rather than as sales or financing arrangements, and we believe this to be the case. In the case of any sale-leaseback arrangements, the IRS could assert that we realized or will realize prepaid rental income in the year of purchase to the extent that the value of a leased property, at the time of purchase, exceeds or exceeded the purchase price for that property. While we believe that the value of leased property at the time of any such purchase will or did not exceed the purchase price, because of the lack of clear precedent we cannot provide assurances as to whether the IRS might successfully assert the existence of prepaid rental income in any such sale-leaseback transaction.

Taxation of U.S. Shareholders

              For noncorporate U.S. shareholders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 15%. For those noncorporate U.S. shareholders whose total adjusted income exceeds such income thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 20%. However, because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders, dividends on our Shares generally are not eligible for such preferential tax rates. As a result, our ordinary dividends continue to be taxed at the higher federal income tax rates applicable to ordinary income. However, the preferential federal income tax rates for long-term capital gains and for dividends generally apply to:

    (1)
    long-term capital gains, if any, recognized on the disposition of our Shares;

    (2)
    our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

    (3)
    our dividends attributable to dividends, if any, received by us from C corporations such as taxable REIT subsidiaries; and

    (4)
    our dividends to the extent attributable to income upon which we have paid federal corporate income tax.

              As long as we qualify as a REIT for federal income tax purposes, a distribution to our U.S. shareholders that we do not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent of our current or accumulated earnings and profits. Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends generally will be taxed as long-term capital gains, as discussed below, to the extent they do not exceed our actual net capital gain for the taxable year. However, corporate shareholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the IRC.

              In addition, we may elect to retain net capital gain income and treat it as constructively distributed. In that case:

    (1)
    we will be taxed at regular corporate capital gains tax rates on retained amounts;

    (2)
    each U.S. shareholder will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated a capital gain dividend;

    (3)
    each U.S. shareholder will receive a credit for its designated proportionate share of the tax that we pay;

    (4)
    each U.S. shareholder will increase its adjusted basis in our Shares by the excess of the amount of its proportionate share of these retained net capital gains over its proportionate share of the tax that we pay; and

    (5)
    both we and our corporate shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

              If we elect to retain our net capital gains in this fashion, we will notify our U.S. shareholders of the relevant tax information within 60 days after the close of the affected taxable year.

              If for any taxable year we designate capital gain dividends for U.S. shareholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all classes of our shares. We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. shareholders at preferential maximum rates (including any capital gains attributable to real estate depreciation recapture that are subject to a maximum 25% federal income tax rate) so that the designations will be proportionate among all classes of our shares.

              Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the shareholder's adjusted tax basis in the shareholder's Shares, but will reduce the shareholder's basis in those Shares. To the extent that these excess distributions exceed the adjusted basis of a U.S. shareholder's Shares, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. shareholders at preferential maximum rates. No U.S. shareholder may include on his federal income tax return any of our net operating losses or any of our capital losses.

              If a dividend is declared in October, November or December to shareholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its shareholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations will require tax preference items to be allocated to our shareholders with respect to any accelerated depreciation or other tax preference items that we claim.

              A U.S. shareholder will generally recognize gain or loss equal to the difference between the amount realized and the shareholder's adjusted basis in our Shares that are sold or exchanged. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period in the Shares exceeds one year. In addition, any loss upon a sale or exchange of our Shares held for six months or less will generally be treated as a long-term capital loss to the extent of our long-term capital gain dividends during the holding period.

              For taxable years beginning after December 31, 2012, U.S. shareholders who are individuals, estates or trusts are generally required to pay a new 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our Shares), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds. For unmarried individuals, the threshold is $200,000; for married individuals filing jointly, the threshold is $250,000; and for married individuals filing separately, the threshold is $125,000. For estates and trusts, the threshold amount is the dollar amount at which begins the highest estate or trust income tax bracket for the year.

              The IRC imposes a penalty for the failure to properly disclose a "reportable transaction." A reportable transaction currently includes, among other things, a sale or exchange of our Shares resulting in a tax loss in excess of (1) $10 million in any single year or $20 million in any combination of years in the case of our Shares held by a C corporation or by a partnership with only C corporation partners or (2) $2 million in any single year or $4 million in any combination of years in the case of our Shares held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals. A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS's Office of Tax Shelter Analysis. The penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

              Noncorporate U.S. shareholders who borrow funds to finance their acquisition of our Shares could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the IRC, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor's net investment income. A U.S. shareholder's net investment income will include ordinary income dividend distributions received from us and, if an appropriate election is made by the shareholder, capital gain dividend distributions and qualified dividends received from us; however, distributions treated as a nontaxable return of the shareholder's basis will not enter into the computation of net investment income.

Taxation of Tax-Exempt Shareholders

              Subject to the pension-held REIT rules discussed below, our distributions made to shareholders that are tax-exempt pension plans, individual retirement accounts or other qualifying tax-exempt entities should not constitute unrelated business taxable income, provided that the shareholder has not financed its acquisition of our Shares with "acquisition indebtedness" within the meaning of the IRC, and provided further that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit.

              Tax-exempt pension trusts that own more than 10% by value of a "pension-held REIT" at any time during a taxable year may be required to treat a percentage of all dividends received from the pension-held REIT during the year as unrelated business taxable income. This percentage is equal to the ratio of:

    (1)
    the pension-held REIT's gross income derived from the conduct of unrelated trades or businesses, determined as if the pension-held REIT were a tax-exempt pension fund, less direct expenses related to that income, to

    (2)
    the pension-held REIT's gross income from all sources, less direct expenses related to that income,

except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%. A REIT is a pension-held REIT if:

  •
  the REIT is "predominantly held" by tax-exempt pension trusts; and

  •
  the REIT would fail to satisfy the "closely held" ownership requirement discussed above if the stock or beneficial interests in the REIT held by tax-exempt pension trusts were viewed as held by tax-exempt pension trusts rather than by their respective beneficiaries.

              A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust owns more than 25% by value of the REIT's stock or beneficial interests, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT's stock or beneficial interests, own in the aggregate more than 50% by value of the REIT's stock or beneficial interests. Because of the share ownership concentration restrictions in our declaration of trust, we believe that we are not and will not become a pension-held REIT. However, because our Shares are publicly traded, we cannot completely control whether or not we are or will become a pension-held REIT.

              Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the IRC, respectively, are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions from a REIT as unrelated business taxable income. In addition, these prospective investors should consult their own tax advisors concerning any "set aside" or reserve requirements applicable to them.

Taxation of Non-U.S. Shareholders

              The rules governing the United States federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. shareholder, we urge you to consult with your own tax advisor to determine the impact of United States federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our Shares.

              In general, a non-U.S. shareholder will be subject to regular United States federal income tax in the same manner as a U.S. shareholder with respect to its investment in our Shares if that investment is effectively connected with the non-U.S. shareholder's conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. shareholder maintains in the United States). In addition, a corporate non-U.S. shareholder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the IRC, which is payable in addition to regular United States federal corporate income tax. The balance of this discussion of the United States federal income taxation of non-U.S.

shareholders addresses only those non-U.S. shareholders whose investment in our Shares is not effectively connected with the conduct of a trade or business in the United States.

              A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange of a United States real property interest and that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A distribution of this type will generally be subject to United States federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. shareholder has in the manner prescribed by the IRS demonstrated its entitlement to benefits under a tax treaty. In the case of any in kind distributions of property, we or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure. Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and do not designate as a capital gain dividend. Notwithstanding this withholding on distributions in excess of our current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. shareholder's adjusted basis in our Shares, and the nontaxable return of capital will reduce the adjusted basis in these Shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. shareholder's adjusted basis in our Shares, the distributions will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of these Shares, as discussed below. A non-U.S. shareholder may seek a refund from the IRS of amounts withheld on distributions to him in excess of our current and accumulated earnings and profits.

              From time to time, some of our distributions may be attributable to the sale or exchange of United States real property interests. However, capital gain dividends that are received by a non-U.S. shareholder, as well as dividends attributable to our sales of United States real property interests, will be subject to the taxation and withholding regime applicable to ordinary income dividends and the branch profits tax will not apply, provided that (1) these dividends are received with respect to a class of shares that is "regularly traded" on a domestic "established securities market" such as the NYSE, both as defined by applicable Treasury regulations, and (2) the non-U.S. shareholder does not own more than 5% of that class of shares at any time during the one-year period ending on the date of distribution of the applicable capital gain and United States real property interest dividends. If both of these provisions are satisfied, qualifying non-U.S. shareholders will not be subject to withholding either on capital gain dividends or on dividends that are attributable to our sales of United States real property interests as though those amounts were effectively connected with a United States trade or business, and qualifying non-U.S. shareholders will not be required to file United States federal income tax returns or pay branch profits tax in respect of these dividends. Instead, these dividends will be subject to United States federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless reduced by applicable treaty, as discussed below. Although there can be no assurance in this regard, we believe that our Shares have been and will remain "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations; however, we can provide no assurance that our Shares will continue to be "regularly traded" on a domestic "established securities market" in future taxable years.

              Except as discussed above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest are taxed to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder that does not qualify for the special rule above will be taxed on these amounts at the normal capital gain and other tax rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; such a non-U.S. shareholder will be required to file a United States federal income tax return reporting these amounts, even if applicable withholding is imposed as described below; and such a non-U.S. shareholder that is also a corporation may owe the 30% branch profits tax under Section 884 of the IRC in respect of these amounts. We or other applicable withholding agents will be required to withhold from distributions to such non-U.S. shareholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends. The amount of any tax withheld is creditable against the non-U.S. shareholder's United States federal income tax liability, and the non-U.S. shareholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

              A special "wash sale" rule applies to a non-U.S. shareholder who owns any class of our shares if (1) the shareholder owns more than 5% of that class of shares at any time during the one-year period ending on the date of the distribution described below, or (2) that class of our shares is not, within the meaning of applicable Treasury regulations, "regularly traded" on a domestic "established securities market" such as the NYSE. Although there can be no assurance in this regard, we believe that our Shares have been and will remain "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations, all as discussed above; however, we can provide no assurance that our Shares will continue to be "regularly traded" on a domestic "established securities market" in future taxable years. We thus anticipate this wash sale rule to apply, if at all, only to a non-U.S. shareholder that owns more than 5% of our Shares. Such a non-U.S. shareholder will be treated as having made a "wash sale" of our Shares if it (1) disposes of an interest in our Shares during the 30 days preceding the ex-dividend date of a distribution by us that, but for such disposition, would have been treated by the non-U.S. shareholder in whole or in part as gain from the sale or exchange of a United States real property interest, and then (2) acquires or enters into a contract to acquire a substantially identical interest in our Shares, either actually or constructively through a related party, during the 61-day period beginning 30 days prior to the ex-dividend date. In the event of such a wash sale, the non-U.S. shareholder will have gain from the sale or exchange of a United States real property interest in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a United States real property interest. As discussed above, a non-U.S. shareholder's gain from the sale or exchange of a United States real property interest can trigger increased United States taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased United States tax filing requirements.

              If for any taxable year we designate capital gain dividends for our shareholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all classes of our shares.

              Tax treaties may reduce the withholding obligations on our distributions. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. A non-U.S. shareholder must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits. If the amount of tax withheld with respect to a distribution to a non-U.S. shareholder exceeds the shareholder's United States federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS. The 35% withholding tax rate discussed above on some capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the current preferential maximum rates on capital gains generally applicable to noncorporate non-U.S. shareholders. Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity and whether the entity or its owners are entitled to benefits under the tax treaty. In the case of any in kind distributions of property, we or other applicable withholding agents will have to collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure.

              Non-U.S. shareholders should generally be able to treat amounts we designate as retained but constructively distributed capital gains in the same manner as actual distributions of capital gain dividends by us. In addition, a non-U.S. shareholder should be able to offset as a credit against its federal income tax liability the proportionate share of the tax paid by us on such retained but constructively distributed capital gains. A non-U.S. shareholder may file for a refund from the IRS for the amount that the non-U.S. shareholder's proportionate share of tax paid by us exceeds its federal income tax liability on the constructively distributed capital gains.

              If our Shares are not "United States real property interests" within the meaning of Section 897 of the IRC, then a non-U.S. shareholder's gain on sale of these Shares generally will not be subject to United States federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain. Our Shares will not constitute a United States real property interest if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% in value of its shares is held directly or indirectly by foreign persons. We believe that we have been and will remain a domestically controlled REIT and thus a non-U.S. shareholder's gain on sale of our Shares will not be subject to United States federal income taxation. However, because our Shares are publicly traded, we can provide no assurance that we have been or will remain a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. shareholder's gain on sale of our Shares will not be subject to United States federal income taxation as a sale of a United States real property interest, if that class of shares is "regularly traded," as defined by applicable Treasury regulations, on an established securities market like the NYSE, and the non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of that class of shares. In this regard, because the Shares of others may be redeemed, a non-U.S. shareholder's percentage interest in our Shares may increase even if it acquires no additional Shares. If the gain on the sale of our Shares were subject to United States federal income taxation, the non-U.S. shareholder will generally be subject to the same treatment as a U.S. shareholder with respect to its gain, will be required to file a United States federal income tax return reporting that gain, and a corporate non-U.S. shareholder might owe branch profits tax under Section 884 of the IRC. A purchaser of our Shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the Shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, a purchaser of our Shares from a non-U.S. shareholder may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the IRS.

Withholding and Information Reporting

              Information reporting and backup withholding may apply to distributions or proceeds paid to our shareholders under the circumstances discussed below. The backup withholding rate is currently 28%. Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the shareholder's federal income tax liability. In the case of any in kind distributions of property by us to a shareholder, we or other applicable withholding agents will have to collect any applicable backup withholding by reducing to cash for remittance to the IRS a sufficient portion of the property that our shareholder would otherwise receive, and the shareholder may bear brokerage or other costs for this withholding procedure.

              A U.S. shareholder will be subject to backup withholding when it receives distributions on our Shares or proceeds upon the sale, exchange, redemption, retirement or other disposition of our Shares, unless the U.S. shareholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

  •
  provides the U.S. shareholder's correct taxpayer identification number; and

  •
  certifies that the U.S. shareholder is exempt from backup withholding because it comes within an enumerated exempt category, it has not been notified by the IRS that it is subject to backup withholding, or it has been notified by the IRS that it is no longer subject to backup withholding.

              If the U.S. shareholder has not provided and does not provide its correct taxpayer identification number on an IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and we or other applicable withholding agents may have to withhold a portion of any distributions or proceeds paid to such U.S. shareholder. Unless the U.S. shareholder has established on a properly executed IRS Form W-9 or substantially similar form that it comes within an enumerated exempt category, distributions or proceeds on our Shares paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

              Distributions on our Shares to a non-U.S. shareholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. shareholder and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. shareholder is subject to withholding on distributions on our Shares or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions paid to a non-U.S. shareholder on our Shares may be subject to backup withholding, unless the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form in the manner described above. Similarly, information reporting and backup withholding will not apply to proceeds a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our Shares, if the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our Shares if the non-U.S. shareholder receives those proceeds through a broker's foreign office.

              Increased reporting obligations are scheduled to be imposed on non-United States financial institutions and other non-United States entities for purposes of identifying accounts and investments held directly or indirectly by United States persons. The failure to comply with these additional information reporting, certification and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to applicable shareholders or intermediaries. Specifically, a 30% withholding tax is imposed on dividends on and gross proceeds from the sale or other disposition of our Shares paid to a foreign financial institution or to a foreign nonfinancial entity, unless (1) the foreign financial institution undertakes applicable diligence and reporting obligations or (2) the foreign nonfinancial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the United States Treasury that requires, among other things, that it undertake to identify accounts held by applicable United States persons or United States-owned foreign entities, annually report specified information about such accounts, and withhold 30% on payments to noncertified holders. Pursuant to Treasury regulations, such withholding applies only to dividends paid on or after January 1, 2014, and to other "withholdable payments" (including payments of gross proceeds from a sale or other disposition of our Shares) made on or after January 1, 2017. If you hold our Shares through a non-United States intermediary or if you are a non-United States person, we urge you to consult your own tax advisor regarding foreign account tax compliance.

Other Tax Consequences

              Our tax treatment and that of our shareholders may be modified by legislative, judicial or administrative actions at any time, which actions may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by Congress, the IRS and the United States Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently. Likewise, the rules regarding taxes other than federal income taxes may also be modified. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our shareholders. Revisions to tax laws and interpretations of these laws could adversely affect the tax or other consequences of an investment in our Shares. We and our shareholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our shareholders transact business or reside. These tax consequences may not be comparable to the federal income tax consequences discussed above.

ERISA PLANS, KEOGH PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

General Fiduciary Obligations

              Fiduciaries of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, must consider whether:

  •
  their investment in our Shares satisfies the diversification requirements of ERISA;

  •
  the investment is prudent in light of possible limitations on the marketability of our Shares;

  •
  they have authority to acquire our Shares under the applicable governing instrument and Title I of ERISA; and

  •
  the investment is otherwise consistent with their fiduciary responsibilities.

              Trustees and other fiduciaries of an ERISA plan may incur personal liability for any loss suffered by the plan on account of a violation of their fiduciary responsibilities. In addition, these fiduciaries may be subject to a civil penalty of up to 20% of any amount recovered by the plan on account of a violation. Fiduciaries of any individual retirement account or annuity, or IRA, Roth IRA, tax-favored account (such as an Archer MSA, Coverdell education savings account or health savings account), Keogh Plan or other qualified retirement plan not subject to Title I of ERISA, or non-ERISA plans, should consider that a plan may only make investments that are authorized by the appropriate governing instrument.

              Fiduciaries considering an investment in our securities should consult their own legal advisors if they have any concern as to whether the investment is consistent with the foregoing criteria or is otherwise appropriate. The sale of our securities to a plan is in no respect a representation by us or any underwriter of the securities that the investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that the investment is appropriate for plans generally or any particular plan.

Prohibited Transactions

              Fiduciaries of ERISA plans and persons making the investment decision for an IRA or other non-ERISA plan should consider the application of the prohibited transaction provisions of ERISA and the IRC in making their investment decision. Sales and other transactions between an ERISA or non-ERISA plan, and persons related to it, are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of an ERISA plan or non-ERISA plan may cause a wide range of other persons to be treated as disqualified persons or parties in interest with respect to it. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of ERISA plans, may also result in the imposition of an excise tax under the IRC or a penalty under ERISA upon the disqualified person or party in interest with respect to the plan. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA or Roth IRA is maintained or his beneficiary, the IRA or Roth IRA may lose its tax-exempt status and its assets may be deemed to have been distributed to the individual in a taxable distribution on account of the prohibited transaction, but no excise tax will be imposed. Fiduciaries considering an investment in our securities should consult their own legal advisors as to whether the ownership of our securities involves a prohibited transaction.

"Plan Assets" Considerations

              The United States Department of Labor has issued a regulation defining "plan assets." The regulation generally provides that when an ERISA or non-ERISA plan acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the ERISA plan's or non-ERISA plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by benefit plan investors is not significant.

              Each class of our shares (that is, our Shares and any class of preferred shares that we may issue) must be analyzed separately to ascertain whether it is a publicly offered security. The regulation defines a publicly offered security as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Exchange Act, or sold under an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. Our Shares have been registered under the Exchange Act within the necessary time frame to satisfy the foregoing condition.

              The regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the IPO as a result of events beyond the issuer's control. We believe our Shares have been and will remain widely held, and we expect the same to be true of any class of preferred shares that we may issue, but we can give no assurances in this regard.

              The regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The regulation further provides that, where a security is part of an offering in which the minimum investment is $10,000 or less, some restrictions on transfer ordinarily will not, alone or in combination, affect a finding that these securities are freely transferable. The restrictions on transfer enumerated in the regulation as not affecting that finding include:

  •
  any restriction on or prohibition against any transfer or assignment that would result in a termination or reclassification for federal or state tax purposes, or would otherwise violate any state or federal law or court order;

  •
  any requirement that advance notice of a transfer or assignment be given to the issuer and any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer that are among those enumerated in the regulation as not affecting free transferability, including those described in the preceding clause of this sentence;

  •
  any administrative procedure that establishes an effective date, or an event prior to which a transfer or assignment will not be effective; and

  •
  any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer.

              We believe that the restrictions imposed under our declaration of trust on the transfer of any class of our shares do not result in the failure of our Shares to be "freely transferable." Furthermore, we believe that there exist no other facts or circumstances limiting the transferability of our Shares that are not included among those enumerated as not affecting their free transferability under the regulation, and we do not expect or intend to impose in the future, or to permit any person to impose on our behalf, any limitations or restrictions on transfer that would not be among the enumerated permissible limitations or restrictions.

              Assuming that our Shares are "widely held" and that no other facts and circumstances exist that restrict their transferability, we have received an opinion of our counsel, Sullivan & Worcester LLP, that our Shares will not fail to be "freely transferable" for purposes of the regulation due to the restrictions on transfer of our Shares under our declaration of trust and that under the regulation our Shares are publicly offered and our assets will not be deemed to be "plan assets" of any ERISA plan or non-ERISA plan that acquires our Shares in this offering. This opinion is conditioned upon certain assumptions and representations, as discussed above in "Federal Income Tax Considerations—Taxation as a REIT."

UNDERWRITING

              Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus, the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is serving as representative, have severally agreed to purchase, and the selling shareholder has agreed to sell to the underwriters, the number of Shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

              The underwriters have agreed to purchase all of the Shares sold by the selling shareholder under the underwriting agreement if any such Shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the Shares owned by CWH, subject to prior sale by the selling shareholder, when, as and if accepted by them, subject to approval of legal matters by counsel, including the validity of such Shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representative has advised us and the selling shareholder that the underwriters propose initially to offer the Shares owned by CWH to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $              per Share. After the public offering, the public offering price and concession may be changed.

              The following table shows the public offering price, underwriting discount and proceeds, before expenses, to the selling shareholder.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling shareholder	$	$

              The expenses of the offering, not including the underwriting discount and commissions, are estimated at approximately $1.0 million and are payable solely by the selling shareholder. The selling shareholder will pay the filing fees and expenses (including reasonable legal fees and disbursements) incident to securing any required review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the shares up to $15,000 (excluding filing fees).

No Sales of Similar Securities

              We, our Trustees and our executive officers have agreed, subject to certain exceptions, not to sell or transfer any Shares for         days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. After the expiration of the lock-up period ending        days after the date of this prospectus, those shareholders will be entitled to dispose of their Shares in compliance with applicable securities laws. Specifically, we and these other parties have agreed not to directly or indirectly, subject to certain exceptions:

  •
  offer, pledge, sell or contract to sell any Shares;

  •
  sell any option or contract to purchase any Shares;

  •
  purchase any option or contract to sell any Shares;

  •
  grant any option, right or warrant for the sale of any Shares;

  •
  otherwise dispose of or transfer any Shares;

  •
  file, or request or demand that we file, a registration statement related to any Shares; or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Shares, whether any such swap or other agreement is to be settled by delivery of Shares or other securities, in cash or otherwise.

              This lock-up provision applies to all our Shares and to securities convertible into or exchangeable or exercisable for our Shares. It also applies to Shares owned now or acquired later by the party executing the agreement or for which the party executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

              Our Shares are listed on the NYSE under the symbol "SIR."

Price Stabilization, Short Positions

              Until the distribution of the Shares being sold by CWH is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our Shares. However, the underwriters may engage in transactions that stabilize the price of our Shares, such as bids or purchases to peg, fix or maintain that price.

              If the underwriters create a short position in our Shares in connection with the offering, i.e., if they sell more Shares than are listed on the cover of this prospectus, the underwriters may reduce that short position by purchasing our Shares in the open market. Purchases of our Shares to stabilize their price or to reduce a short position may cause the price of our Shares to be higher than it might be in the absence of such purchases.

              Neither we nor the selling shareholder, nor any of the underwriters, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Shares. In addition, neither we nor the selling shareholder, nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Notice to Prospective Investors in the European Economic Area

              Neither we nor the selling shareholder, nor the underwriters have authorized, nor do we, the selling shareholder or the underwriters authorize, the making of any offer of our Shares through any financial intermediary, other than offers made by the underwriters with a view to the final placement of the Shares as contemplated in this prospectus.

              In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each, a relevant member state, an offer to the public of any Shares which are the subject of the offering contemplated by this prospectus may not be made in that relevant member state except that an offer to the public in that relevant member state of any Shares may be made at any time:

    (a)
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    (b)
    to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

    (c)
    in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

              For the purposes of this provision, the expression an "offer of Shares to the public" in relation to any Shares in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe to the Shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in the relevant member state and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the sale of any Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

              Neither we nor the selling shareholder has or will register with the Swiss Financial Market Supervisory Authority, or FINMA, as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended, or CISA, and accordingly the Shares being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the Shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the Shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The Shares may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or CISO, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA.

This prospectus and any other materials relating to the Shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the Shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Electronic Distribution

              A prospectus in electronic format may be made available on the websites maintained by one or more underwriters. Other than the prospectus in electronic format, the information on the underwriters' websites is not part of this prospectus. The representative may agree to allocate a number of our Shares to underwriters for sale to their online brokerage account holders.

Conflicts of Interest

              Affiliates of certain of the underwriters are lenders to the selling shareholder under a revolving credit facility. Additionally, the underwriters and their affiliates may invest in debt securities or other debt obligations of the selling shareholder. To the extent the selling shareholder uses the net proceeds from the sale of its Shares to repay amounts outstanding under its revolving credit facility, affiliates of certain of the underwriters will receive a pro rata portion of such repayment. Similarly, to the extent the selling shareholder uses the net proceeds from the sale of its Shares to redeem, acquire or repay other debt obligations, the underwriters and their affiliates may receive a portion of such proceeds to the extent they invest in such obligations.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, advisory and other commercial dealings in the ordinary course of business with us and the selling shareholder. They have received, and may in the future receive, customary fees and commissions for these transactions.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates, including the selling shareholder. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

              Selected legal matters with respect to the validity of our Shares offered by this prospectus will be passed on for us by Venable LLP, Baltimore, Maryland, our Maryland counsel. Sullivan & Worcester LLP, Boston, Massachusetts, has acted as our counsel in connection with this offering and will pass on selected legal matters described under "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts." Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts, and Venable LLP have acted as counsel to CWH in connection with this offering. Sidley Austin LLP, New York, New York, has acted as counsel to the underwriters in connection with this offering. Sullivan & Worcester LLP also represents CWH and certain of its affiliates and related parties on various matters, and Skadden, Arps, Slate, Meagher & Flom LLP and Venable LLP also represent us and certain of our affiliates and related parties on various matters. Sullivan & Worcester LLP also represents RMR and certain of its affiliates and related parties on various matters.

EXPERTS

              The consolidated financial statements and schedules of Select Income REIT appearing in our Annual Report (Form 10-K) for the year ended December 31, 2012 and the statement of revenues and certain operating expenses of 45101-45301 Warp Drive appearing in our March Current Report have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

              The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus except to the extent that information in this prospectus modifies or supersedes such incorporated information. We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

  •
  our Annual Report;

  •
  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of our Annual Report from our Proxy Statement for our 2013 Annual Meeting of Shareholders dated February 25, 2013; and

  •
  our Current Reports on Form 8-K dated January 14, 2013, February 4, 2013 and March 25, 2013.

              You may request a copy of any of the filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

Investor Relations
Select Income REIT
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
(617) 219-1410
http://www.sirreit.com

              Our website address and the website addresses of one or more unrelated third parties are included several times in this prospectus as textual references only and the information in any such website is not incorporated by reference into this prospectus.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

              We have filed with the SEC a registration statement under the Securities Act with respect to the resale of our Shares by CWH. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules, as well as the documents incorporated by reference in such registration statement and this prospectus, for further information with respect to our Shares offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement or to any document incorporated by reference therein or herein, you should refer to the exhibit for a copy of the contract or document and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules, as well as the documents incorporated by reference in such registration statement and this prospectus, may be inspected without charge at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

              We are subject to the information reporting requirements of the Exchange Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are or will be available for inspection and copying at the SEC's public reference room and the website of the SEC referred to above.

Select Income REIT

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

              The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc. filing fee. These expenses are payable solely by the selling shareholder.

SEC registration fee	$79,402
Financial Industry Regulatory Authority, Inc. filing fee	87,818
Printing expenses	150,000
Legal fees and expenses	500,000
Accounting fees and expenses	150,000
Transfer agent and registrar fees	5,000
Blue sky fees and expenses	10,000
Miscellaneous	7,780

Total	$990,000

Item 32.    Sales to Special Parties.

              See Item 33.

Item 33.    Recent Sales of Unregistered Equity Securities.

              In connection with our formation and initial capitalization, on December 21, 2011, we issued 1,000 of our common shares of beneficial interest, $.01 par value per share, or Shares, to CommonWealth REIT, or CWH, for an aggregate purchase price of $10. These Shares were issued in reliance on the exemption set forth in Section 4(a)(2) (formerly Section 4(2)) of the Securities Act of 1933, as amended, or the Securities Act.

              On February 16, 2012, CWH contributed 251 properties with a combined total of approximately 21.4 million rentable square feet to us. In return, we issued to CWH an additional 21,999,000 Shares and a $400.0 million demand promissory note. These Shares were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act.

              On September 14, 2012, pursuant to our equity compensation plan adopted in 2012, or our Equity Compensation Plan, we granted an aggregate of 22,592 Shares valued at $24.84 per share, the closing price of our Shares on the New York Stock Exchange, or the NYSE, on that day, to our officers and certain employees of our manager, Reit Management & Research LLC. We made these grants pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

              Also, on September 14, 2012, pursuant to our Equity Compensation Plan, we granted 2,000 Shares valued at $24.84 per share, the closing price of our Shares on the NYSE on that day, to each of our five Trustees as part of our trustee compensation arrangements. We made these grants pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 34.    Indemnification of Directors and Officers.

              The laws relating to Maryland real estate investment trusts, or the Maryland REIT Law, permit a real estate investment trust, or REIT, formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

              Our declaration of trust authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify, without preliminary determination of ultimate entitlement to indemnification (1) any present or former trustee or officer of our company who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (2) any individual who, while a trustee or officer of our company and, at our request, serves or has served as a trustee, director, officer or partner of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. Our bylaws also permit us to indemnify and advance expenses to any person who served any predecessor in the capacities described above and any present or former shareholder, employee or agent of us or any such predecessor. Except with respect to proceedings to enforce rights to indemnification, we are only required to indemnify our Trustees and officers as described in this paragraph in connection with a proceeding initiated by any such person against us if such proceeding was authorized by our Board of Trustees.

              The Maryland REIT Law permits a REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

              Under the MGCL, a Maryland corporation may not indemnify a director for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

              We have also entered into indemnification agreements with our Trustees and our officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

              Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, trustees, officers or persons controlling us pursuant to the foregoing provisions of Maryland law and our declaration of trust and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered.

              We will not receive any consideration for the Shares registered hereunder.

Item 36.    Financial Statements and Exhibits.

              (a)   See the financial statements incorporated by reference herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 and our Current Report on Form 8-K dated March 25, 2013.

              (b)   The following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11.

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Declaration of Trust of the Company. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 2012.)
3.2	Amended and Restated Bylaws of the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2012.)
4.1	Form of Common Share Certificate. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.)
5.1	Opinion of Venable LLP.*
8.1	Opinion of Sullivan & Worcester LLP.*
10.1	Transaction Agreement, dated as of March 12, 2012, between the Company and CommonWealth REIT. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 12, 2012.)
10.2	Promissory Note, dated February 16, 2012, issued to CommonWealth REIT. (Incorporated by reference to Amendment No. 4 to the Company's Registration Statement on Form S-11/A, File No. 333-178720.)
10.3	Credit Agreement, dated as of March 12, 2012, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions initially a signatory thereto. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 2012.)
10.4	First Amendment to Credit Agreement, dated as of July 12, 2012, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto. (Incorporated by reference to the Company's Current Report on Form 8-K dated July 12, 2012.)
10.5	Agreement Regarding Commitment Increases, dated as of February 4, 2013, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto. (Incorporated by reference to the Company's Current Report on Form 8-K dated February 4, 2013.)

Exhibit Number	Description
10.6	Term Loan Agreement, dated as of July 12, 2012, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions initially a signatory thereto. (Incorporated by reference to the Company's Current Report on Form 8-K dated July 12, 2012.)
10.7	Amended and Restated Business Management Agreement, dated as of December 12, 2012, between the Company and Reit Management & Research LLC. (Incorporated by reference to the Company's Current Report on Form 8-K dated December 12, 2012.)
10.8	Property Management Agreement, dated as of March 12, 2012, between the Company and Reit Management & Research LLC. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 2012.)
10.9	First Amendment to Property Management Agreement, dated as of December 12, 2012, between the Company and Reit Management & Research LLC. (Incorporated by reference to the Company's Current Report on Form 8-K dated December 12, 2012.)
10.10	2012 Equity Compensation Plan. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 2012.)
10.11	Form of Indemnification Agreement. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.)
10.12	Summary of Trustee Compensation. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 2012.)
10.13	Amended and Restated Shareholders Agreement, dated May 21, 2012, among Affiliates Insurance Company, Five Star Quality Care, Inc., Hospitality Properties Trust, CommonWealth REIT, Senior Housing Properties Trust, TravelCenters of America LLC, Reit Management & Research LLC, Government Properties Income Trust and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 21, 2012.)
10.14	Form of Restricted Share Agreement. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.)
10.15	Registration Agreement, dated as of March 25, 2013, between the Company and CommonWealth REIT.†
21.1	Subsidiaries of the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2012.)
23.1	Consent of Ernst & Young LLP.†
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1).*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1).*
24.1	Power of Attorney (included on signature page to this registration statement).†

*
To be filed by amendment.

†
Filed herewith.

Item 37.    Undertakings.

              (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (b)   The undersigned registrant hereby undertakes that:

    (1)
    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement, as of the time its was declared effective.

    (2)
    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on March 25, 2013.

SELECT INCOME REIT
By:	/s/ DAVID M. BLACKMAN
Name:	DAVID M. BLACKMAN
Title:	President and Chief Operating Officer

              KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint David M. Blackman and John C. Popeo and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID M. BLACKMAN David M. Blackman	President and Chief Operating Officer	March 25, 2013
/s/ JOHN C. POPEO John C. Popeo	Treasurer and Chief Financial Officer (principal financial officer and principal accounting officer)	March 25, 2013
/s/ DONNA D. FRAICHE Donna D. Fraiche	Independent Trustee	March 25, 2013
/s/ WILLIAM A. LAMKIN William A. Lamkin	Independent Trustee	March 25, 2013
/s/ ADAM D. PORTNOY Adam D. Portnoy	Managing Trustee	March 25, 2013
/s/ BARRY M. PORTNOY Barry M. Portnoy	Managing Trustee	March 25, 2013
/s/ JEFFREY P. SOMERS Jeffrey P. Somers	Independent Trustee	March 25, 2013

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Declaration of Trust of the Company. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 2012.)
3.2	Amended and Restated Bylaws of the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2012.)
4.1	Form of Common Share Certificate. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.)
5.1	Opinion of Venable LLP.*
8.1	Opinion of Sullivan & Worcester LLP.*
10.1	Transaction Agreement, dated as of March 12, 2012, between the Company and CommonWealth REIT. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 12, 2012.)
10.2	Promissory Note, dated February 16, 2012, issued to CommonWealth REIT. (Incorporated by reference to Amendment No. 4 to the Company's Registration Statement on Form S-11/A, File No. 333-178720.)
10.3	Credit Agreement, dated as of March 12, 2012, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions initially a signatory thereto. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 2012.)
10.4	First Amendment to Credit Agreement, dated as of July 12, 2012, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto. (Incorporated by reference to the Company's Current Report on Form 8-K dated July 12, 2012.)
10.5	Agreement Regarding Commitment Increases, dated as of February 4, 2013, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto. (Incorporated by reference to the Company's Current Report on Form 8-K dated February 4, 2013.)
10.6	Term Loan Agreement, dated as of July 12, 2012, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions initially a signatory thereto. (Incorporated by reference to the Company's Current Report on Form 8-K dated July 12, 2012.)
10.7	Amended and Restated Business Management Agreement, dated as of December 12, 2012, between the Company and Reit Management & Research LLC. (Incorporated by reference to the Company's Current Report on Form 8-K dated December 12, 2012.)
10.8	Property Management Agreement, dated as of March 12, 2012, between the Company and Reit Management & Research LLC. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 2012.)
10.9	First Amendment to Property Management Agreement, dated as of December 12, 2012, between the Company and Reit Management & Research LLC. (Incorporated by reference to the Company's Current Report on Form 8-K dated December 12, 2012.)
10.10	2012 Equity Compensation Plan. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 2012.)
10.11	Form of Indemnification Agreement. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.)
10.12	Summary of Trustee Compensation. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 2012.)

Exhibit Number	Description
10.13	Amended and Restated Shareholders Agreement, dated May 21, 2012, among Affiliates Insurance Company, Five Star Quality Care, Inc., Hospitality Properties Trust, CommonWealth REIT, Senior Housing Properties Trust, TravelCenters of America LLC, Reit Management & Research LLC, Government Properties Income Trust and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 21, 2012.)
10.14	Form of Restricted Share Agreement. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.)
10.15	Registration Agreement, dated as of March 25, 2013, between the Company and CommonWealth REIT.†
21.1	Subsidiaries of the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2012.)
23.1	Consent of Ernst & Young LLP.†
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1).*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1).*
24.1	Power of Attorney (included on signature page to this registration statement).†

*
To be filed by amendment.

†
Filed herewith.